Exhibit 4.6

Executive version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE THE REGISTRANT HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Agreement and Plan of Merger

By and Among

Nebius Group N.V.,

Simba Acquisition Corp.,

AlphaAI Technologies, Inc.,

The Company Stockholders Named Herein

and

Shareholder Representative Services LLC

as the Stockholders’ Representative

Dated as of February 9, 2026

Article I THE TRANSACTIONS		2
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Governance Documents	2
1.6	Directors and Officers	2
1.7	Effect on Capital Stock	3
1.8	Treatment of Company Options.	3
1.9	Consent	5
1.10	Closing Statement	5
1.11	Surrender and Payment	6
1.12	Adjustments	9
1.13	Withholding Rights	9
1.14	Purchase Price Adjustment	11
1.15	Payment of Indebtedness and Transaction Expenses.	12
1.16	Escrow Amount; Holdback Recourse Portion.	13
1.17	Earnout	13

Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16
2.1	Organization and Standing	17
2.2	Authorization and Enforceability	17
2.3	Noncontravention	17
2.4	Consents	18
2.5	Subsidiaries	18
2.6	Capitalization	19
2.7	Company Financial Statements and Internal Controls	21
2.8	Liabilities	21
2.9	Absence of Certain Changes	22
2.10	Accounts Receivable; Bank Accounts	24
2.11	Restrictions on Business Activities	25
2.12	Real Property; Leases	25
2.13	Assets; Absence of Liens and Encumbrances	26
2.14	Intellectual Property and Artificial Intelligence	26
2.15	Product Warranties; Services; Support	33
2.16	Company Contracts	34
2.17	Interested Party Transactions	36
2.18	Compliance with Laws	36
2.19	Litigation	36
2.20	Insurance	37
2.21	Books and Records	37
2.22	Brokers and Finders	37
2.23	Employee Benefit Plans	37
2.24	Employment Matters	40
2.25	Tax Matters	45
2.26	Customers; Distributors	50
2.27	Vendors	50
2.28	Company Customer Information; Confidentiality	51
2.29	Governmental Authorization	51
2.30	Corrupt Practices	51

2.31	Data Protection, Privacy Compliance and Security	52
2.32	Representations and Warranties	54

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS		54
3.1	Organization and Good Standing	54
3.2	Authority and Enforceability	54
3.3	Consents	54
3.4	No Conflict	55
3.5	Proceedings	55
3.6	Title	55
3.7	Tax Information	55
3.8	Brokers and Finders	55

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		55
4.1	Organization and Good Standing	55
4.2	Authority and Enforceability	55
4.3	Consents	56
4.4	No Conflict	56
4.5	Proceedings	56
4.6	Buyer Shares	56
4.7	Foreign Ownership	57
4.8	Brokers and Finders	57
		57
Article V COVENANTS		57
5.1	Access to Information	57
5.2	Conduct of Business	57
5.3	Confidentiality	60
5.4	Consents	60
5.5	Reserved.	60
5.6	Alternative Transactions	60
5.7	Publicity	60
5.8	Data Room	60
5.9	Indemnification; Tail Policy	61
5.10	Tax Matters	61
5.11	Termination of Certain Contracts; Notices	66
5.12	Reserved	66
5.13	Certain Employment Matters	66
5.14	R&W Insurance Policy	67
5.15	Section 280G Matters	67
5.16	Company Charter Amendment	67
5.17	Certain Waivers	68
5.18	Business Covenants	68
5.19	No Transfers	70
5.20	Post-Closing Grants	70

Article VI CONDITIONS TO OBLIGATIONS OF BUYER AND MERGER SUB		71
6.1	Representations and Warranties	71
6.2	Covenants	71
6.3	Company Stockholder Approval	71
6.4	IP Assignments	71

6.5	No Injunction	71
6.6	Legal Action	71
6.7	Material Adverse Effect	72
6.8	Closing Certificate	72
6.9	Secretary’s Certificate	72
6.10	Standing	72
6.11	Certification of Non-U.S. Real Property Holding Corporation Status and Seller Status	72
6.12	Escrow Agreement	72
6.13	Paying Agent Agreements	72
6.14	Third-Party Consents	72
6.15	Terminations; Notices	72
6.16	Resignations	73
6.17	Option Cancellation Acknowledgements	73
6.18	Option Conversion Documents	73
6.19	Earnout Participation Notices	73
6.20	Payoff Letters	73

Article VII CONDITIONS TO OBLIGATIONS OF THE COMPANY		73
7.1	Representations and Warranties	73
7.2	Covenants	73
7.3	Approval	73
7.4	No Injunction	73
7.5	R&W Insurance	73

Article VIII TERMINATION		74
8.1	Termination by Mutual Consent	74
8.2	Termination by Either the Company or Buyer	74
8.3	Termination by the Company	74
8.4	Termination by Buyer	74
8.5	Effect of Termination	75

Article IX INDEMNIFICATION		75
9.1	Survival.	75
9.2	Indemnification by Company Stockholders	76
9.3	Indemnification by Company Common Stockholders	76
9.4	Certain Limitations	76
9.5	Procedures.	78
9.6	Adjustment to Consideration	79

Article X MISCELLANEOUS		79
10.1	Further Assurances	79
10.2	Notices	81
10.3	Entire Agreement	81
10.4	Specific Performance	81
10.5	Expenses	81
10.6	Amendments	81
10.7	Assignments; No Third Party Rights	82
10.8	Waiver	82
10.9	Severability	82
10.10	Governing Law; Jurisdiction; Venue; No Trial by Jury	82

2
10.11	Time of Essence	83
10.12	Construction	83
10.13	Incorporation by Reference	83
10.14	Headings	83
10.15	Counterparts	83
10.16	Stockholders’ Representative	83
10.17	Interpretation	86

EXHIBIT INDEX

Exhibits

Exhibit A	Definitions

Exhibit B-1	Forms of Option Conversion Notice & Grant Agreement (US)

Exhibit B-2	Forms of Option Conversion Notice & Grant Agreement (IL)

Exhibit C	Form of Option Cancellation Acknowledgement

Exhibit D	Form of Declaration of Status for Israeli Income Tax Purposes

Exhibit E	Form of Tax Declaration of Non-Israeli Holder of Vested Company Options

Exhibit F	Form of Escrow Agreement

Exhibit G	Form of Letter of Transmittal

Exhibit H	Form of Company Charter Amendment

Exhibit I	Form of Paying Agent Agreement

Exhibit J	Form of Israeli Sub Paying Agent Agreement

Exhibit K	Form of Earnout Participation Notice

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 9, 2026 (the “Agreement Date”), by and among Nebius Group N.V., a public limited company organized under the laws of The Netherlands (“Buyer”), Simba Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), AlphaAI Technologies, Inc., a Delaware corporation (the “Company”), each of the parties executing a signature page hereto under the header “Company Stockholders,” (the “Company Stockholders”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholders’ representative in connection with the transactions contemplated by this Agreement (the “Stockholders’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders collectively own all of the issued and outstanding shares of Company Capital Stock free and clear of any Liens;

WHEREAS, Buyer, Merger Sub and the Company intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company, with the Company to be the surviving corporation of the Merger, in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (ii) adopted and approved this Agreement, the Merger, and the other Transactions and (iii) recommended that the Company Stockholders adopt and approve this Agreement, the Merger, and the other Transactions (collectively, the “Company Board Approval”);

WHEREAS, the Company Stockholders, pursuant to Section 1.9 hereof, have unanimously adopted and approved this Agreement, the Merger, and the other Transactions;

WHEREAS, the respective boards of directors (or equivalent governing body) of Buyer and Merger Sub, as applicable, have each (i) determined that this Agreement, the Merger, and the other Transactions would be in the best interests of Buyer’s shareholders and Merger Sub, and (ii) approved and declared advisable this Agreement, the Merger and the other Transactions;

WHEREAS, concurrently with the execution of this Agreement, as a condition and a material inducement to Buyer’s execution and delivery of this Agreement, each of the Founder and [*] has entered into a Restrictive Covenant Agreement with Buyer, pursuant to which each of the Founder and [*] has agreed, among other things, to certain restrictive covenants and confidentiality agreements, to be effective at the Closing; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and a material inducement to Buyer’s execution and delivery of this Agreement, each holder of Company Common Stock as of the date hereof has entered into a holdback payment agreement (each, a “Holdback Payment Agreement”) and an earnout payment agreement (each, an “Earnout Payment Agreement”) with Buyer, pursuant to which such Company Common Stockholders have agreed, among other things, to certain provisions applicable to the payments to be received pursuant to this Agreement, to be effective at the Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements, and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I

THE TRANSACTIONS

1.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and, following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Buyer. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time remotely via the exchange of documentation and signatures in PDF format or by facsimile on the date that is no later than [*] Business Days after the conditions to Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at such time), unless Buyer and the Company mutually agree upon another date and time. The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.3Effective Time. Subject to the terms and conditions set forth in this Agreement, as part of the Closing and in connection with the Merger, the Company, Merger Sub and Buyer shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with applicable provisions of the DGCL and shall make all other filings or recordings as required under the DGCL. The Merger shall become effective at the time that the filing of the Certificate of Merger is accepted by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.4Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at and after the Effective Time, all the property, rights, privileges, franchises, licenses, powers and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5Governance Documents. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, and (b) the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, in each case, until thereafter amended in accordance with applicable Law and the terms of the certificate of incorporation and bylaws of the Surviving Corporation.

1.6Directors and Officers. At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.7Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, or the holders of the following securities:

(a)Preferred Stock.  Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any shares to be cancelled and retired in accordance with Section 1.7(c)) shall be converted, without any action on the part of the holder thereof, into the right to receive (i) from Buyer (without interest and subject to and in accordance with the terms of this Agreement) an amount in cash equal to the Preferred Per Share Amount, subject to the disbursement of the Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement, the disbursement of the Preferred Stockholders’ portion of the Expense Fund and to adjustment pursuant to the terms of this Agreement and (ii) from the Company an amount in cash equal to Distributable Cash divided by the total number of Preferred Outstanding Shares;

(b)Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares to be cancelled and retired in accordance with Section 1.7(c)) shall be converted, without any action on the part of the holder thereof, into the right to receive from Buyer (without interest, and subject to and in accordance with the terms of this Agreement) (i) an amount in cash at Closing equal to the Common Closing Per Share Amount, subject to the disbursement of the Company Common Stockholders’ portion of the Expense Fund and to adjustment pursuant to the terms of this Agreement, plus (ii) a pro rata entitlement to the Holdback Amount (if any) upon the terms and subject to the conditions set forth in this Agreement and the Holdback Payment Agreement, plus (iii) a pro rata entitlement to the Earnout Amount, in (if any) calculated and payable in accordance with Section 1.8, subject to adjustment pursuant to the terms of this Agreement;

(c)Certain Company Capital Stock. Each share of Company Capital Stock that is owned by Buyer, Merger Sub, or the Company (as treasury stock or otherwise) or any of their Affiliates shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(d)Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid and nonassessable share of the common stock of the Surviving Corporation, and thereupon each certificate evidencing ownership of shares of common stock of Merger Sub shall thereafter be deemed for all purposes to represent ownership of an equivalent number of shares of common stock of the Surviving Corporation.

1.8Treatment of Company Options.

(a)Assumed U.S. Options.  At the Effective Time and subject to the execution of an Option Conversion Notice and a Grant Agreement in substantially the forms attached hereto as Exhibit B-1 (the “Option Conversion Documents (US)”) by the applicable Company Optionholder, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company or the Company Optionholders, each Assumed Company Option outstanding immediately prior to the Effective Time that is not a Section 102 Option shall cease to represent an option to purchase shares of Company Common Stock and shall be converted, without any further action on the part of the holder thereof, into an option (a “U.S. Substitute Award”) under the Buyer Incentive Plan (including the Israeli sub-plan thereof) to purchase a number of Buyer Shares equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Assumed Company Option immediately prior to the Effective Time multiplied by (B) the Option Exchange Ratio, at an exercise price per Buyer Share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Assumed Company Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided, however, that the conversion of the Assumed Company Options as provided in this Section 1.8(a) shall in any event be done in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any such Assumed Company Option to which Section 422 of the Code applies, the conversion of such option shall be done in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Each such U.S. Substitute Award will have, and be subject to, the same vesting, post-termination exercise period and term as set forth in the Company Option Plan and the agreements evidencing the grant of the Assumed Company Option which was converted into such U.S. Substitute Award, as of immediately prior to the Effective Time, except as modified by the transactions contemplated by this Agreement.

(b)Assumed 102 Options.  At the Effective Time and subject to, the execution of an Option Conversion Notice (IL) and a Grant Agreement (IL) in substantially the forms attached hereto as Exhibit B-2 (the “Option Conversion Documents (IL)”) by the applicable Company Optionholder, and subject to the provisions of the 102 Tax Ruling and the 102 Interim Ruling, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company or the Company Optionholders.

(i)Each Assumed Company Option, that is a Section 102 Option, outstanding immediately prior to the Effective Time shall be immediately terminated and converted into a right to receive an award of options granted by Buyer under the capital gains route of Section 102 of the Ordinance, in exchange for such Assumed Company Option (a “102 Substitute Award”) by Buyer on the terms of this Section 1.8(b), to be delivered under the Buyer Incentive Plan (including the Israeli sub-plan thereof). Buyer shall deliver such 102 Substitute Award with the same specific Tax route that such Assumed Company Option was granted by the Company as promptly as practicable following Closing.

(ii)Each such 102 Substitute Award shall be an option to purchase a number of Buyer Shares equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock for which the Assumed Company Option, which was converted into such 102 Substitute Award, was outstanding (whether vested or unvested) prior to the Effective Time, multiplied by (B) the Option Exchange Ratio, at an exercise price per Buyer Share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Assumed Company Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio. Each such 102 Substitute Award will have, and be subject to, the same vesting, post-termination exercise period, and term as set forth in the Company Option Plan and the agreements evidencing the grant of the Assumed Company Option which was converted into such 102 Substitute Award, as of immediately prior to the Effective Time, except as modified by the transactions contemplated by this Agreement. The 102 Substitute Awards shall be issued no later than [*] Business Days after the Closing.

(c)Following the conversion of the Assumed Company Options pursuant to Sections 1.8(a) and 1.8(b), the Company Optionholders shall not have any further rights to receive shares of Company Common Stock in respect of such Assumed Company Options.

(d)Cash-out Options. At the Effective Time, each Cash-out Option outstanding immediately prior to the Effective Time shall be cancelled pursuant to the applicable Option Cancellation Acknowledgement in substantially the form attached here to as Exhibit C (each, an “Option Cancellation Acknowledgment”) and shall cease to represent an option to purchase shares of Company Common Stock and, subject to the provisions of the 102 Tax Ruling and the 102 Interim Ruling (to the extent applicable), shall be converted, without any action on the part of the holder thereof, into the right to receive from Buyer (without interest and subject to and in accordance with the terms of this Agreement and the provisions of the 102 Tax Ruling and the 102 Interim Ruling (to the extent applicable)) an amount in cash, less applicable withholding under Section 1.13, as set forth in the applicable Option Cancellation Acknowledgement (the sum of all such amounts, the “Closing Option Payment Amount”). Following the cancellation of the Cash-out Options, the Company Optionholders holding Cash-out Options shall not have any further rights to receive shares of Company Common Stock in respect of such Cash-out Options.

(e)Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.8, including, but not limited to, any actions as may be required under the Company Option Plan and all Company Option agreements. On or prior to the Closing, the Company shall use commercially reasonable best efforts to deliver an Optionholder Acknowledgement to the Paying Agent and Buyer duly executed and completed by each Person holding a Company Option.  As soon as practicable following the Closing, subject to completion of applicable tax filings and customary onboarding procedures, Buyer shall issue to each holder of an Assumed Company Option a document evidencing the assumption of such Assumed Company Option.

1.9Consent. Each of the Company Stockholders, in their respective capacities as equityholders of the Company, hereby ratifies, authorizes, adopts, and approves this Agreement, the Merger and the consummation of the other transactions contemplated hereby (the “Company Stockholder Approval”).  Each of the Company Stockholders hereby waives any dissenters’ rights, appraisal rights, or similar rights (if any) it may have in connection with the transactions contemplated hereby.

1.10Closing Statement.

(a)At least [*] Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, together with reasonable support and backup documentation (the “Closing Statement”), certifying as to the accuracy and completeness, in each case as of the Closing, of:

(i)an estimated unaudited consolidated balance sheet (the “Estimated Closing Date Balance Sheet”) of the Company and the Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date, which Estimated Closing Date Balance Sheet shall set forth the Company’s good faith calculation of the Closing Purchase Price and the components thereof, including (1) Estimated Closing Indebtedness, (2) Estimated Transaction Expenses, (3) Estimated Net Cash, (4) Estimated Net Cash Shortfall Amount (if any), (5) Estimated Net Cash Excess Amount (if any), and (6) Estimated Closing Net Working Capital;

(ii)a description of each item of unpaid Transaction Expenses, the Person entitled to payment of each such item of Transaction Expenses, the amount of each such payment, and wire instructions with respect to each item of unpaid Transaction Expenses (the “Transaction Expenses Schedule”);

(iii)a description of each item of outstanding Indebtedness, the Person entitled to payment for each such item of Indebtedness, the amount of each such payment, and wire instructions with respect to each item of unpaid Indebtedness (the “Closing Indebtedness Schedule”);

(iv)(1) the identity and email address of each Company Stockholder immediately prior to the Effective Time and (2) the number, class, and series of shares of Company Capital Stock held by each such Company Stockholder immediately prior to the Effective Time;

(v)(1) the identity and email address of each Company Optionholder immediately prior to the Effective Time and (2) the number, class, and series of shares of Company Capital Stock subject to the Company Option held by each such Company Optionholder immediately prior to the Effective Time;

(vi)the Closing Merger Consideration that each Company Securityholder is eligible to receive in respect of the Company Securities held by each such Company Securityholder pursuant to the terms of this Agreement; and

(vii)each Company Stockholder’s Pro Rata Portion, Pro Rata Common Portion, and Pro Rata Preferred Portion, in each case if applicable.

(b)The information contained in the Closing Statement and the Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet and the sample calculation set forth on Schedule 1.10(b), in each case provided such principles, practices and policies are in accordance with GAAP (the “Applicable Accounting Principles”), and the calculations and allocations relating to the Merger Consideration contained in the Closing Statement shall be prepared in a manner consistent with the Company Charter Amendment. The amount of Closing Merger Consideration, if any, that each Company Securityholder is entitled to receive in respect of a Company Security shall be rounded to the nearest cent.  The Company agrees that, subject to Section 1.10(c), Buyer may conclusively and absolutely rely, without inquiry, upon the information contained in the Closing Statement for purposes of payment of the Merger Consideration pursuant to this Article I.

(c)After the delivery of the Closing Statement, the Company shall make its Representatives reasonably available to Buyer during normal business hours to discuss the Closing Statement and related supporting documentation described above.  In the event Buyer notifies the Company prior to the Closing that it disputes any amount set forth in the Closing Statement, the Company shall correct any manifest computational error in the Closing Statement and shall cooperate with Buyer in good faith to resolve any such dispute as promptly as practicable prior to the Closing. No failure by Buyer to dispute any portion of the Closing Statement prior to the Closing shall be considered agreement with the relevant amount set forth therein for purposes of preparing the Final Closing Statement or any component thereof.

1.11Surrender and Payment.

(a)Paying Agent. Prior to the Effective Time, Buyer shall appoint the Paying Agent and the Israeli Sub Paying Agent to act as the paying agent in the Merger.

(b)Closing Merger Consideration; Escrow Amount; Holdback Amount.

(i)At the Effective Time, Buyer shall deliver, or cause to be delivered, to the Paying Agent by wire transfer of immediately available funds, an amount sufficient to permit the payment of the Closing Merger Consideration (provided, that Closing Merger Consideration to be paid with respect to: (A) the holders of Section 3(i) Options and the Company Stockholders listed on  Schedule 1.11(b)(i)(A), (B) the Company Stockholders listed on Schedule 1.11(b)(i)(B) who do not provide a “Declaration of Status for Israeli Income Tax Purposes” in the form attached as Exhibit D, (C) any holder of Company Options (excluding holders of Section 3(i) Options) who has not provided the Buyer with a validly executed Tax Declaration of Non-Israeli Holder of Company Options in substantially the form attached as Exhibit E not later than [*] Business Days before the date of the first payment to such holder of Company Options under this Agreement, and (D) any other payee under this Agreement not included under clauses (A), (B) and (C) above, as determined by the Buyer in its sole discretion (each person referenced in clauses (A), (B), (C) and (D) above, an “Israeli Related Payee” and each Company Stockholder that is not an Israeli Related Payee, a “Regular Company Stockholder”), shall be paid from the Paying Agent to the Israeli Sub Paying Agent for purposes of further distribution; and, provided, further, that Closing Merger Consideration to be paid with respect to any, if any, Section 102 Shares shall be paid to the Section 102 Trustee by the Israeli Sub Paying Agent in accordance with, and subject to, Section 1.13) for the benefit, from and after the Effective Time, of the Company Securityholders, as applicable, as of immediately prior to the Effective Time, less the Escrow Amount (in respect of the Company Preferred Stock) and less the Holdback Amount (in respect of the Company Common Stock) and less the Distributable Cash amount, which shall instead be distributed by the Company to the Company Preferred Stockholders.

(ii)At the Effective Time, Buyer shall deliver, or cause to be delivered, to the Paying Agent for further transfer, subject to Section 1.12, to the Escrow Agent by wire transfer of immediately available funds, the Escrow Amount on behalf of the Company Preferred Stockholders, and each Company Preferred Stockholder shall be deemed to have contributed his, her or its Pro Rata Preferred Portion of the Escrow Amount. The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit F (the “Escrow Agreement”) and shall be released in accordance with the terms hereof and thereof.

(iii)At the Effective Time, Buyer shall retain the Holdback Amount, and each Company Common Stockholder shall be deemed to have contributed his, her or its Pro Rata Common Portion of the Holdback Amount.  The right of each Company Common Stockholder to receive the Holdback Amount shall be subject to the terms and conditions of this Agreement and the Holdback Payment Agreements.

(iv)At the Effective Time, subject to, and in accordance with, the provisions of the 102 Tax Ruling and the 102 Interim Ruling, Buyer shall pay, or cause to be paid, to the Paying Agent by wire transfer of immediately available funds, an amount sufficient to permit the payment of the Closing Option Payment Amount for the benefit, from and after the Effective Time, of the holders of Section 3(i) Options immediately prior to the Effective Time less, if applicable, amounts withheld pursuant to Section 1.13.  The Paying Agent shall, as soon as practicable after the Effective Time, transfer to the 102 Trustee the portion of the Closing Option Payment Amount required to be held and distributed through the 102 Trustee, and the 102 Trustee shall distribute such amounts to each holder of Section 3(i) Options that has delivered an Option Cancellation Acknowledgement, subject to withholding pursuant to Section 1.13 below, if applicable.

(c)Cancellation of Stock Certificates. At the Effective Time, each Company Stock Certificate shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to represent any equity interest in the Company, and shall thereafter represent only the right to receive the Merger Consideration in accordance with this Agreement (the “Stock Certificate Cancellation”).

(d)Exchange Procedures.

(i)As soon as reasonably practicable after the Agreement Date, the Paying Agent or the Israeli Sub Paying Agent, as applicable, shall mail or otherwise deliver to each holder of Company Capital Stock (A) a letter of transmittal substantially in the form attached hereto as Exhibit G (the “Letter of Transmittal”), which Letter of Transmittal shall specify as to the procedures for cancelling certificates, (B) instructions for use to obtain payment for the applicable portion of the Merger Consideration pursuant to Section 1.7, and (C) any other customary documents as may reasonably be required pursuant to such instructions.

(ii)The Paying Agent, for Regular Company Stockholders or the Israeli Sub Paying Agent, for Israeli Related Payees, shall, no later than the later of the Closing Date or [*] Business Days after receipt of (A) a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and (B) any other customary documents that the Paying Agent may reasonably require in connection therewith, subject to this Section 1.11 and Section 1.13, pay to such Company Stockholder, with respect to the Company Capital Stock so cancelled, the applicable portion of the Closing Merger Consideration in accordance with Section 1.7 (provided that Closing Merger Consideration to be paid with respect to any Section 102 Shares shall be paid to the Section 102 Trustee in accordance with, and subject to, Section 1.13) less either (x) the Pro Rata Preferred Portion of the Escrow Amount or (y) the Pro Rata Common Portion of the Holdback Recourse Portion, as applicable, less the pro rata portion of the Expense Fund and less (for the avoidance of doubt) the pro rata portion of the Distributable Cash.

(iii)No interest shall be paid or shall accrue on any Merger Consideration payable upon cancellation of any Company Capital Stock.

(e)Unclaimed Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the Company Stockholders [*] months after the Effective Time and held by the Paying Agent or by the Israeli Sub Paying Agent, as applicable, shall be returned by the Paying Agent or by the Israeli Sub Paying Agent, subject to Section 1.13, to Buyer, upon demand, and any such Company Stockholder who has not complied with this Section 1.11 prior to that time shall thereafter look only to Buyer for payment of the applicable Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Amount shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding the foregoing, Buyer shall not be liable to any holder of a Company Stock Certificate for any amount paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws.  Any amounts remaining unclaimed by Company Stockholders as of immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, (i) become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto and (ii) be treated as an adjustment to the Merger Consideration.

(f)No Further Ownership Rights in Company Capital Shares. The applicable portion of the Merger Consideration payable upon the surrender for exchange of Company Capital Stock in accordance with the terms hereof shall, when paid in accordance with the terms of this Agreement, be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by Company Stock Certificates, subject to the right to receive distributions of the Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement. As of the Effective Time, there shall be no further registration of transfer of Company Capital Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

1.12Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

1.13Withholding Rights.

(a)Each of the Paying Agent, the Israeli Sub Paying Agent, Buyer, Merger Sub, the Surviving Corporation, the Section 102 Trustee, and their respective authorized affiliates (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law, including U.S. federal, state, local or foreign Tax law, including the Ordinance. If a Payor believes that it is required to deduct and withhold from the payment of any amounts payable under applicable U.S. federal, state or local Law (other than amounts properly treated as compensation under applicable U.S. federal, state or local Law and for the avoidance of doubt other than any Israeli Tax Law), the Payor shall use commercially reasonably efforts to provide at least [*] Business Days of notice to the relevant Person prior to any withholding and shall use commercially reasonable efforts to minimize or eliminate the amount of such deduction or withholding. To the extent that amounts are properly deducted and withheld by the Payor and timely paid over to the appropriate Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Payor made such deduction and withholding. Notwithstanding the foregoing, absent a change in applicable U.S. federal, state or local Law prior to the Closing Date, the parties hereto acknowledge that no withholding for U.S. federal income Taxes is expected to be required in respect of any payment of Closing Merger Consideration made pursuant to this Agreement (other than payments of amounts properly treated as compensation under applicable Law) to the extent (i) the Company has provided a validly completed and executed certificate and notice described in Section 6.11 and (ii) the applicable payee has provided the applicable IRS Form W-9 or the appropriate version of IRS Form W-8 (or a successor form or such other form as may be required to establish a complete exemption from withholding under applicable Law on the Closing Date), in each case, validly completed and executed by such payee and certifying an exemption from backup withholding.

(b)Notwithstanding the provisions of Section 1.13(a), with respect to Israeli Tax, the consideration payable to each of the Israeli Related Payees (excluding holders of Section 102 Securities and Section 3(i) Options) shall be paid to and retained by the Israeli Sub Paying Agent, prior to or on the Closing Date, in compliance with the undertaking provided by the Israeli Sub Paying Agent under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation That Includes Consideration That Will Be Transferred to the Seller at Future Dates), for the benefit of the Israeli Related Payees and held by the Israeli Sub Paying Agent for a period of up to [*] days from Closing or such earlier date required in writing by an Israeli Related Payee (and with respect to other consideration payable or otherwise deliverable under this Agreement following the Closing Date, for a period of [*] days following such payment or delivery date) (the “Withholding Drop Date”) during which time the Payors shall not withhold any Israeli Tax on such consideration, except as provided below, and during which time each Israeli Related Payee may apply for a certification or ruling issued by the ITA, in form and substance acceptable to the Buyer, in its sole discretion (the “Qualified Withholding Certificate”), (provided, that the Buyer shall have an opportunity to review, comment on and approve any application to the ITA before it is submitted by or with respect to (a) [*]; (b) any Israeli Related Payees whose Company Capital Stock (in whole or in part) originate from the conversion of convertible securities, convertible loans, convertible instruments, SAFEs and like instruments; (c) any Person that is, or has ever been, subject to any holdback or reverse vesting mechanism or an employee of the Company or any its Subsidiaries; (d) any Person whose Company Capital Stock is held by a trustee or nominee; or (e) any Person with respect to which consideration is paid pursuant to this Agreement to a trustee or nominee (each, a “Specified Holder”)), (x) exempting Buyer or Payor from the duty to withhold Israeli Taxes with respect to such Israeli Related Payee or (y) determining the applicable rate of Israeli Tax to be withheld from such Israeli Related Payee. If an Israeli Related Payee obtains a Qualified Withholding Certificate, the Israeli Sub Paying Agent shall withhold from the consideration due to such Israeli Related Payee in accordance with the Qualified Withholding Certificate and shall deliver to such Israeli Related Payee the balance of the consideration due to such Israeli Related Payee that is not so withheld. For the avoidance of doubt, with respect to any cash payment made to any person for its Company Capital Stock, a valid and applicable standard certificate issued by the ITA under the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets) 1977, shall be deemed a “Qualified Withholding Certificate”, provided, however, that any such certificate shall not constitute an “Qualified Withholding Certificate” with respect to any Specified Holder, unless specifically approved in writing by the Buyer, at its reasonable discretion. If any Israeli Related Payee (A) does not provide the Israeli Sub Paying Agent with a Qualified Withholding Certificate, in form and substance acceptable to the Buyer, in its reasonable discretion, no later than [*] Business Days before the Withholding Drop Date, or (B) submits a written request with the Israeli Sub Paying Agent to release his or her portion of the consideration prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate in form and substance acceptable to Buyer in its reasonable discretion, no later than [*] Business Days before such time, then the amount in cash to be withheld from such Israeli Related Payee’s portion of the consideration shall be calculated according to the applicable withholding rate as determined by Buyer and calculated in NIS based on a US$:NIS conversion rate known on the date the payment is actually made to such recipient, which amount shall be timely delivered to the ITA by the Israeli Sub Paying Agent, and the Israeli Sub Paying Agent shall deliver to such Israeli Related Payee the balance of the consideration due to such Israeli Related Payee that is not so withheld.

(c)Notwithstanding anything to the contrary herein, any payments made to holders of Section 102 Securities and Section 3(i) Options will be subject to deduction or withholding of Israeli Tax under the Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless with respect to holders of Section 102 Securities and Section 3(i) Options, the 102 Tax Ruling or the 102 Interim Ruling shall have been obtained before the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, and in such case, the Payor shall act in accordance with the 102 Tax Ruling or 102 Interim Ruling.

(d)For the avoidance of doubt, without derogating from Section 1.17(d)(i) and subject to Section 1.13(b) of this Agreement, with respect to any Buyer Shares payable or otherwise deliverable by the Payor to any Israeli Related Payee (or to any other Person for the benefit of such Israeli Related Payee) the Payor will be entitled to retain, sell or otherwise dispose of such Buyer Shares, in part or in whole, in order to satisfy all such amounts that are required to be deducted or withheld from such Buyer Shares in accordance with this Section 1.13 (the “Stock Withholding Amount”), or, alternatively, subject to Israeli Related Payee’s written consent, request that the Israeli Related Payee to provide it with a cash amount equal to the Stock Withholding Amount. In cases where the Payor retains, sells or otherwise disposes of Buyer Shares, in part or in whole, such Buyer Shares retained, sold or otherwise disposed of by the Payor under this Section 1.13 will be treated for all purposes of this Agreement as having been delivered and paid to such Israeli Related Payee.

(e)Notwithstanding anything to the contrary contained in this Agreement but subject to Section 1.13(a) and Section 1.13(b), with respect to any payment to a holder of Company Options who is not an Israeli resident for Israeli tax purposes and who did not receive such Company Options in consideration for services provided to the Israeli Subsidiary, payment shall be made without Israeli Tax withholding, provided that the applicable non-Israeli resident holder of Company Options has provided the Payor with a validly executed Tax Declaration of Non-Israeli Holder of Company Options in the form attached as Exhibit E regarding their non-Israeli residence and confirmation that the Company Options were granted in consideration for work or services performed entirely outside of Israel and not to the Israeli Subsidiary, not later than [*] Business Days before the date of the first payment to such holder of Company Options under this Agreement. If such declaration is not provided [*] Business Days prior to the applicable payment date, then such holder of Company Options shall be deemed an “Israel Related Payee” and such payment shall be subject to Tax withholding in accordance with Section 1.13(b) above.

1.14Purchase Price Adjustment.

(a)Final Closing Statement. As soon as practicable, but in any event no later than [*] days after the Closing Date, Buyer shall deliver to the Stockholders’ Representative a statement, together with reasonable support and backup documentation (the “Final Closing Statement”), setting forth the Buyer’s good faith calculation of the Final Purchase Price and the components thereof, including (i) Closing Indebtedness, (ii) Closing Transaction Expenses, (iii) Closing Net Cash and any resulting Net Cash Shortfall Amount or Net Cash Excess Amount (in each case, if any), and (iv) the Closing Net Working Capital. The Final Closing Statement shall be prepared in accordance with the Applicable Accounting

Principles. For purposes of complying with the terms of this Section 1.14, after the delivery of the Final Closing Statement, Buyer shall make its Representatives reasonably available to the Stockholders’ Representative to discuss the Final Closing Statement and related supporting documentation described above during normal business hours.

(b)Final Closing Statement Review. If the Stockholders’ Representative disagrees with Buyer’s calculation of any item in the Final Closing Statement delivered pursuant to Section 1.14(a), the Stockholders’ Representative may, within [*] days after delivery thereof, deliver a notice to Buyer setting forth its disagreement with such calculation together with the Stockholders’ Representative’s calculations in reasonable detail and its grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which the Stockholders’ Representative disagrees, and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 1.14(a). If a notice of disagreement shall be duly delivered pursuant to this Section 1.14(b), Buyer and the Stockholders’ Representative shall, during the [*] days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the notice of disagreement. If no notice of disagreement shall be delivered during the [*] days following the delivery of the Final Closing Statement, the Final Closing Statement delivered by Buyer shall be final and binding on the parties.

(c)Final Closing Statement Dispute Resolution. If Buyer and the Stockholders’ Representative are unable to reach agreement during such period, then such disputes shall be referred to a “Big 4” accounting firm for resolution or, if no such firm is independent from each of Buyer and the Stockholders’ Representative, a firm of independent accountants of internationally recognized standing reasonably satisfactory to Buyer and the Stockholders’ Representative (the “Accountant”) for resolution. In resolving such dispute, the Accountant shall consider only those items or amounts in the Final Closing Statement as to which the Stockholders’ Representative has disagreed in the notice delivered to Buyer pursuant to Section 1.14(b) and the Accountant’s resolution as to each amount in dispute will be an amount no less than the lesser of the amounts claimed by either Buyer or the Stockholders’ Representative, and no greater than the greater of the amounts claimed by either Buyer or the Stockholders’ Representative. The Accountant shall be instructed by Buyer and the Stockholders’ Representative to use its reasonable best efforts to deliver to Buyer and the Stockholders’ Representative, as promptly as practicable, in any event no more than [*] days after referral, a report setting forth its determination of such dispute.  Such report shall be final and binding upon the parties, absent manifest computational error.  The Stockholders’ Representative and Buyer shall, and shall cause their respective Representatives to, cooperate, and assist in such review conducted by the Accountant, including making available books, records (in their possession or under their control), and personnel.  The fees and expenses of the Accountant shall be paid by the Stockholders’ Representative on behalf of the Company Stockholders, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholders’ Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Stockholders’ Representative and Buyer. For example, if the Stockholders’ Representative disputes the calculation of the Final Closing Statement by an amount of $[*], but the Accountant determines that the Stockholders’ Representative has a valid claim for only $[*], the Stockholders’ Representative shall bear [*]% of the fees and expenses of the Accountant and Buyer shall bear the other [*]% of such fees and expenses.

(d)Post-Closing Adjustments.

(i)If the Closing Purchase Price is greater than the Final Purchase Price (such difference, the “Post-Closing Adjustment Shortfall Amount”), then (A) Buyer and the Stockholders’ Representative shall, within [*] Business Days of the determination of the Final Purchase Price in accordance with this Section 1.14, jointly instruct the Escrow Agent to pay the portion of the Post-Closing

Adjustment Shortfall Amount attributable to the Company Preferred Stock to the Paying Agent for further payment, subject to Section 1.13, to Buyer out of the Escrow Amount by wire transfer in immediately available funds, and (B) Buyer shall set-off and recoup against the Adjustment Holdback Amount the portion of the Post-Closing Adjustment Shortfall Amount attributable to the Company Common Stock in accordance with the terms of the Holdback Payment Agreements. Buyer and the Company Stockholders agree that the Adjustment Recourse Amount shall not be the sole source of Buyer’s right to the Post-Closing Adjustment Shortfall Amount, and that if the Adjustment Recourse Amount is insufficient to cover the Post-Closing Adjustment Shortfall Amount, the Company Common Stockholders shall be jointly and severally liable for their respective Pro Rata Common Portion of any shortfall after application of the foregoing.

(ii)If the Final Purchase Price is greater than the Closing Purchase Price (such excess amount, the “Post-Closing Adjustment Excess Amount”), then the Company Stockholders shall be entitled to receive such excess amount, and Buyer shall, within [*] days of the determination of the Final Purchase Price in accordance with this Section 1.14, pay to the Paying Agent an aggregate amount in cash equal to the Post-Closing Adjustment Excess Amount (for further distribution to the Company Stockholders (or, (i) with respect to the Israeli Related Payees (other than payments payable due to Section 102 Shares), the Israeli Sub Paying Agent for further distribution to the Israeli Related Payees or (ii) with respect to payments payable due to Section 102 Shares, the Section 102 Trustee) in accordance with their Pro Rata Portions) as Merger Consideration in accordance with Sections 1.7 and 1.11.

(e)Payment of Post-Closing Adjustment.  Any payment required pursuant to Section 1.14(d) shall be made as soon as practicable, and in any case within [*] days, after the Escrow Agent, Paying Agent, party or parties required to make such payment receives payment instructions from the other party or parties.

1.15Payment of Indebtedness and Transaction Expenses.

(a)Payment of Indebtedness.  Notwithstanding anything contained to the contrary in this Agreement, at or prior to the Closing, Buyer (on behalf of the Company) shall pay (or shall cause to be paid) to the holders of the outstanding third-party Indebtedness of the Company (if any) by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of third-party Indebtedness (if any) as set forth on the Closing Indebtedness Schedule.

(b)Payment of Transaction Expenses.  Notwithstanding anything contained to the contrary in this Agreement, at or prior to the Closing, Buyer (on behalf of the Company) shall pay (or shall cause to be paid) by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Transaction Expenses Schedule.

1.16Escrow Amount; Holdback Recourse Portion.

(a)Escrow Amount.  The parties hereto acknowledge and agree that the Escrow Agent shall hold the Escrow Amount in trust, and that (i) the Adjustment Escrow Amount shall be available to satisfy the obligation of the Company Preferred Stockholders to pay any Post-Closing Adjustment Shortfall Amount pursuant to and in accordance with Section 1.14, and (ii) the Indemnity Escrow Amount shall be available to satisfy the indemnification obligations of the Company Preferred Stockholders pursuant to and in accordance with the provisions of Article IX. Promptly after the final determination of any purchase price adjustment in accordance with Section 1.14, Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent to pay to the Paying Agent (for further distribution to the Company Preferred Stockholders in accordance with their Pro Rata Preferred Portions) or, with respect to the Israeli Related

Payees who are Company Preferred Stockholders, the Israeli Sub Paying Agent (for further distribution to such Israeli Related Payees in accordance with their Pro Rata Preferred Portions) the remaining amount of the Adjustment Escrow Amount as Merger Consideration, in each case, subject to Section 1.13. Promptly after the Release Date, Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent to pay to the Paying Agent (for further distribution to the Company Preferred Stockholders in accordance with their Pro Rata Preferred Portions) or, with respect to the Israeli Related Payees who are Company Preferred Stockholders, the Israeli Sub Paying Agent (for further distribution to such Israeli Related Payees in accordance with their Pro Rata Preferred Portions) the remaining amount of the Indemnity Escrow Amount as Merger Consideration, in each case, subject to Section 1.13.

(b)Holdback Recourse Portion.  The right of each Company Common Stockholder to receive the Holdback Amount shall be subject to the terms and conditions of this Agreement and the Holdback Payment Agreements. The parties hereto acknowledge and agree that Buyer shall hold, pay, and/or set-off and recoup against the Holdback Recourse Portion in accordance with the terms of this Agreement.  The Holdback Recourse Portion shall be available, such that (i) the Adjustment Holdback Amount shall be available to satisfy the obligation of the Company Common Stockholders to pay any Post-Closing Adjustment Shortfall Amount pursuant to and in accordance with Section 1.14, and (ii) the Indemnity Holdback Amount shall be available to satisfy the indemnification obligations of the Company Common Stockholders pursuant to and in accordance with the provisions of Article IX.

1.17Earnout. In addition to the other payments contemplated by this Agreement, each Person listed on Schedule 1.17 (each, an “Earnout Participant”) may be eligible to receive their respective Pro Rata Earnout Portion of the Earnout Amount (if any) in accordance with and subject to the terms and conditions of this Section 1.17 and subject to Section 1.13:

(a)Earnout Statements.

(i)No later than [*] days following the First Measurement Period, Buyer shall deliver to the Stockholders’ Representative a statement, together with reasonable supporting detail and backup documentation, setting forth Buyer’s good faith calculation of (A) the First MRR and (B) the resulting calculation of the Earnout Amount calculated pursuant to Section 1.17(c) (the “First Earnout Statement”).

(ii)No later than [*] days following the Second Measurement Period, Buyer shall deliver to the Stockholders’ Representative a statement, together with reasonable supporting detail and backup documentation, setting forth Buyer’s good faith calculation of (A) the Second MRR and (B) the resulting recalculation of the Earnout Amount (including any Catch-up Amount) calculated pursuant to Section 1.17(c) (the “Second Earnout Statement” and, together with the First Earnout Statement, each an “Earnout Statement”); provided that if the Maximum Earnout Payable Amount was achieved based on the final First MRR, then Buyer shall not be required to deliver the Second Earnout Statement, and no Second MRR calculation shall be made.

(b)Earnout Statement Review.  For purposes of complying with the terms of this Section 1.17, after the delivery of an Earnout Statement, Buyer shall make its Representatives reasonably available to the Stockholders’ Representative to discuss such Earnout Statement and related supporting documentation described above during normal business hours. If the Stockholders’ Representative disagrees with Buyer’s calculation of any item in an Earnout Statement delivered pursuant to Section 1.17(a), the Stockholders’ Representative may, within [*] days after delivery thereof, deliver a notice to Buyer setting forth its disagreement with such calculation together with the Stockholders’ Representative’s calculations in reasonable detail and its grounds for such disagreement. Any such notice of disagreement shall specify, to the best of the ability of Stockholders’ Representative, those items or amounts as to which the Stockholders’ Representative disagrees, and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts contained in an Earnout Statement delivered pursuant to Section 1.17(a). If a notice of disagreement shall be duly delivered pursuant to this Section 1.17(b), Buyer and the Stockholders’ Representative shall, during the [*] days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the notice of disagreement. If Buyer and the Stockholders’ Representative are unable to reach agreement during such period, then such disputes shall be referred to the Accountant for resolution in accordance with the same resolution procedures set forth in Section 1.14(c) to be applied mutatis mutandis. If no notice of disagreement shall be delivered during the [*] days following the delivery of an Earnout Statement, such Earnout Statement delivered by Buyer shall be final and binding on the parties.

(c)Earnout Amount.  For all purposes of this Agreement, the term “Earnout Amount” means an amount to be calculated as follows:

(i)If the First MRR is less than $[*] (such amount, the “MRR Minimum”), then, subject to any Catch-Up Amount payable in accordance with Section 1.17(c)(iv), the Earnout Amount shall be equal to $[*].

(ii)If the First MRR is equal to or greater than the MRR Minimum but less than $[*] (such amount, the “MRR Maximum”), then the Earnout Amount shall be equal to $[*] at the MRR Minimum and equal to the Maximum Earnout Payable Amount at the MRR Maximum, with linear interpolation for any First MRR between the MRR Minimum and the MRR Maximum. Attached hereto as Schedule 1.17(c)(ii) is an illustrative table of the possible Earnout Amount calculations that are based on First MRR between $[*] and $[*].

(iii)If the First MRR is equal to or greater than the MRR Maximum, the Earnout Amount shall be equal to the Maximum Earnout Payable Amount.

(iv)Notwithstanding the foregoing, if (A) the First MRR is less than the MRR Maximum and (B) the Second MRR is greater than the First MRR, then the Earnout Amount shall be recalculated by substituting Second MRR for First MRR in clauses (i)-(iii) above, and the Earnout Participants shall be entitled, in addition to the Earnout Amount received on account of the First MRR, to the incremental increase in the Earnout Amount reflected in the Second MRR (such increase, the “Catch-up Amount”), if any. For the avoidance of doubt, in no event shall the aggregate Earnout Amount, inclusive of any Catch-up Amount, exceed the Maximum Earnout Payable Amount.

(d)Earnout Amount Payment.

(i)Subject to Section 1.14, if the Earnout Amount (or Catch-up Amount, if applicable) is greater than $[*], then the Buyer shall, at its sole election, settle such amount by payment in cash, Buyer Shares, or a combination thereof; provided that, in the event that the Buyer elects to settle any or all of such amount in Buyer Shares, then Buyer shall either (x) arrange a “sell-to-cover” or similar transaction in respect of a sufficient number of Buyer Shares to cover the recipient’s Earnout Settlement Tax (as defined below), or (y) settle a portion of such payment in an amount of cash at least equal to such Earnout Settlement Tax.  For purposes hereof, “Earnout Settlement Tax” shall mean a good faith estimate of the amount of tax payable by each such recipient in connection with such settlement, as mutually agreed between the Buyer and each such recipient not later than [*] Business Days prior to such settlement. The maximum aggregate number of Buyer Shares deliverable pursuant to this paragraph (d), if any, shall be determined by dividing the portion of the Earnout Amount to be paid in Buyer Shares by the Earnout Price Per Share. As of the Agreement Date, each Earnout Participant that is a Company Common Stockholder has delivered an Earnout Payment Agreement, and the portion of the Earnout Payment (if any) payable to such Earnout Participant that is a Company Common Stockholder shall be subject to forfeiture as provided therein. At the Closing, each Earnout Participant (A) that is a holder of outstanding Cash-out Options shall deliver (or have delivered) an Option Cancellation Acknowledgement, (B) that is a holder of Assumed Company Options shall deliver (or have delivered) the Option Conversion Documents (US) or the Option Conversion Documents (IL), as applicable, and (C) that holds neither Company Common Stock nor Company Options shall deliver (or have delivered) an Earnout Participation Notice, and in the case of the Earnout Participants listed in (B) and (C), the portion of the Earnout Payment (if any) payable to such Earnout Participants shall be contingent upon such Earnout Participant’s employment with the Company (or any subsidiary, parent or successor of the Company) as of the Earnout Payment Date or the earlier termination of such Earnout Participant’s employment in the circumstances described in the Option Conversion Documents or the Earnout Participation Notice. Buyer shall not take any action with the primary purpose of preventing, reducing, undermining or circumventing the payment of the Earnout Amount to the Earnout Participants described in the preceding sentence.

(ii)If the Earnout Amount or any Catch-up Amount is finally determined to be greater than $[*], then on or prior to the date that is [*] days after the [*]-year anniversary of the Closing Date and, with respect to Earnout Participants described in clauses (B) and (C) of Section 1.17(d)(i), no earlier than January 1 of the calendar year in which falls the [*]-year anniversary of the Closing Date (the “Earnout Payment Date”), Buyer shall deliver to the Paying Agent (for further distribution to the Earnout Participants in accordance with their Pro Rata Earnout Portions), subject to Section 1.13 and the conditions set forth in the Earnout Payment Agreements, (x) a number of Buyer Shares and/or (y) cash in immediately available funds, having an aggregate value equal to the Earnout Amount (if any) as calculated in this Section 1.17. Such delivery may be comprised of a mixture of Buyer Shares and/or cash in Buyer’s sole discretion; provided that, in the event that Buyer elects to settle any or all of such amount in Buyer Shares, then Buyer shall either (x) arrange a “sell-to-cover” or similar transaction in respect of a sufficient number of Buyer Shares to cover the recipient’s Earnout Settlement Tax, or (y) settle a portion of such payment in an amount of cash at least equal to such Earnout Settlement Tax.

(iii)Notwithstanding anything else herein to the contrary, (i) the portion of the Earnout Amount (whether in cash or Buyer Shares) to be paid with respect to 102 Securities and Section 3(i) Options shall be paid to the Section 102 Trustee, on behalf of the applicable Company Stockholder, to be held and released by the Section 102 Trustee in accordance with the Ordinance, the 102 Interim Ruling and the 102 Tax Ruling, and (ii) the portion of the Buyer Shares to be paid to an Earnout Participant who timely obtains a tax ruling pursuant to Section 104H of the Ordinance, in a form reasonably acceptable to the Buyer, shall be paid to the Section 104 trustee designated in such ruling, on behalf of the applicable Earnout Participant, to be held and released by such Section 104 trustee in accordance with the Ordinance and such tax ruling.

(e)Actions.  Buyer agrees that from the Closing Date through the final day of the Second Measurement Period it will (i) undertake to provide reasonable support in developing and operating the Business and otherwise cooperate in good faith with the Company and its Subsidiaries to enable achievement of the performance objectives described in this Section 1.17, in each case in a manner consistent with the Growth Plan and subject to reasonable business and market considerations, (ii) maintain adequate cash, resources, staffing and support for the Business in a manner consistent with the Company’s Growth Plan, and (iii) not divert customers, contracts or revenue away from the Business, nor unreasonably withhold or delay any resources, approvals or support, or take any other action, in each case with the primary purpose of preventing, reducing, undermining or circumventing achievement of the performance objectives described in this Section 1.17 and the resulting the payment of the Earnout Amount; provided, however, that the Stockholders’ Representative and each Company Stockholder acknowledges and agrees that (A) there is no assurance that the Earnout Participants will receive any Earnout Amount, and neither Buyer nor any of its Affiliates has promised or projected the payment or realization of any such Earnout Amount, (B) the parties solely intend the express provisions of this Section 1.17 to govern their contractual relationship with respect to the Earnout Amount without imposing any fiduciary duties on Buyer or any of its Affiliates whatsoever, (C) the Earnout Participants’ right to receive any or all of the Earnout Amount (x) is a portion of the Merger Consideration, and (y) does not represent an ownership interest in Buyer nor entitle any Company Stockholder to any voting or other equity rights with respect to Buyer, and (D) nothing herein shall prevent Buyer from requiring compliance by the Business from and after the Closing with (1) Buyer’s established group-wide policies as in effect from time to time and/or (2) regulatory or legally required policies or certifications as in effect from time to time.

(f)Adjustment to Consideration.  The parties hereto agree to treat each payment made pursuant to this Section 1.17 as an adjustment to the Merger Consideration to the extent permitted by applicable Law.

(g)Set-off.  Buyer shall be entitled to offset, set-off and withhold any amounts due to the Earnout Participants pursuant to this Section 1.17 against any finally determined and non-appealable payments required to be made to Buyer or the Company or any of their Affiliates by the Earnout Participants in excess of the then-remaining Holdback Amount (including but not limited to indemnification payment obligations of the Earnout Participants pursuant to and in accordance with the provisions of Article IX).  Such right of Buyer shall be without prejudice to any other right or remedy Buyer has or may have under this Agreement.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to Buyer (the “Company Disclosure Schedules”) corresponding to the applicable section and subsection or clause of this Article II, the Company hereby represents and warrants to each of Buyer, and Merger Sub, as of the Agreement Date and as of the Closing as follows:

2.1Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except those jurisdictions where failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered to Buyer an accurate and complete copy of the Company’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date.  The Company is not in violation of any of its Organizational Documents.  Schedule 2.1 lists every state or foreign jurisdiction in which the Company or any of its Subsidiaries has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor. Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a,” trade name or other name, other than “Tavily.”

2.2Authorization and Enforceability

(a)The Company has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger, and each of the other agreements, certificates or documents contemplated thereby or hereby (collectively, the “Related Agreements”) to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company, and the consummation by the Company of the Merger and the other Transactions. This Agreement and the Related Agreements, and the Transactions, including the Merger, have been approved by all of the Company Stockholders by their execution of this Agreement, and such approval constitutes all of the votes, consents, and approvals required of the Company Stockholders for the authorization, execution, delivery, and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company (and at the Effective Time, the Surviving Corporation) of the Merger, and the other Transactions. As of the Closing Date, the Company will have delivered to Buyer certified copies of the Company Board Approval and the Company Stockholder Approval, and as of such date, neither the Company Board Approval nor the Company Stockholder Approval will have been revoked, rescinded, or amended.

(b)This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

2.3Noncontravention. The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification, or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien (other than any Permitted Lien) upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible), or cause the Company or any of the Subsidiaries to become subject to, or liable for, the payment of any Tax under (a) any provision of the Organizational Documents of the Company or any of the Subsidiaries, (b) any Disclosable Contract, to which the Company or any of the Subsidiaries is a party or by which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, (c) any Company Authorization, or (d) any Law applicable to the Company or any of the Subsidiaries or any of their respective properties or assets (whether tangible or intangible) except where, (x) such imposition or creation of any Lien (other than any Permitted Lien) upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible), or (y) in the case of preceding clause (b), the violation, default, termination, cancellation, modification, acceleration, or loss, would not reasonably be expected to, individually or in the aggregate, be material to the Company or any of the Subsidiaries or materially impair or delay the Company’s ability to consummate the Merger or the other Transactions. Neither Company, any of the Subsidiaries, nor any Company Stockholder is party to or bound by any Contract that grants any Person any right of first refusal, right of first offer, notice, or other similar right in connection with a change in control of the Company (including the Transactions), except as set forth on Schedule 2.3, which rights have been fully satisfied and complied with by the Company (or unconditionally, irrevocably and validly waived) and have no further force or effect with respect to the Transactions.

2.4Consents.  No consent, waiver, approval, order or authorization of, registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company and the Subsidiaries of the Transactions, except for (i) the filing of the Certificate of Merger and with the Secretary of State of the State of Delaware, (ii) notices to Company Stockholders required by the DGCL and the Certificate of Incorporation and (iii) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to, individually or in the aggregate, be material to the Company or any of the Subsidiaries or materially impair or delay the Company’s ability to consummate the Merger or the other Transactions.

2.5Subsidiaries.

(a)Except for the Persons set forth on Schedule 2.5(a) (each a “Subsidiary” and collectively the “Subsidiaries”), (i) the Company does not own, and has never otherwise owned, and has not agreed to acquire, directly or indirectly, any capital stock of or any other equity or ownership interest in, controlled, directly or indirectly, or taken part in the management of any other Person and has never agreed to do so, and (ii) neither the Company nor any of the Subsidiaries is or has agreed to be, directly or indirectly, a party to, member of, or participant in any partnership, joint venture, or similar business arrangement. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation.  Each Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding, or use of its properties makes such qualification necessary, except those jurisdictions where failure to do so would not reasonably be expected to be, individually or in the aggregate, material to such Subsidiary or the Company. The Company has delivered to Buyer an accurate and complete (i) copy of each Subsidiary’s Organizational Documents, each as amended and in effect as of the Agreement Date and (ii) list of each director, officer, and manager (as applicable) of each of the Subsidiaries as of the Agreement Date. None of the Subsidiaries is in violation of its Organizational Documents.  Except as set forth on Schedule 2.5(a), none of the Subsidiaries or their respective predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a,” trade name, or other name.

(b)The authorized capitalization of each Subsidiary is set forth on Schedule 2.5(b).  All of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company directly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests). There are no outstanding (i) Company Securities or securities of any of the Subsidiaries that are convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any of the Subsidiaries (“Subsidiary Securities”) or (ii) Security Rights for any Subsidiary Securities.  There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  All of the outstanding Subsidiary Securities have been duly authorized and are validly issued, fully paid and non-assessable.

(c)Neither the Company nor any of the Subsidiaries has acquired any business or division thereof in any manner (including acquisition through merger, consolidation with, or purchase of assets or equity securities).

2.6Capitalization.

(a)The authorized capital stock of the Company consists of (i) [*] shares of Company Common Stock, of which [*] shares are issued and outstanding as of the Agreement Date (the “Outstanding Company Common Shares”), and (ii) [*] shares of Company Preferred Stock, consisting of (A) [*] shares of Series A-1 Preferred Stock, of which [*] shares are issued and outstanding as of the Agreement Date,

(B) [*] shares of Series A-2 Preferred Stock, of which [*] shares are issued and outstanding as of the Agreement Date, and (C) [*] shares of Series A-3 Preferred Stock, of which [*] shares are issued and outstanding as of the Agreement Date. The Company does not have any other shares of preferred stock or any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding.  The Company Capital Stock, including all shares subject to the Company’s right of repurchase, is held of record and beneficially by the Persons resident for tax purposes in the jurisdictions and in the amounts and represented by the certificates set forth on Schedule 2.6(a). All outstanding shares of Company Capital Stock have been (x) duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any Contract to which the Company is a party, and (y) offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable Contract to which the Company is a party, the Organizational Documents of the Company and all applicable Laws. There are no Liens or other transfer restrictions of any kind on the outstanding shares of Company Capital Stock except for those imposed by foreign, U.S. federal and state securities Laws.  No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase, or a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.  Duly and properly completed Forms 83(b) were timely and properly filed with the United States Internal Revenue Service with respect to any shares of Company Capital Stock that at any time were subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.  Other than as set forth on Schedule 2.6(a), no dividends or other Distributions with respect to any shares of Company Capital Stock or any Subsidiary Securities have ever been made or declared, and none have accrued. All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the assets of the Company, a merger or any other change in control transaction (including a deemed liquidation or dissolution) involving the Company are set forth in the Certificate of Incorporation.  Each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock.

(b)Except for the Company Option Plan, neither the Company nor any of the Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity or equity-based compensation to any Person.  The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Company Stockholders and is in full force and effect.  The Company has reserved for issuance to Employees of and consultants to the Company and the Subsidiaries [*] shares of Company Common Stock under the Company Option Plan.  Schedule 2.6(b) (the “Award Schedule”) sets forth the following information with respect to each Company Option granted under the Company Option Plan: (A) the name of the option holder; (B) the number of shares of Company Common Stock subject to such Company Option; (C) the per share exercise price of such option; (D) the date on which such option was granted; (E) the date on which such Company Option expires; (F) whether such option is an “incentive stock option” (as defined in the Code), a non-qualified stock option, a Section 102 Option or Section 3(i) Option; (G) the applicable vesting schedule, including the extent to which the vesting of such Company Option will be accelerated by the consummation of the Merger and the other Transactions, or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger and the other Transactions; (H) for each option holder who is not a current employee of the Company, whether such Person has ever been an employee of the Company; and (I) to the Company’s Knowledge, the option holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. Other than the Company Option set forth on the Award Schedule, there are no outstanding stock appreciation, phantom stock, performance unit, profit participation, or similar rights or equity or equity-based awards with respect to the securities of the Company.

(c)The Company has made available to Buyer accurate and complete copies of all agreements and notices evidencing all Company option grants.  All Company Options have been issued and granted in material compliance with all applicable Laws, including requirements of the Code and applicable state and federal securities Laws, and in accordance with GAAP.  Each such grant was duly authorized no later than the date on which such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date. Except as set forth in Schedule 2.6(c), the Company has not promised, and not yet granted, any Company option or other equity or equity-based award.

(d)There are no outstanding Security Rights for or related to any Company Security or any Subsidiary Security, whether or not currently exercisable, and none of the Company or any of the Subsidiaries has or is bound by any (i) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any Company Security or any Subsidiary Security, or (ii) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security or any Subsidiary Security.

(e)Except for the Investor Agreements or as set forth on Schedule 2.6(e), there are no (i) voting trusts, proxies, or other Contracts or understandings with respect to any Company Securities or any Subsidiary Securities to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist, or (ii) Contracts or understandings to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist, relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities or any Subsidiary Securities. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not breach or violate any rights or obligations under the Investor Agreements that have not been complied with or waived.  The Company Stockholders and any holders of any other Company Security, Subsidiary Security or Security Right with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Merger.

2.7Company Financial Statements and Internal Controls.

(a)Schedule 2.7(a) sets forth (i) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows of the Company and the Subsidiaries for the fiscal year ended December 31, 2024 and (ii) the unaudited consolidated balance sheet (the “Company Balance Sheet”) of the Company and the Subsidiaries for the twelve (12)-month period ended December 31, 2025 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows of the Company and the Subsidiaries for the twelve (12)-month period ended December 31, 2025 (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and the Subsidiaries and, except as set forth on Schedule 2.7(a), are in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations, and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments, which will not be material in amount or effect. The Company’s revenue recognition policy is consistent with GAAP.

(b)The Company and the Subsidiaries have in place systems and processes that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Employee, accountant, or representative of the Company or any of the Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements. There have been no instances of fraud by the Company or any of the Subsidiaries, whether or not material, that involves or involved any member of management or which occurred during any period covered by the Company Financial Statements.

(c)No Employee has threatened in writing to provide and, to the Company’s Knowledge, no Employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company, any of the Subsidiaries or any part of their respective operations. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Employee, independent contractor, consultant, subcontractor, other worker, employee, or agent of the Company or any of the Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any Employee in the terms and conditions of employment because of any act of such Employee described in 18 U.S.C. Section 1514A(a).

2.8Liabilities.

(a)Except for liabilities: (i) recorded or reserved against on the Company Balance Sheet or (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with prior practice, and that will be shown on the Estimated Closing Date Balance Sheet, the Company and the Subsidiaries do not have any material debts, liabilities, demands, or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise).

(b)All accounts payable of the Company and the Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company in accordance with the Company’s systems and processes, consistent with prior practice.  All outstanding accounts payable of the Company and the Subsidiaries represent valid obligations arising from bona fide purchases of assets or services.

(c)Schedule 2.8(c) lists (i) each item of Indebtedness of the Company and any of the Subsidiaries and the type of instrument under which such Indebtedness is evidenced or the Contract under such Indebtedness was incurred, the holder thereof and the amount outstanding (principal and accrued interest) pursuant thereto as of December 31, 2025, (ii) each Lien to which the Company, any of the Subsidiaries or any of their respective properties, assets or undertakings is subject or bound and each Contract with respect thereto and (iii) all obligations of the Company and any of the Subsidiaries as lessee required to be capitalized in accordance with GAAP. Neither the Company nor any of the Subsidiaries has, at any time made a general assignment for the benefit of creditors or filed, or had filed against it, any bankruptcy petition or similar filing.

2.9Absence of Certain Changes. Except as set forth on Schedule 2.9 or as specifically contemplated by this Agreement, since the Balance Sheet Date through and including the Agreement Date there has not been, occurred, or arisen any:

(a)transaction by the Company or any of the Subsidiaries, except any transaction that is in the ordinary course of business and consistent with prior practices;

(b)amendments or changes to the Organizational Documents of the Company or of any of the Subsidiaries;

(c)capital expenditure or capital commitment by the Company or any of the Subsidiaries in any amount in excess of $[*] in any individual case or $[*] in the aggregate;

(d)payment, discharge or satisfaction, in any amount in excess of $[*] in any individual case or $[*] in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of the Subsidiaries), other than payments, discharges, or satisfactions in the ordinary course of business and consistent with prior practices of liabilities reflected or reserved against in the Company Balance Sheet;

(e)(i) failure to pay (or delay in paying) any accounts payable in excess of $[*] when due consistent with prior practice, (ii) request by the Company or any of the Subsidiaries to accelerate the payment of any accounts receivable, or (iii) change to or deviation from the Company’s or any of the Subsidiaries’ cash management practices, in each case except in the ordinary course of business consistent with prior practice;

(f)destruction of, damage to, or loss of any material assets of the Company or any of the Subsidiaries (whether or not covered by insurance);

(g)work stoppage or labor strike, or any Proceeding, demand, or labor dispute relating to any labor, employment and/or safety matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h)change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Subsidiaries, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;

(i)(i) Distribution, (ii) split, combination or reclassification of any Company Security or any Subsidiary Security, or (iii) issuance or authorization of the issuance of any Company Security, any Subsidiary Securities or any Security Rights in respect of, in lieu of or in substitution for, any of the foregoing;

(j)(i) grant or increase (or promise to grant or increase), whether individually or in the aggregate, in the salary or other compensation (of any type or form) payable or to become payable by the Company or any of the Subsidiaries to any of their Employees, consultants, contractors, advisors, or other individual service providers (but excluding suppliers) of the Company or its Subsidiaries, (ii) modification, amendment, or termination of any existing Company Employee Plan, or portion thereof or grant, amendment, or termination any awards thereunder, or (iii) any repricing, amendment, or acceleration or waiver of any vesting, funding, or lapsing of restrictions with respect to any award, compensation, or benefit owing, due, or payable to any Employees, consultants, contractors, advisors, or other service providers of the Company or its Subsidiaries, other than, in the case of the preceding clauses (i) and (ii), in connection with the Company’s or the Subsidiaries’ annual compensation and benefits review process in the ordinary course of business.

(k)(i) hiring or engagement of any Employees, consultants, contractors, or other individual service providers (but excluding suppliers) of the Company or any of the Subsidiaries (other than ordinary course replacement hires and hires consistent with the Growth Plan); (ii) terminations, redundancies and/or layoffs of any Employees, consultants, contractors, or other service providers of the

Company or any of the Subsidiaries, excluding terminations for cause; or (iii) promoting or changing the employment status or titles or terms of employment of any Employees, consultants, contractors, or other service providers of the Company or any of the Subsidiaries (other than as provided for in any written agreements made available to Buyer or required by applicable Law);

(l)(i) granting or increasing any severance, termination or other similar pay or benefits to any Employee, consultant or contractor, or other service provider or entering into any Contract with respect thereto; or (ii) adoption or amendment of any Company Employee Plan which is a change in control agreement or severance plan; or (iii) entering into any employment agreement, extension of any employment offer, payment or Contract to pay any bonus or special remuneration to any Employee (including any one-time or special sale-related bonuses or incentives, but excluding ordinary course year-end payments consistent with past practice) in each case other than as provided for in any written agreements made available to Buyer or as required by applicable Law;

(m)entering into any Disclosable Contract by the Company or any of the Subsidiaries, any termination, extension, or material amendment or modification of the terms of any Disclosable Contract by the Company or any of the Subsidiaries, or any waiver, release, or assignment of any rights or claims thereunder, in each case except in the ordinary course of business and consistent with prior practice;

(n)sale, lease, license or other disposition of any of the assets or properties of the Company or any of the Subsidiaries, or creation of any Lien in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with prior practice;

(o)loan by the Company or any of the Subsidiaries to any Person, incurrence by the Company or any of the Subsidiaries of any Indebtedness, draw-down of, increase in, repayment of, or amendment of the terms of any Indebtedness, guarantee by the Company or any of the Subsidiaries of any Indebtedness, entrance into any capital lease, issuance or sale of any debt securities of the Company or any of the Subsidiaries or purchase of or guaranteeing of any debt securities of others, in each case except in the ordinary course of business and consistent with prior practice;

(p)waiver or release of any right or claim of the Company or any of the Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with prior practice;

(q)commencement, or notice or threat of commencement, of any Proceeding against the Company or any of the Subsidiaries or their respective properties or assets, or commencement of any Proceeding by the Company or any of the Subsidiaries, or settlement of any Proceeding (regardless of the party initiating the same);

(r)transfer, sale, or abandonment by the Company or any of the Subsidiaries of any Company Owned Intellectual Property which reasonably would be expected to have a Company Material Adverse Effect or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with prior practice, with respect to the Company Owned Intellectual Property with any Person);

(s)entering into of any Contract, or material modification of any Contract, pursuant to which any Person was granted marketing, distribution, reseller, development, manufacturing, exclusive license or similar rights with respect to any products, services, technology or Company Intellectual Property of the Company or any of the Subsidiaries;

(t)event, occurrence, change, effect, or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect; or

(u)Contract by the Company or any of the Subsidiaries to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Buyer and its Representatives regarding the Transactions).

2.10Accounts Receivable; Bank Accounts. All of the accounts receivable of the Company and the Subsidiaries represent bona fide transactions that arose in the ordinary course of business, are subject to no setoffs or counterclaims, and are current and collectible in the ordinary course of business.  The account receivable balance of the Company and the Subsidiaries (i) reflects a reasonable estimation of the net realizable value of such accounts receivable, and (ii) has been properly accrued for in accordance with GAAP on the Company Balance Sheet.  No Person has any Lien on any account receivable, and no request or agreement for deduction or discount has been made with respect to any account receivable of the Company or any of the Subsidiaries.  Neither the Company nor any of the Subsidiaries has received written notice from any customer that such customer does not intend to pay any account receivable.  Set forth on Schedule 2.10 is a description of each account maintained by or for the benefit of the Company or any of the Subsidiaries at any bank or other financial institution, including the authorized signatories of each account. There are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.

2.11Restrictions on Business Activities. There is no Contract or judgment, injunction, order or decree, to which the Company or any of the Subsidiaries is a party, subject or otherwise bound, or, to the Company’s Knowledge, any activity, practice or course of dealing by or on behalf of any of the Company’s suppliers or contractors, that would reasonably be expected to prohibit, impair or otherwise limit:  (a) any current business practice of the Company or any of the Subsidiaries; (b) any contemplated acquisition of property (tangible or intangible) by the Company or any of the Subsidiaries; or (c) the conduct of business by the Company or any of the Subsidiaries as presently conducted; in each case whether arising as a result of a change in control of the Company or any of the Subsidiaries or otherwise. Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries has entered into any Contract under which the Company or any of the Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of the Subsidiaries’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market. For the purposes of this Section 2.11, the terms “Company” and “Subsidiaries” shall include their respective Affiliates.

2.12Real Property; Leases.

(a)None of the real property used or occupied by the Company or any of the Subsidiaries, in each case together with all buildings, alterations, build-out, fixtures and improvements constructed or installed thereon (“Company Real Property”), is owned by the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries ever owned any real property. All of the Company Real Property is leased or subleased by the Company or one of the Subsidiaries pursuant to a Lease, and the Company Real Property constitutes all of the real property and improvements used in connection with the Company’s business.  Neither the Company nor any of the Subsidiaries has received notice of a violation of any Law or covenant, condition or restriction of record relating to the Company Real Property that remains unresolved. Neither the Company nor any of the Subsidiaries has, or has

previously had, any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Leases.

(b)Schedule 2.12(b) sets forth a list of all leases, subleases and other occupancy agreements and all addendums and amendments thereto pursuant to which the Company or any of the Subsidiaries derives its rights in the Company Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses of the applicable Company Real Property, the date of such Lease, the date on which such Lease is set to expire and each amendment thereto, and the current monthly base rent.

(c)The Leases are valid, binding, and enforceable and in full force and effect in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person. Neither the Company nor any of the Subsidiaries have received written notice from any counterparty thereto to terminate any Lease.  The Company has delivered to Buyer true and complete copies of all Leases, including all amendments, extensions, renewals, guaranties, subordination, non-disturbance, and attornment agreements related thereto, and the Leases constitute the entire Contract between the Company or any of the Subsidiaries and each landlord or sublandlord with respect to the Company Real Property. All rent and other charges currently due and payable under the Leases, and all utility charges relating to the Company Real Property which are the responsibility of the Company or any of the Subsidiaries have been paid, except for liabilities reflected or reserved against in the Company Balance Sheet.  Neither the Company nor any of the Subsidiaries is contesting or auditing any operating expense, Tax or common area maintenance charge, assessment or reconciliation made by the applicable landlord under any of the Leases.  To the Company’s Knowledge there are no matters or restrictions affecting the Company Real Property or the Leases that would interfere with the continued use and occupancy by the Company and the Subsidiaries of the Company Real Property for the Company’s business.  To the Company’s Knowledge, no security deposit or portion thereof deposited with respect to any of the Leases has been applied in respect of a breach or default under such Lease.  Neither the Company nor any of the Subsidiaries owes any brokerage commissions or finder’s fees with respect to any of the Leases.  Neither the Company nor any of the Subsidiaries has collaterally assigned or granted any security interest in any of the Leases or any interest therein.

(d)The Company or one of the Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased or otherwise granted to any Person the right to use or occupy all or any portion of the premises leased thereunder.

(e)Except as set forth on Schedule 2.12(e), neither the Company nor any of the Subsidiaries have received written notice that the present use, occupation and operation of the Company Real Property by the Company and the Subsidiaries does not comply with all applicable Law, covenants, conditions, restrictions, easements, and similar agreements affecting the Company Real Property. The Company and the Subsidiaries have obtained all licenses, permits, consents, approvals, and authorizations (including certificates of use and occupancy) required to be obtained by the Company and/or the Subsidiaries in connection with their current use, occupation, and operation of the Company Real Property.

2.13Assets; Absence of Liens and Encumbrances. The Company and each of the Subsidiaries has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business and necessary for conduct of the business as currently conducted, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Permitted Liens. All Company Real Property, facilities, improvements, building systems, machinery, equipment, fixtures, vehicles, and other personal properties and assets owned, leased or used by the Company or any of the Subsidiaries, including pursuant to the Leases, (a) are adequate and sufficient in all material respects for the conduct of the business of the Company and the Subsidiaries as currently conducted, (b) are in good repair and operating condition, subject only to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used and not in need of replacement, and (c) have been operated and maintained in all material respects in accordance with applicable Law and any covenants, conditions or restrictions of record.

2.14Intellectual Property and Artificial Intelligence.

(a)Schedule 2.14(a) sets forth a true, correct and complete list of: (i) all Company Registered Intellectual Property and (ii) all material Company Owned Intellectual Property (excluding general confidential information). All Company Registered Intellectual Property is valid, and all Company Owned Intellectual Property and Company Registered Intellectual Property is subsisting and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Entity or domain name registrar in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property.

(b)Except as set forth on Schedule 2.14(b), each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens or (ii) rightfully used and authorized for use by the Company and its permitted successors pursuant to a written license (which, to the Company’s Knowledge is valid and enforceable). The Company Intellectual Property constitutes all of the Intellectual Property that is necessary for the operation of the Company’s and each of the Subsidiaries’ businesses as currently conducted and as currently proposed to be conducted (except for additional internal development in the ordinary course of business and/or the acquiring of generally available off-the-shelf products on commercial reasonable terms, in each case where necessary for such proposed conduct following the date of Closing). Except as set forth on Schedule 2.14(b), the Company and the Subsidiaries have all rights in the Company Intellectual Property necessary to carry out the Company’s and the Subsidiaries’ current activities with respect to the Company Products.

(c)Except as set forth on Schedule 2.14(c)(i), the Company and each of the Subsidiaries are in material compliance with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense, or other Contract to which the Company or any of the Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor has there been or is there any event or occurrence, to the Company’s Knowledge, that would reasonably be expected to constitute such a material breach, violation or default. Each such Contract is in full force and effect, and to the Company’s Knowledge, no third party obligated to the Company or any of the Subsidiaries pursuant to any such Contract is in default thereunder. Except as set forth on Schedule 2.14(c)(ii), to the Company’s Knowledge, there is no reason why, immediately following the Closing, the Surviving Corporation would not be permitted to exercise all of the Company’s and the Subsidiaries’ rights under such Contracts to the same extent the Company and each of the Subsidiaries would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of the Subsidiaries would otherwise have been required to pay had the Transactions not occurred. To the Company’s Knowledge, no such Contract grants or obliges any of the Company, any of the Subsidiaries, Buyer, or any Affiliate of Buyer to grant or offer to any third party any license or right in or to any Intellectual Property other than Company Owned Intellectual Property, including any right to use or access any product or service of Buyer or any Affiliate of Buyer, whether as a result of this Agreement, the Transactions or otherwise.

(d)Except as set forth on Schedule 2.14(d)(i), the conduct of the business of the Company and the Subsidiaries as previously conducted and as currently conducted, and the Company Owned Intellectual Property, have not infringed, misappropriated or otherwise violated, and do not and, to the Company’s Knowledge, will not (as such Company Owned Intellectual Property existed at the date of Closing and is used in the same manner as it was prior to Closing), infringe, misappropriate, or otherwise violate, any other Person’s Intellectual Property rights. There is no known action pending (or, to the Company’s Knowledge, threatened) against the Company or any of the Subsidiaries, and neither the Company nor any of the Subsidiaries has received any written notice from any Person pursuant to which any Person is: (i) challenging the validity, enforceability, effectiveness, or ownership by the Company or any of the Subsidiaries of any of the Company Owned Intellectual Property or (ii) except as set forth on Schedule 2.14(d)(ii), alleging that the conduct of the business of the Company and the Subsidiaries or the Company Owned Intellectual Property has infringed, does or will infringe, or constitutes a misappropriation or violation of any Intellectual Property or other proprietary or personal right of any Person. Except as set forth on Schedule 2.14(d)(iii) to the Company’s Knowledge, no valid basis exists for any such claim. Except as set forth on Schedule 2.14(d)(iv), there are no Proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation Proceedings, pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent, trademark and copyright applications, and no such Proceedings are threatened or contemplated by any other Person or, to the Company’s Knowledge, by any Governmental Entity (with respect to investigation, examination, enquiry, claim or audit this representation is provided solely to the Company’s Knowledge). To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation by any third party or Employee of any Company Owned Intellectual Property.

(e)No Employee or current or former consultants and subcontractors engaged by the Company or any of the Subsidiaries owns (or has any right (whether or not currently exercisable) to any ownership interest in or to) any Company Owned Intellectual Property. The Company and the Subsidiaries have obtained from all parties (including Employees and current or former consultants and subcontractors) who have created, authored, conceived or developed, contributed to, any portion of the Company Owned Intellectual Property valid and enforceable written agreements, pursuant to which such Person has: (i) except as set forth in Schedule 2.14(e)(i), presently assigned to the Company or one of the Subsidiaries (as applicable) any such Intellectual Property including any underlying work, invention, improvement or other subject matter thereof (except for those rights that cannot be assigned pursuant to applicable law, in which case such Person granted necessary rights or waived, to the maximum extent permitted by applicable law, any such non-assignable rights so the Company may use such Intellectual Property in the same manner as if it owned such Intellectual Property, (ii) except as set forth on Schedule 2.14(e)(ii), agreed to hold all Trade Secrets of the Company or any Subsidiary (or of another Person and held by the Company or the Subsidiary) to which such Person has access in confidence both during and for a reasonable period after such Person’s employment or retention, as applicable, (iii) except as set forth on Schedule 2.14(e)(iii), agreed to waive or, if waiving such rights is illegal or unenforceable in certain jurisdictions, to give their express consents for the Company and the Subsidiaries to use any work to the extent possible under, all moral rights such Person may have in any work which such Person created or authored for the Company or Subsidiary during and as a result of such Person’s employment or retention thereby, and (iv) except as set forth on Schedule 2.14(e)(iv), waived any claims for consideration or compensation in respect of the assignment of any Intellectual Property developed by that Person for the Company or any Subsidiary to Company or any Subsidiary, including (without limitation) with respect to the Israeli Subsidiary’s employees, pursuant to Section 134 of the Israeli Patents Law, 5727-1967. The Company has delivered true and complete copies of such agreements to Buyer.

(f)Except as set forth on Schedule 2.14(f), the Transactions will not alter, impair or otherwise affect any right or interest of the Company or any of the Subsidiaries in any Company Intellectual Property.

(g)Except as set forth on Schedule 2.14(g), the Company and the Subsidiaries have each taken reasonable measures to protect their ownership of and/or rights in, all Company Intellectual Property in accordance with industry best practices, as customary in companies of similar size offering similar services. Without limiting the foregoing, the Company and the Subsidiaries have each taken commercially reasonable measures to maintain the secrecy, confidentiality and value of all Trade Secrets included in the Company Owned Intellectual Property.

(h)No Trade Secret included in the Company Intellectual Property has been authorized by or on behalf of the Company to be disclosed, or, to the Company’s Knowledge, has been disclosed to any Employee or any other Person, in each case other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Company’s Knowledge, there is no uncured breach by any Employee or other Person under any such agreement. All current and former employees, consultants, and contractors of the Company and its Subsidiaries who have had access to or developed any Trade Secrets have executed valid and enforceable confidentiality agreements containing appropriate non-disclosure and, to the extent they developed any Trade Secrets, also assignment of invention provisions.

(i)Schedule 2.14(i) sets forth all Contracts pursuant to which the Company or any of the Subsidiaries grants any right (whether contingent or otherwise) to use or practice any rights under any Company Owned Intellectual Property, other than non-exclusive license agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business that do not include any rights with respect to Company’s owned source code.

(j)Schedule 2.14(j)(1) sets forth a complete and accurate list by name of all material Software that is owned or purported to be owned (including all proprietary Software currently being developed) whether marketed, distributed, licensed or sold as a Company Product or otherwise used internally by the Company or one of the Subsidiaries (“Company Software”). Except as set forth on Schedule 2.14(j)(2), the Company and the Subsidiaries, as applicable, have taken reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Company Software. Except as set forth on Schedule 2.14(j)(2), no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee or a consultant or subcontractor of the Company or a Subsidiary subject to a binding, written agreement imposing on such Person reasonable confidentiality obligations to the Company or Subsidiary with respect to such source code. Except as set forth on Schedule 2.14(j)(2), the Company and the Subsidiaries have no duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. Except as set forth in Schedule 2.14(j)(2), no event has occurred, and no circumstance or condition exists to the Company’s Knowledge, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person, including the execution, delivery, or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby. As of the Agreement Date, the Company Software does not contain any malware, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code intentionally designed to  materially disrupt or materially and adversely affect the functionality of the Company Software, or enable or assist any Person to access without authorization any Company Software or computer system, except for access disclosed in the documentation of such Company Software.

(k)The Company and each of its Subsidiaries owns, or has a valid right to access and use all computer systems, including the Software, firmware, hardware, peripherals, networks, interfaces, platforms and related systems, databases, websites and equipment used by the Company and such Subsidiary to conduct its business and process, store, maintain and operate data, information and functions that are used in connection with the businesses of the Company and the Subsidiaries as currently conducted (collectively, the “Company IT Systems”). The Company IT Systems are in good working condition in all material respects and are sufficient for the operation of the businesses of the Company and the Subsidiaries as currently conducted in all material respects. Except as set forth in Schedule 2.14(k), there have been no failures, breakdowns, continued substandard performance, or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in any substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the businesses of the Company and the Subsidiaries. The Company IT Systems do not contain any malware, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code intentionally designed to materially disrupt or materially and adversely affect the functionality of the Company IT Systems, or enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems. The Company has taken all reasonable steps as customary in companies of similar size offering similar services, to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(l)Schedule 2.14(l) contains a complete and accurate list of all material third-party Intellectual Property (including Third Party Software) that is (i) incorporated into, bundled with, distributed with, or required for the operation of any Company Product (including any Company Product currently under development), or (ii) otherwise material to the operation of the business of the Company and the Subsidiaries, in each case excluding: (A) Publicly Available Software; (B) generally available, off-the-shelf software licensed on standard terms; (C) customer-owned applications, systems or APIs accessed solely for the purpose of providing services under a customer contract; (D) implied licenses arising by operation of law; and (E) incidental trademark, feedback or data-use licenses that do not grant any rights in Company Products or Company Owned Intellectual Property. Such schedule identifies the applicable material third-party Intellectual Property and the Company Product(s) to which such item relates. Neither the Company nor any of the Subsidiaries has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or any of the Subsidiaries hold rights to any third-party Intellectual Property, nor has the Company or any of the Subsidiaries received any notice of intent to conduct any such audit. Schedule 2.14(l) sets forth all Contracts pursuant to which the Company or any of the Subsidiaries holds any rights to any Intellectual Property owned or controlled by a third party, other than (i) Publicly Available Software and Third Party Software used pursuant to any generally available, off-the-shelf software programs licensed to the Company on a non-exclusive basis pursuant to standard terms individually which have a value of less than $[*] per copy, per user, or per device, and less than $[*] for all instances of the software, (ii) any permitted use right in a nondisclosure agreement, (iii) ancillary data, customer-owned applications, systems or APIs to which the Company is granted access by or on behalf of the applicable customer solely for the purpose of providing services to that customer (including access via credentials, tokens, API keys or similar access mechanisms under the applicable customer Contract), or trademark usage licenses obtained by the Company or any Subsidiary from any customer in connection with services provided to such customer, (iv) license with any current and former vendors, employees or contractors of any the Company or any of the Subsidiaries for the benefit of such the Company or any of the Subsidiaries, (v) license implied by law, (vi) non-exclusive licenses granted in a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property, and (vii) trademark or feedback licenses that are incidental to the subject matter of the applicable Contract in which they are incorporated.

(m)Schedule 2.14(m) accurately identifies and describes: (i) each item of Publicly Available Software that is contained in, or distributed with, or used to develop in any material respect, the Company Software; and (ii) the applicable governing license for each such item of Publicly Available Software. Except as set forth in Schedule 2.14(m)(ii), the Company and its Subsidiaries have at all time complied in all material respects, and  currently comply in all material respects, with all of the licenses, conditions and other requirements applicable to the Publicly Available Software set forth on Schedule 2.14(m)(ii). The Company’s and its Subsidiaries’ use, access, modification of and distribution of Publicly Available Software does not (A) require the Company to make Company Software available under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification, or otherwise removes any proprietary rights Company has in the Company Software, (B) limit the Company’s or any Subsidiary’s ability to make, use or sell any Company Software, (C) transfer the rights of ownership in any Company Owned Intellectual Property or Company Software to a third Person, or (D) require the Company or any Subsidiary to make any public disclosure or general availability of source code that comprises Company Owned Intellectual Property or Company Software or to provide copies of the same by requests.

(n)Schedule 2.14(n) sets forth all Contracts pursuant to which the Company or any of the Subsidiaries holds any rights to any Intellectual Property owned or controlled by a third party, other than (i) Publicly Available Software and Third Party Software used pursuant to any generally available, off-the-shelf software programs licensed to the Company on a non-exclusive basis pursuant to standard terms individually which have a value of less than $[*] per copy, per user, or per device, and  less than $[*] for all instances of the software, (ii) any permitted use right in a nondisclosure agreement, (iii) ancillary data, customer-owned applications, systems or APIs to which the Company is granted access by or on behalf of the applicable customer solely for the purpose of providing services to that customer (including access via credentials, tokens, API keys or similar access mechanisms under the applicable customer Contract), or trademark usage licenses obtained by the Company or any Subsidiary from any customer in connection with services provided to such customer, (iv) license with any current and former vendors, employees or contractors of any the Company or any of the Subsidiaries for the benefit of such the Company or any of the Subsidiaries, (v) license implied by law, (vi) non-exclusive licenses granted in a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property, and (vii) trademark or feedback licenses that are incidental to the subject matter of the applicable Contract in which they are incorporated

(o)Except as set forth on Schedule 2.14(o), none of the Company’s or any of the Subsidiaries’ Contracts pursuant to which another Person received rights to use the Company Owned Intellectual Property confers upon any Person other than the Company or such Subsidiary any ownership right, exclusive license, or other exclusive right with respect to any Intellectual Property developed or delivered by the Company or any of the Subsidiaries in connection with such Contract.

(p)Except as set forth on Schedule 2.14(p), no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used by the Company or any Subsidiaries in any material respect to create, in whole or in part, any Company Owned Intellectual Property. Except as set forth on Schedule 2.14(p), to the Company’s Knowledge, no Employee or current or former consultant or independent contractor of the Company or a Subsidiary who contributed to the creation or development of any Company Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Company’s or Subsidiary’s businesses during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company or Subsidiary (excluding cases where such Employee, consultant, or independent contractor engaged in reserve duty with a military organization in non-related research and development positions).

(q)The Company and its Subsidiaries have not used (and, to the Company’s Knowledge, no other Person has used on behalf of the Company or any of its Subsidiaries) any AI Technology in the development of any Intellectual Property that the Company or any of its Subsidiaries intended to maintain as proprietary, including in the development of any Company AI Product or Company Owned Intellectual Property, in a manner that would adversely affect the Company’s or any of its Subsidiaries’ ownership or rights in any material Company Owned Intellectual Property or the validity, registrability, copyrightability, or patentability (in each case to the extent applicable) thereof.

(r)Schedule 2.14(r) sets forth a true, correct, and complete list of all Company AI Products and all third-party AI Technology incorporated in any Company Products by the Company or any Subsidiary as of the date of this Agreement. The Company AI Products were not designed by the Company for, or used by the Company in connection with, any practice prohibited under the EU AI Act.  Neither the Company nor any Subsidiary is, as of the date of this Agreement, a provider of any general-purpose AI models under the EU AI Act, and the Company AI Products were not designed by the Company with the intention of them being used as a high-risk AI system under the EU AI Act. The Company has not trained any AI systems or AI models (including Company AI Products) using data obtained in violation of applicable Law. The Company has made available to Buyer, in each case to the extent the referenced materials are in the possession or control of Buyer or any of its Subsidiaries: (i) all material documentation, policies and other information governing the development, training, deployment and use of the Company AI Products, to the extent such materials exist; and (ii) all material terms, conditions and documentation governing the use and distribution of any third-party AI Technology incorporated into any Company Products.

(s)Except as set forth on Schedule 2.14(s) or to the extent as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary has obtained and complied (and is in compliance) with all Contracts, licenses, consents, agreements, terms, conditions, written instructions and permissions applicable to the use of each Training Dataset and AI Technology and has a valid and enforceable right to use each Training Dataset and AI Technology as currently used in the operation of the business of the Company or any Subsidiary. The Company and each Subsidiary have implemented and maintained commercially reasonable controls, policies, procedures, safeguards, measures, plans, and technologies, as customary in companies of similar size offering similar services, with respect to the Company’s or any Subsidiary’s use of AI Technology designed to mitigate risks of regurgitation, copyright infringement, trade secret misappropriation, or the production and use of output that otherwise harms or violates a Person’s rights. Except as set forth in Schedule 2.14(s), neither the Company nor any Subsidiary has (i) received any claims, written or otherwise, or allegations alleging the Company’s or any Subsidiary’s use of AI Technologies violates the AI Commitments, (ii) received any complaints or claims, written or otherwise, or been a party to any proceedings or litigations, or been subject to any governmental inquiries or investigations, in each case alleging that any Training Dataset or AI Technology used in the development, training, operation, use or improvement of any Company AI Product by the Company or a Subsidiary was biased, untrustworthy or manipulated in an illegal manner and no report, finding or impact assessment of any internal auditor, external auditor or other third party, has made or is currently making any such allegation, or (iii) received any request, written or otherwise, for information or testimony from regulators, legislators or any Governmental Entity concerning any Company AI Product or any AI Technology.

(t)The Company and the Subsidiaries take all reasonable measures as customary in companies of similar size offering similar services related to the ethical or responsible use of AI Technology at and by Company and the Subsidiaries.  Except as set forth in Schedule 2.14(t), to the Company’s knowledge, there have been no (i) claims or allegations challenging the Company’s or any Subsidiary’s ethical use of AI Technology, and (ii) complaints, claims, proceedings, litigation or governmental inquiries or investigations alleging that, or questioning whether, any Training Dataset or AI Technology used in the operation, use, improvement, development, training, fine tuning, or testing of any Company Product was biased, untrustworthy, or manipulated in an unethical way (and no report, finding or impact assessment of any internal or external auditor or other third party makes any such allegation).

(u)The Company and its Subsidiaries have implemented and complied with reasonable policies and procedures, consistent with industry standards for similarly situated companies, for the use of AI Technology in the conduct of the Company’s and its Subsidiaries’ businesses.

(v)Except as set forth on Schedule 2.14(v) or to the extent as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, and, to the Company’s Knowledge, all other Persons acting for or on behalf of the Company or any of its Subsidiaries in connection with any Company AI Product, have complied, and now comply, with all: (i) use restrictions and other requirements of any license, consent, or other Contract, website terms of use or terms of service, or other terms relating to the use of AI Technology, or Training Datasets, in the conduct of the Company’s and its Subsidiaries’ businesses; and (ii) Laws applicable to the design, development, training, fine tuning, implementation, deployment, provision, or use of any Company AI Product.

(w)To the Company’s Knowledge, neither the Company nor any Subsidiary has used or employed any AI Technology in a manner that limits or impairs the Company’s or any Subsidiary’s ownership of any Company Intellectual Property or Company Products.

(x)The Company and its Subsidiaries have not used, and have not knowingly permitted any third party to use, any Trade Secrets or other Confidential Information owned by the Company or its Subsidiaries as data to train any AI Technology, other than the Company’s proprietary AI Technology, and have implemented commercially reasonable efforts to implement restrictions with AI Technology suppliers prohibiting such use.

(y)Except as set forth in Schedule 2.14(y), neither the Company nor any Subsidiary has received any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending or approved, from the Israel Innovation Authority (previously known as the Office of Chief Scientist of the Israeli Ministry of Economy) (the “IIA”) or any related authorities or programs, the Israeli Investment Center, the Israel Tax Authority, the State of Israel, and any bi-, multi-national, regional or similar program, framework or foundation (including, for example, BIRD) or the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity. Neither the Company nor any Subsidiary has, or ever had, any ongoing reporting, financial or other obligations toward the IIA pursuant to Israel’s Encouragement of Industrial Research, Development and Technological Innovation Law, 5744–1984 (the “Innovation Law”), nor will any such obligations be triggered as a result of the Transactions contemplated by this Agreement. There are no restrictions whatsoever imposed by the Innovation Law that impair the transfer, assignment or licensing, whether inside or outside the State of Israel, by the Company or any Subsidiary of any of the Company Intellectual Property.

2.15Product Warranties; Services; Support.

(a)Each product or service (including Company Software) excluding any beta or evaluation products or services developed, sold, licensed, leased, delivered, or otherwise commercially exploited by the Company or any of the Subsidiaries (collectively, the “Company Products”) conforms in all material respects, with the specifications for such Company Product, all applicable contractual commitments and all applicable express warranties. Except as set forth on Schedule 2.15(a) or as was made available during due diligence, no Company Product is subject to any guaranty, warranty, or other indemnity beyond the Company’s or its Subsidiaries’ applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.  Except as set forth on Schedule 2.15(a), no Company Product has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and no event has occurred, and to the Company’s Knowledge, no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relating to any Company Product.

(b)Except as set forth on Schedule 2.15(b), to the Company’s Knowledge, all services provided by the Company or any of the Subsidiaries to any third Person (“Services”) were performed in material conformity with the terms and requirements of all applicable express warranties, all applicable services Contracts and in all material respects with all applicable Laws. There is no claim pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries relating to any Services or services Contract and to the Company’s Knowledge, there is no reasonable basis for the assertion of any such claim.

2.16Company Contracts.

(a)Schedule 2.16 sets forth each of the following Contracts to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound:

(i)any collective bargaining agreement, works council, and any other staff representation agreement;

(ii)any Workforce Agreement;

(iii)any agreements with any professional employer organization or any agreement with an employee leasing agency for the engagement of temporary or leased employees by the Company;

(iv)any bonus or any other incentive compensation, deferred compensation, severance, termination pay, salary continuation, change of control, pension, profit sharing or retirement plan, other compensation or benefits related to termination of employment or services to the Company or any other employee benefit plan, scheme or arrangement that is not listed on Schedule 2.23(a);

(v)any commission and/or sales Contract with any current Employee, other employee, worker, individual consultant, contractor or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any of the Subsidiaries, that is not listed on Schedules 2.24(a), 2.24(b) or 2.24(c);

(vi)any equity incentive plan or scheme (including any stock option plan or scheme, stock appreciation rights plan or scheme, or stock purchase plan or scheme), including the Company Option Plan, under which any Company Security or Subsidiary Security or any Security Right with respect thereto has been or may be granted or issued, and any Contract, plan or scheme any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Merger, or any of the other Transactions or the value of any of the benefits of which will be calculated on the basis of the Merger, or any of the other Transactions;

(vii)any Contract whereby the Company or any of the Subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(viii)any Contract of indemnification or guaranty to any third party other than Contracts including written indemnification commitments made by the Company in favor of its customers, resellers and other commercial partners in the ordinary course of business;

(ix)any Contract containing any covenant limiting the freedom of the Company or any of the Subsidiaries or any of their Affiliates to (A) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service or (B) solicit for employment, hire or employ any Person;

(x)any Contract relating to capital expenditures and involving future payments in excess of $[*] in any individual case or $[*] in the aggregate;

(xi)any Contract relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any of the Subsidiaries’ business;

(xii)any Contract relating to the borrowing of money or the extension of credit or any Indebtedness or Lien or capital lease in excess of $[*];

(xiii)any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar Contract involving the sharing of profits, losses, costs or liabilities with any other Person;

(xiv)any Contract pursuant to which the Company or any of the Subsidiaries has advanced or loaned any amount to any current or former stockholder of the Company, any Employee, any consultant or contractor of the Company or of any of the Subsidiaries, other than business expense advances in the ordinary course of business consistent with prior practice;

(xv)any Contract with any Material Customer or Material Vendor;

(xvi)any Government Contract;

(xvii)any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by the Company or any of the Subsidiaries that, if accepted by the receiving party, would obligate the Company or any of the Subsidiaries to enter into a Disclosable Contract;

(xviii)any Contract pursuant to which the Company or any of the Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of the Subsidiaries’ sale, distribution, license or support of any Company Products or Services; and

(xix)any other Contract that involves outstanding or future payment obligations of $[*] or more and is not cancelable by the Company or a Subsidiary without penalty within [*] days.

(b)Each Disclosable Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. To the Company’s Knowledge, no party obligated to the

Company or any of the Subsidiaries pursuant to any such Contract is in material default thereunder.  The Company and each of the Subsidiaries are in compliance in all material respects with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under any of the terms or conditions of any Disclosable Contract, nor, to the Company’s Knowledge, has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third Person. The Company and each of the Subsidiaries is in material compliance with all delivery requirements, timelines, schedules, time of performance requirements and other milestones under all Disclosable Contracts.  The Company has delivered to Buyer accurate and complete copies of all Disclosable Contracts.

2.17Interested Party Transactions.

(a)No director or officer, or to the Company’s Knowledge, Affiliate, of the Company or any of its Subsidiaries (nor, to the Company’s Knowledge, any parent, sibling, direct descendant or spouse of any such Persons, or any trust, partnership, corporation or other legal entity in which any of such Persons has or has had an economic interest) has or has had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of the Subsidiaries, any goods or services, or (ii) a beneficial interest in any Contract to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound; provided, however, that ownership of no more than [*] percent ([*]%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 2.17(a).

(b)There are no receivables of the Company or any of the Subsidiaries owing by any Employee, consultant or contractor to the Company or any of the Subsidiaries (nor, to the Company’s Knowledge, any parent, sibling, direct descendant or spouse of any such Persons, or any trust, partnership, corporation or other legal entity in which any of such Persons has or has had an economic interest), other than advances to Employees in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with prior practice). None of the Company Stockholders have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of the Subsidiaries.  There are no receivables of any past or present members of the Company Board owing by the Company other than reimbursable business expenses to the members of the Company Board.

2.18Compliance with Laws.

(a)The Company and each of the Subsidiaries have at all times since their respective dates of formation been in compliance with all Laws in all material respects.  Neither Company nor any of the Subsidiaries have received any written notices of material non-compliance or violation with respect to any Law since their respective dates of formation.

(b)Without limiting the generality of the foregoing, the Company and each of the Subsidiaries have at all times since their respective dates of formation been compliance in all material respects with any applicable Laws related to (i) the import and export of commodities, services, software, hardware, technology or other Intellectual Property, the Export Administration Act, the Export Administration Regulations, customs Laws and any rules and regulations issued under any of the foregoing, or (ii) encryption technology, including pursuant to the Israel Control of Products and Services Declaration (Engagement in Encryption) 1974, as amended. No Proceeding or notice has been filed or commenced against the Company or any of the Subsidiaries alleging any failure to comply with any such Laws, and no voluntary disclosure has been filed by the Company or any of the Subsidiaries with any Governmental Entity concerning any non-compliance with any such Laws.

2.19Litigation. Except as set forth on Schedule 2.19, there is no Proceeding of any nature pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries, any of their respective properties or assets nor, to the Company’s Knowledge, any of their respective Employees, independent contractors, consultants or temporary employees (in each case relating to their capacity as such), nor is there any reasonable basis therefor or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending Proceeding. None of the Company, the Subsidiaries nor the Company’s Real Property is subject to any order that materially impairs the Company’s or any of the Subsidiaries’ ability to operate the business as currently conducted.  Schedule 2.19 lists each Proceeding that has ever been commenced by or against the Company or any of the Subsidiaries.

2.20Insurance.  Schedule 2.20 sets forth all insurance policies and fidelity bonds covering the services, intellectual property, contractual obligations, assets, business, equipment, properties, operations, and Employees of the Company, any of the Subsidiaries or any of their Affiliates (including insurance policies to cover any of the foregoing for any subcontracted and outsourced services), including the type of coverage, the carrier, the amount of coverage, the deductible, the term, and the annual premiums of such policies. There is no claim by the Company, any of the Subsidiaries or any of their Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed.  There is no pending claim that could reasonably be expected to exceed the policy limits.  The Company has noticed all applicable claims under the appropriate policies and to the Company’s Knowledge, there are no circumstances or incidents that may lead to a claim or loss that has not yet been reported or noticed to the respective appropriate insurance carriers.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, the Subsidiaries and their Affiliates are otherwise in material compliance with the terms of such policies and bonds.  To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any of such policies.  None of the Company, any of the Subsidiaries or any of their Affiliates has ever maintained, established, sponsored, participated in, or contributed to any self-insurance plan or program.  Each director and officer of the Company and any of the Subsidiaries is insured under the directors’ and officers’ liability insurance coverage presently maintained by the Company.

2.21Books and Records.  The minute books and other similar records of the Company and each of the Subsidiaries contain complete and accurate records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting.  Complete and accurate copies of the foregoing materials have been delivered to Buyer.

2.22Brokers and Finders. Except as set forth on Schedule 2.22, neither the Company nor any of the Subsidiaries have incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger, or any of the other Transactions.

2.23Employee Benefit Plans.

(a)Schedule of Company Employee Plans.  Schedule 2.23(a) sets forth each Company Employee Plan.  Neither the Company nor any of the Subsidiaries has any stated plan, intention, or commitment to establish or enter into any new Company Employee Plan or to modify or terminate any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as expressly required by this Agreement or the Related Agreements).

(b)Employee Plan Documents.  The Company has made available to Buyer correct and complete copies of the following (to the extent available to the Company with respect to Company Employee Plans not sponsored by the Company or a Subsidiary): (i) all documents constituting the Company Employee Plans and related trust agreements (if applicable), including all amendments thereto (or, if such Company Employee Plan is not written, an accurate description of the material terms thereof); (ii) the three (3) most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries, in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the three (3) most recent annual and periodic accountings of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all material determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Employee Plan from the IRS or any similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries relating to Company Employee Plans and copies of all material applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Employee Plan received within the last three (3) years, (vii) all material written Contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity Contracts and group insurance Contracts, (viii) all non-routine communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company or any of the Subsidiaries and that are not reflected in the current summary plan description and plan document; (ix) all forms and notices relating to the provision of post-employment continuation of health coverage; (x) all material policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; and (xi) the results of nondiscrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year.

(c)Employee Plan Compliance.  The Company and each of the Subsidiaries have performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code (whether as a matter of substantive Law or as necessary to secure favorable tax treatment). No individual who has performed services for the Company has been excluded from participation in any Company Employee Plan or otherwise failed to receive from or be offered any compensation or benefits by the Company in violation of applicable Law or the terms of such Company Employee Plan.

(d)Neither the Company nor any of its Subsidiaries now, or has ever, established, sponsored, or maintained any Company Employee Plan that is intended to qualify under Section 401(a) of the Code.

(e)No Company Employee Plan, nor any trustee, administrator, or other third-party fiduciary and/or party in interest thereof has engaged in any breach of fiduciary responsibility or “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) to which Section 4975 of the Code or Section 406 applies and which could reasonably be expected to subject the Company, any of its stockholders, officers, directors, or Employees or any ERISA Affiliate, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Neither the Company, nor any stockholder, officer, director or Employee of the Company, has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Section 409 or 502(i) of ERISA.

(f)There are no Proceedings pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) under or related to any Company Employee Plan, against any fiduciary thereto or the plan sponsor or administrator, or against the assets of any trust under any Company Employee Plan, there has been no such Proceeding, and there is no reasonable basis for any such Proceeding. Neither the Company nor any of its Subsidiaries is in default under or in violation of, and have no Knowledge of any default or violation by any other party to, any Company Employee Plan.  To the Company’s Knowledge, all annual reports and other filings required by the IRS, United States Department of Labor or any other similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries have been timely made.  Neither the Company nor any of the Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(l) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company or any of the Subsidiaries.

(g)Each Company Employee Plan can be amended, terminated or otherwise discontinued at any time by the Company or the applicable Subsidiary on or after the Effective Time in accordance with its terms, without liability to the Company, any of the Subsidiaries, Buyer or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event).

(h)Plan Status.  None of the Company, any of the Subsidiaries or any ERISA Affiliate has now, or ever, maintained, established, sponsored, participated in or contributed to any plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code. None of the Company, any of the Subsidiaries or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA.  No Company Employee Plan is a “multiple employer plan” as defined in Section 210 of ERISA, Section 413 of the Code or Section 4063, 4064, or 4066 of ERISA, “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)Health Care Law.  The Company, its Subsidiaries and each Company Employee Plan is, and at all times has been, in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “Health Care Law”), to the extent applicable, including the timely filing of any Forms 1095-C and 1094-C. The operation of each Company Employee Plan has not resulted, nor is it reasonably expected to result in the incurrence of any material penalty or liability to the Company pursuant to the Health Care Law.  The Company has not attempted to maintain the grandfathered health plan status under the Health Care Law of any Company Employee Plan.

(j)Multiemployer Plans.  At no time has the Company, any of the Subsidiaries or any ERISA Affiliate maintained, established, sponsored, participated in, contributed to or been requested to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA or any similar concept under any other applicable Law.

(k)No Self-Insured Plans.  None of the Company, any of the Subsidiaries or any ERISA Affiliate has now, or ever, maintained, established, sponsored, participated in or contributed to any self-insured welfare plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(l)No Post-Employment Obligations.  No Company Employee Plan provides, or has any obligation to provide, life insurance, medical or other employee welfare benefits to any Person upon or after their retirement or termination of employment or separation from service with the Company for any reason, except as may be required by Law at the sole expense of such Person, and neither the Company nor any of the Subsidiaries has ever represented, promised, or contracted (whether in oral or written form) to any Person (either individually or as a group) that such Person(s) would be provided with life insurance, medical or other employee welfare benefits upon or after their retirement or termination of employment or separation from service, except to the extent required by Law.

(m)Funding of Plans.  With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company and the Subsidiaries, under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date. The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeds the current value of all benefits liabilities under that Company Employee Plan.

(n)Effect of Transactions.  Except as set forth on Schedule 2.23(n), the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions (either alone or in combination with any other additional or subsequent event, including a termination of employment or passage of time), will not result in any compensation or benefits (including any bonus, retention, change in control or severance compensation or benefits) becoming due, vested, accelerated, funded (through a grantor trust or otherwise), payable, increased, or in the forgiveness of indebtedness with respect to any Employee.

(o)Non-U.S. Jurisdictions.  Each Company Employee Plan that is subject to the Laws of a jurisdiction outside of the United States (each such plan, a “Foreign Plan” and all such plans, collectively, the “Foreign Plans”) is listed in Schedule 2.23(o). With regards to each Foreign Plan (i) such Foreign Plan is in compliance in all material respects with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) all contributions to, and payments from, such Foreign Plan that may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made and/or an amount has been accrued therefor, (iii) the Company and the Subsidiaries have complied in all material respects with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the governmental authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in accordance with its terms, (v) to the Company’s Knowledge, there are no pending investigations by any governmental authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to such Foreign Plan, and (vii) each Foreign Plan that is intended to qualify for special Tax treatment, meets all requirements for such treatment, is fully funded and has been fully accrued for on the Company Financial Statements and if required to be registered, has been registered with the appropriate Governmental Entities and has been maintained in good standing with the appropriate Governmental Entities and there is no Employee, director, worker, contractor, or consultant that has any entitlement to any early retirement benefits.

(p)Taxation.  Each Company Employee Plan has been properly classified with respect to the payment of Taxes, including, in particular, social security payments and contributions, and any exemptions have been properly applied and all filings have been completed accurately and in a timely manner with the appropriate Tax Authorities.

2.24Employment Matters.

(a)Schedule 2.24(a) sets forth, subject to compliance with any Data Protection Requirements and to the extent applicable with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall): (i) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of the Subsidiaries, and whether the Employee is on an active or inactive status; (ii) such Employee’s title and job function; (iii) such Employee’s annualized compensation as of the Agreement Date, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission accrual and potential, severance pay accrual and potential, and any other forms of compensation whether accrued or potential; (iv) whether such Employee is on a leave of absence and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by applicable Law) and the anticipated date of return to full service; (v) whether such Employee is employed by the Company or one of the Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; (vi) the Company or Subsidiary facility at which such Employee is deemed to be located (city and state); (vii) any governmental authorization, permit, or license that is held by such Employee and that is used in connection with the Company’s or any of the Subsidiaries’ business; (viii) Fair Labor Standards Act classification (e.g., exempt or non-exempt); (ix) whether such Employee is working with the Company pursuant to any work permit, work visa or similar authorization; and (x) with respect to each Employee of the Israel Subsidiary, whether such Employee is subject to the arrangement under Section 14 of the Israeli Severance Pay Law, 1963, and the General Permit Regarding the Payment by Employers to a Pension Fund and to an Insurance Account in Lieu of Severance Pay dated June 9, 1998 (the “Section 14 Arrangement”) (and, to the extent such Employee is subject to the Section 14 Arrangement, whether such arrangement has been applied to such Employee from the commencement date of such Employee’s employment and on the basis of such Employee’s entire salary). Other than their salaries made available to Buyer pursuant to this Section 2.24(a), Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(b)Schedule 2.24(b) contains a list of individuals who are currently performing services for the Company or any of the Subsidiaries and are classified as “consultants” or “contract labor” or “independent contractors” or “temporary employees,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” or “temporary employee” and whether the Company or any of the Subsidiaries is party to a consulting, contract labor, or independent contractor Contract with the individual or an entity with which such individual is an employee. Any such Contracts have been delivered to Buyer.

(c)Each Workforce Agreement and any amendment thereto has been delivered to Buyer and listed on Schedule 2.24(c).  Except as set forth on Schedule 2.24(c), the employment of each of the current Employees is terminable by the Company at will (except for non-United States Employees of the Company or any of the Subsidiaries located in a jurisdiction that does not recognize the “at-will” employment concept, provided that each such jurisdiction and the affected Employees’ notice periods and termination indemnities entitlements are set forth on Schedule 2.24(c)), and, except as set forth on Schedule 2.24(c), neither the Company nor any of the Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees. Except for current non-United States Employees located in a jurisdiction where employees have a right to continuous employment (provided that each such jurisdiction and the affected Employees are set forth on Schedule 2.24(c)), neither the Company nor any of the Subsidiaries or any other Person has, entered into any Contract that obligates or purports to obligate Buyer or any of its Affiliates to make an offer of employment to any Employee, consultant or contractor of the Company or any of the Subsidiaries or promised, agreed or otherwise provided any assurances (contingent or other) to any Employee, consultant or contractor of the

Company or any of the Subsidiaries of any future variation of the terms or conditions of employment with Buyer or any of its Affiliates following the Closing.

(d)The Company and each of the Subsidiaries has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, employment policy statements, employment customs and practices, internal regulations, data privacy notices, collective bargaining or labor agreements and Workforce Agreements with respect to Employees, all of which complied at all relevant times with applicable Law in all material respects.

(e)(i) None of the current Employees has given the Company or any of the Subsidiaries written notice terminating his or her employment with the Company or any of the Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of the Subsidiaries or in connection with the Transactions; (ii) neither the Company nor any of the Subsidiaries has a present intention to terminate the employment of any current Employee; (iii) to the Company’s Knowledge, no current Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other Contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any of the Subsidiaries, or (B) the Company’s business or operations; and (iv) to the Company’s Knowledge, no current Employee, contractor or consultant is in violation of any material term of any employment agreement, non-disclosure or confidentiality agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company or any of the Subsidiaries, as the case may be.

(f)Except as set forth on Schedule 2.24(f), neither the Company nor any of the Subsidiaries is presently, nor have they been in the past, a party to or bound by any union or labor Contract or agreement, collective bargaining agreement, works council agreement, staff representation agreement, or similar Contract, and there has never been, and there are not pending nor, to the Company’s Knowledge, threatened, any activities or proceedings of any labor union or works council or other employee representation group to organize any Employees.

(g)Neither the Company nor any of the Subsidiaries is engaged or has ever been engaged in any material unfair labor practice.  There has never been any industrial action, slowdown, labor strike, work stoppage, labor dispute or union organizing activity, unfair labor practice complaint pending before a Governmental Entity, or any similar activity or dispute, affecting the Company, any of the Subsidiaries or any Employees.  There is not now pending, and to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity.

(h)The Employees are, and within the past two (2) years have been, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees.  Any Persons now or heretofore engaged by the Company or any of the Subsidiaries as consultants, contract laborers, independent contractors, or temporary employees, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes. Neither the Company nor any of the Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, premium pay for missed meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, mandatory or voluntary profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed (including business expenses) or damages or interest paid to such individuals. Neither the Company nor any of the Subsidiaries is liable for any payment to any trust, insurance company or other fund or entity or to any Governmental Entity, with respect to unemployment compensation benefits, social security, provident fund, continuing education fund, pension fund, or managers insurance or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with prior practice).

(i)(i) Except for the Section 14 Arrangement for certain Employees as provided to Buyer, neither the Company nor any of the Subsidiaries has a contractual or customary severance pay practice or policy; (ii) neither the Company nor any of the Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and the Subsidiaries’ policies) or binding agreement to any Employee arising from the termination of employment under any benefit or severance policy, practice, Contract, plan, program of the Company or any of the Subsidiaries, applicable Law or otherwise; and (iii) as a result of or in connection with the Transactions or as a result of the termination by the Company or any of the Subsidiaries of any Persons employed by the Company or any of the Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises under any of the Company’s or any of the Subsidiaries’ benefit or severance policy, practice, Contract, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) except as set forth on Schedule 2.24(i)(B), to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. As of the Closing Date, the Company and each of the Subsidiaries will have satisfied in full all of their obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever, except for obligations under applicable Law arising in any jurisdiction outside the United States where continuity of employment is provided for under the applicable Law of such jurisdiction.

(j)Except as set forth on Schedule 2.24(j), the Company and each of the Subsidiaries has been and is in compliance in all material respects with all applicable Laws, regulations, and Contracts, Workforce Agreements and collective bargaining agreements and extension orders respecting employment, employment practices, employee benefits, terms and conditions of employment, equal employment opportunity, discrimination, occupational safety and health, workers’ compensation, employee privacy, payroll and withholding taxes, orders, regulations, ordinances and guidelines by any Governmental Entity, immigration matters, labor matters, safe and healthy conditions of work, wages and hours, and the Section 14 Arrangement for those Employees to which it is applied, as provided to Buyer in accordance with Section 2.24(a), in each case, with respect to its Employees and to the Company’s Knowledge there are no material allegations to the contrary.

(k)There are no Proceedings pending, or to the Company’s Knowledge, threatened, before any Governmental Entity or tribunal by or on behalf of any Employee, former employee, applicant, consultant, volunteer, intern, or independent contractor, or other individuals or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee, former employee, applicant, consultant, volunteer, intern, or independent contractor or any other Person arising out of the Company’s or any of the Subsidiaries’ status as employer or joint employer, including, without limitation, any charge, investigation or claim relating to employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise, compensation, severance benefits, vacation time, paid time off, meal or rest breaks, vacation pay or pension benefits, maternity benefits, statutory benefits, equal employment opportunities, fair employment practices, reasonable accommodation, disability rights or benefits, human rights, pay equity, accessibility, language, immigration, overtime compensation, employment or labor standards, employee classification, child labor, hiring, promotion and termination of employees, working conditions, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment-related matter arising under applicable Laws, nor, to the Company’s Knowledge, is there any reasonable basis for any of the foregoing. In addition, there are no pending, or to the Company’s Knowledge, threatened claims or actions against the Company or any of the Subsidiaries under any workers compensation policy or long-term disability policy, nor to the Company’s Knowledge is there any reasonable basis therefor.  The Company and each of the Subsidiaries have complied with, and are in compliance with, all applicable workers compensation Laws in all material respects and there are no outstanding levies, assessments, and penalties made against the Company and each of the Subsidiaries pursuant to any applicable worker’s compensation statute. No employees of the Company or Subsidiaries are in receipt of workers’ compensation benefits, and there are no outstanding penalties pursuant to workers’ compensation statutes, or charges regarding the same.

(l)Except as set forth on Schedule 2.24(l), the Company and each of the Subsidiaries, and, to the Company’s Knowledge, each current Employee is in compliance with all immigration Laws, including Form I-9 requirements, any applicable mandatory E-Verify obligations, applicable visa and work permit requirements, and no visa or work permit held by a current Employee will expire during the six (6)-month period beginning on the Closing Date.

(m)Neither the Company nor any of the Subsidiaries has implemented any plant or office closing, transfer of Employees or layoff of Employees within the meaning of Worker Adjustment and Retraining Notification Act and/or any similar state, local, or foreign Laws (“WARN Act Laws”) or issued any notification of a plant closing or mass layoff required by WARN Act Laws or similar foreign law. Neither the Company nor any of the Subsidiaries has made any temporary layoffs, furloughs or hours reductions that would trigger notice requirements under any WARN Act Laws were such temporary layoff, furlough or hours reduction to last for at least six (6) months.  The consummation of the transactions contemplated hereby will not create liability for any act by the Company nor any of the Subsidiaries on or prior to the Closing under the WARN Act Laws or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.  Any WARN Act liability or obligations, including those under any applicable Law, prior to the Closing shall be borne entirely by the Company.

(n)The Company and each of the Subsidiaries have obtained all required approvals, consents, and more generally taken all necessary steps with the Employees or their representatives and/or Governmental Entities, such as collective or individual consultation, information, notification or negotiations, as may be required by Law such that this Agreement shall have full force and effect at Closing on the Employees and the parties hereto.

(o)There has not been any allegation, or to the Company’s Knowledge, threatened allegation of sexual harassment or sexual misconduct against any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company or its Subsidiaries in their capacity as such. Neither the Company nor its Subsidiaries have entered into any settlement agreements related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company or its Subsidiaries.

(p)Neither the Company nor any of the Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code (or any similar provision of applicable state, local or non-U.S. Law). There is no Company Employee Plan, arrangement or other Contract by which the Company or any of the Subsidiaries is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code (or any similar provision of applicable state, local or non-U.S. Law).  None of the shares of outstanding capital stock of the Company or any of the Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any similar provision of applicable state, local or non-U.S. Law).  No individual who is currently, or has previously been, engaged as a consultant, or classified by the Company or a Subsidiary as an independent contractor, of the Company or a Subsidiary (whether directly or through a personal service company or other intermediary) or who provides or has previously provided services through an employment agency or business has been incorrectly classified as an independent contractor, consultant, or self-employed and should have been properly engaged or treated as an employee or worker of the Company or a Subsidiary and no such individual nor any Tax authority has brought or intimated any claim or action against the Company or a Subsidiary on this basis.

(q)No payments or loans have been made to, nor any assets made available nor transferred to, nor any assets earmarked, however informally, for the benefit of any employee or former employee (or anyone linked with such employee or former employee) of the Company or a Subsidiary by an employee benefit trust or another third party.

(r)Each plan, program, arrangement or Contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 2.24(r). Each plan, program, arrangement or Contract identified or required to be identified on Schedule 2.24(r) has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto. No Company Employee Plan, arrangement or other Contract provides a gross-up or other indemnification for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(s)Schedule 2.24(s) sets forth for each outstanding Company Option whether such right is an incentive stock option as defined in Section 422 of the Code.

(t)Solely with respect to Employees who reside or work in Israel or resided or worked in Israel while an Employee (each, an “Israeli Employee”):  (i) The Company and its Subsidiaries have none and are not subject to, and no Israeli Employee benefits from, any Israeli extension order (tzavei harchava) (other than extension orders applicable to all employers in Israel); (ii) the Company’s and its Subsidiaries’ obligations to provide severance pay, vacation and contributions to any Company Employee Plan (including pension plans, managers’ insurance policies, continuing education funds and disability insurance) to their Israeli Employees pursuant to Law have been fully funded or, if not required to be fully funded, are accrued on the applicable Company’s or Subsidiary’s financial statements; and (iii) all amounts that the Company or Subsidiary is legally or contractually required to deduct from the Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension funds, managers insurance, provident funds, life insurance, disability insurance, continuing education fund or other similar funds have, in each case, been duly deducted, transferred, withheld and paid in full (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice).

2.25Tax Matters.

(a)The Company and each of the Subsidiaries have properly and timely (taking into account any validly obtained extensions) filed all income and other material Tax Returns required to be filed.  The Company and each of the Subsidiaries have timely paid all income and other material Taxes owed (whether or not shown, or required to be shown, on any Tax Returns).  All income and other material Tax Returns filed by the Company and the Subsidiaries were complete, accurate and correct in all material respects.

(b)Neither the Company nor any of the Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(c)There are no Liens for Taxes upon any of the Company’s or any of the Subsidiaries’ property or assets or the Company Capital Stock, other than Permitted Liens.

(d)No deficiencies for material Taxes have been claimed, proposed, or assessed by any Tax Authority against the Company or any of the Subsidiaries except for deficiencies which have been fully satisfied, settled, or withdrawn.  None of the Tax Returns filed by the Company or any of the Subsidiaries, nor Taxes payable by the Company or any of the Subsidiaries, have been the subject of a Proceeding that has not been resolved or fully paid, and no such Proceeding is currently pending or has been threatened in writing.

(e)Neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return or make any payment of or in respect of Taxes other than an extension taken in the ordinary course of business which is automatically granted by operation of Law, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)Neither the Company nor any of the Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract which is properly treated as a partnership for U.S. federal income Tax purposes.

(g)Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)Neither the Company nor any of the Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to, Section 355 or 361 of the Code.

(i)Neither the Company nor any of the Subsidiaries has participated in an international boycott as defined in Section 999 of the Code.

(j)None of Buyer, the Surviving Corporation, the Company nor any of the Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or non-U.S. applicable Law) made prior to Closing, or the use of an improper method, or cash method, of accounting for any Pre-Closing Tax Period, (ii) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) as a result of a transaction entered into on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount on or prior to the Closing Date, or (vi) an election under Section 108(i) of the Code

(or any corresponding or similar provision of the state, local or non-U.S. Tax Law) made on or prior to the Closing Date (collectively, (i) through (vi) hereof, “Specified Tax Accrual Amounts”).

(k)Neither the Company nor any of the Subsidiaries has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for U.S. federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or non-U.S. Tax Law.  Neither the Company nor any of the Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code, and neither the Company nor any of the Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code. Neither the Company nor any of the Subsidiaries has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(l)Neither the Company nor any of the Subsidiaries is a party to any Tax sharing Contract or similar arrangement (including an indemnification agreement or arrangement) other than a Contract entered into in the ordinary course of business the primary purpose of which is not Taxes.  Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated U.S. federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes, and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), as a transferee or successor, or by contract.

(m)The unpaid Taxes of the Company and the Subsidiaries did not, as of the Balance Sheet Date, materially exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet.

(n)Schedule 2.25(n) lists the U.S. federal income Tax classification of the Company and each of the Subsidiaries since their formations.  No written claim has ever been received by the Company or its Subsidiaries from a Tax Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is subject to Tax in that jurisdiction.

(o)The Company has delivered to Buyer correct and complete copies of all material Tax Returns (including amended Tax Returns) filed, examination reports received, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries received with respect to Taxable periods for which the statute of limitations has not expired as of the Agreement Date.

(p)The Company and each of the Subsidiaries has timely deducted or withheld all material amounts required by Law or Contract to be withheld from the wages, salaries or other payments to Employees of or consultants or contractors to the Company or any of the Subsidiaries or any payments to any third party, has filed all material Tax Returns and paid over any such withheld or deducted amounts to the relevant Governmental Entity as required by Law, and is not liable for any material arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(q)All intercompany transactions between the Company and the Subsidiaries have met the requirements of Section 482 of the Code and the regulations thereunder (and any similar provision of applicable state, local or non-U.S. Law) in all material respects.

(r)The Company is properly registered for and has collected all material sales and use and goods and services and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity.

(s)The Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority).

(t)No Person has ever made a claim for, or received an amount in respect of claims filed by or with the respect to, the Company or any of the Subsidiaries for the “employee retention credit” pursuant to the U.S. Coronavirus Aid, Relief, and Economic Security Act.

(u)Neither the Company nor any of the Subsidiaries has been the recipient of any material Tax grants, abatements or incentives granted or made available by any Tax Authority for the benefit of the Company.

(v)Neither the Company nor any of the Subsidiaries has any material property or obligation that is presently escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheat, unclaimed property, or similar Laws.

(w)The Company and each of the Subsidiaries has never (i) been a resident for tax purposes in a country other than its country of incorporation or (ii) had any trade, business, branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a jurisdiction other than the jurisdiction of its incorporation and is not considered to be a branch, agency, or permanent establishment of an entity resident in a jurisdiction other than the jurisdiction of its incorporation. The Company and each of the Subsidiaries are and always have been managed and controlled only from the jurisdiction of its incorporation since its inception, as such concepts are interpreted by any relevant Tax Authority.

(x)Israeli Tax.

(i)Each stock plan of the Company qualifies as a capital gains route plan under Section 102(b)(2) of the Ordinance (each, a “102 Plan”) and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Securities were issued under a 102 Plan and were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102 of the Ordinance) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Securities only following the lapse of the required thirty (30)-day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents, the appointment of an authorized trustee to hold the Section 102 Securities, and the due deposit of such Section 102 Securities with such trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(ii)The Israeli Subsidiary is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 of the Ordinance.

(iii)The Israeli Subsidiary does not own any interest in any controlled foreign corporation pursuant to Section 75B of the Ordinance, or other entity the income of which is required to be included in the income of the Israeli Subsidiary.

(iv)The Israeli Subsidiary: (A) has been duly registered for the purpose of value added Tax, as defined in the law concerning value added taxes in Israel; (B) has complied, in all respects, with all statutory requirements, Orders, provisions, directives or conditions concerning value added taxes or sales tax or indirect taxation;  (C) has not been required by the relevant authorities of customs and excise to give security;  (D) has collected and timely remitted to the relevant Tax Authority all output value added tax which they were required to collect and remit under any applicable Law;  (E) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, and other transactions and imports made by it; and (F) has not received a refund for input value added tax for which it is not entitled under any applicable Law.

(v)The Israeli Subsidiary has never been at any time a “real property” company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale, and Purchase), 1963.

(vi)Schedule 2.25(x)(vi) describes the terms and conditions of any Tax exemption, grants, tax reliefs, subsidies, Tax holiday or other Tax reduction agreement, incentive or order of other special regime with regard to the payment of Taxes applicable to the Israeli Subsidiary or granted by any Governmental Entity to the Israeli Subsidiary otherwise enjoyed by the Israeli Subsidiary (each item required to be disclosed on Schedule 2.25(x)(vi), a “Tax Incentive”) the periods for which the Tax Incentives apply and a general description of the nature of each such Tax Incentive. Copies of all documents relating to all Tax Incentives have been made available to Buyer.  The Israeli Subsidiary is in compliance in all material respects with the terms and conditions of all Tax Incentives.  No written claim or challenge has been made by any Governmental Entity with respect to the entitlement of the Israeli Subsidiary to any Tax Incentive.  Schedule 2.25(x)(vi) includes all Benefited Enterprise filings or Approved Enterprise approvals or any other filings or approvals of Israeli Subsidiary under the Israel Law for the Encouragement of Capital Investment, 1959.

(vii)The Company and each of the Subsidiaries has never (i) been a resident for tax purposes in a country other than its country of incorporation; (ii) had any business, branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a jurisdiction other than the jurisdiction of its incorporation and is not considered to be a branch, agency, or permanent establishment of an entity resident in a jurisdiction other than the jurisdiction of its incorporation; or (iii) otherwise become subject to income Tax in a jurisdiction other than the jurisdiction of its incorporation. The Company and each of the Subsidiaries comply and have complied with all applicable transfer pricing Laws. The prices for any property or services (or for the use of any property) provided by or to the Company and each of the Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing Laws, including Section 85A of the Ordinance. The Company and each of the Subsidiaries are and always have been managed and controlled only from the jurisdiction of its incorporation since its inception, as such concepts are interpreted by any relevant Tax Authority, including the ITA, the Ordinance and any other applicable law.

(viii)The Israeli Subsidiary has not undertaken any transaction which requires special reporting under Section 131(g), 131D or 131E of the Ordinance and the Israel Income Tax Regulations (Planning Requiring Reporting), 2006, promulgated therein, including any transaction that is the same as or substantially similar to one of the types of transactions that an applicable Tax Authority has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction or as a reportable transaction pursuant any provisions of applicable Laws.

(ix)There is no written claim against the Israeli Subsidiary for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of, or with respect to, the Israeli Subsidiary.  To the Company’s Knowledge, no Tax audit, inquiry, examination or administrative or judicial proceeding is pending or has been threatened with respect to the Israeli Subsidiary. No written claim has ever been made by a Tax Authority in a jurisdiction where the Israeli Subsidiary does not file Tax Returns that the Israeli Subsidiary is or may be subject to taxation in that jurisdiction or required to file Tax Returns in that jurisdiction.

(x)Notwithstanding anything herein to the contrary, the Company (and not any Subsidiary) is the sole and exclusive legal, beneficial and economic owner of all right, title and interest in, to and under the Company Intellectual Property (or the Company (and not any Subsidiary) holds a valid third party license thereto), free and clear of any Liens; provided, that the Subsidiaries hold licenses to the Company Intellectual Property granted to them by the Company as necessary for the Subsidiaries to carry on their business in the ordinary course of business consistent with past practice. The Company Intellectual Property (other than Company Intellectual Property licensed to the Company), was developed solely for the Company’s benefit.

(xi) Less than [*] percent of the value of the Company as a whole (including its Subsidiaries) is attributable directly or indirectly to rights or assets of any kind (tangible or intangible) located or situated in Israel (including the Israeli Subsidiary).

Notwithstanding the foregoing, nothing in this Section 2.25 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, availability, or usability of any net operating loss, capital loss, Tax basis, or other Tax asset or Tax attribute of the Company (and any Subsidiary) (each a “Tax Attribute”) in any Tax period, or portion thereof, beginning after the Closing Date. No indemnity is being provided hereunder (and no Buyer Indemnified Party shall be entitled to make an indemnification claim hereunder) regarding the amount, condition of, or any limitation on, any Tax Attribute or the ability of the Buyer or any of its Affiliates to utilize such Tax Attributes after the Closing.

2.26Customers; Distributors. Schedule 2.26 identifies, and provides a summary of the revenues received from, each customer of the Company and the Subsidiaries (i) that constituted one of the largest [*] customers of the Company by revenue for the fiscal year ended December 31, 2024, and (ii) that constituted one of the largest [*] customers of the Company by revenue for the fiscal year ended on the Balance Sheet Date (collectively, the “Material Customers”), and sets forth each Contract with respect to such customer. Neither the Company nor any of the Subsidiaries has received written notice from any Material Customer indicating that any such customer intends to terminate or not to renew its agreement with the Company and the Subsidiaries. Neither the Company nor any of the Subsidiaries has received written notice from any current distributor of any of the Company’s products indicating that any such distributor intends to cease acting as a distributor of such products or otherwise dealing with the Company and the Subsidiaries. There are no material disputes pending or, to the Company’s Knowledge, threatened under or relating to any Contract with any customer or distributor of the Company or any Subsidiary.

2.27Vendors. Schedule 2.27 identifies, and provides a summary of the amounts paid to each vendor of the Company that constituted one of the largest ten (10) vendors of the Company by revenue for each of (a) the fiscal year ended December 31, 2024 and (b) the fiscal year ended on the Balance Sheet Date (collectively, the “Material Vendors”). Neither the Company nor any of the Subsidiaries has received written notice from any Material Vendor indicating that any such vendor intends to terminate or not to renew its agreements with the Company and the Subsidiaries.  Neither the Company nor any of the Subsidiaries has received notice, nor has any reason to believe, that any Material Vendor has ceased, or intends to cease, to supply goods or services to the Company and the Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company and the Subsidiaries. There are no material disputes pending or, to the Company’s Knowledge, threatened under or relating to any Contract with any vendor of the Company or any Subsidiary.  To the Company’s Knowledge no vendor is in breach of its agreement with the Company or any Subsidiary, as applicable.

2.28Company Customer Information; Confidentiality. The Company and the Subsidiaries have taken reasonable steps to protect any confidential information provided to them by any other Person under obligation of confidentiality in accordance with the terms of such obligation.  Neither the Company nor any of the Subsidiaries has sold, transferred, licensed, disclosed, distributed or otherwise made available to the public or any other Person any customer files or other information relating to the Company’s or any of the Subsidiaries’ current or former customers in violation of confidentiality obligations related thereto, or agreed to do any of the foregoing. Except for information provided to sales representatives and other Employees, independent contractors or service providers with a need to know such information (all of whom are subject to a customary non-disclosure agreement or confidentiality obligations in respect of such information, and in each case to whom Company is not prohibited from disclosing such information), no Person other than the Company or one of the Subsidiaries possesses or has any claims or rights with respect to use of such customer files and other customer information. Neither the Company nor any of the Subsidiaries has sold, transferred, licensed, disclosed, distributed or otherwise made available to any other Person or failed to protect or secure any confidential information, or system containing any confidential information, in violation of any applicable Law, Contract or duty. The Company and the Subsidiaries have in place processes, systems, products, and services that are designed to process, transfer, and protect the privacy and confidentiality of all third Person information in compliance with all applicable Laws, Contracts, and duties.  Except as set forth on Schedule 2.28, the Company and each of the Subsidiaries have at all times taken all commercially reasonable steps to ensure that all confidential information is protected against loss, destruction or damage and against unauthorized access, modification, disclosure or other misuse and there has been no loss, destruction or damage of or unauthorized access to or other misuse of confidential information.

2.29Governmental Authorization.  Schedule 2.29 lists each certification, approval, registration, consent, license, permit, grant, exemption, variance, order, or other authorization issued or granted to, or held by, the Company, any of the Subsidiaries or any Employee by a Governmental Entity (a) pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its properties or (b) that is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of the Subsidiaries to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets.  None of the Company, any of the Subsidiaries, or any Employee is in violation of any Company Authorization in any material respect.  The Company, or if different, the Acquired Person (as such term is defined in the HSR Act), does not have $[*] in annual net sales or total assets pursuant to applicable rules set forth in the HSR Act.  For the purposes of Section 17(a) of the EC Law, the aggregate “sales turnover” (as used here, as such term is used in the EC Law) of the Company and any entity “affiliated” (as used here, as such term is used in the EC Law) with the Company, in Israel, for the year ended December 31, 2025, was less than NIS [*]. Neither the Company nor any entity “affiliated” (as used here, as such term is used in the EC Law) with the Company is a “monopoly” (as such term is defined in Section 26(a)(1) of the EC Law), in Israel whether declared or undeclared.

2.30Corrupt Practices.

(a)The Company and each of the Subsidiaries and, to the Company’s Knowledge, each Employee, distributor, reseller, contractor, consultant, or agent of the Company or any of the Subsidiaries, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other applicable Laws that prohibit commercial bribery, domestic corruption or money laundering. The books and records of the Company and the Subsidiaries have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and, to the extent not directly applicable, the Company maintains substantially equivalent books, records and accounting controls. The Company maintains in effect a compliance program that is reasonably designed to ensure compliance by the Company and the Subsidiaries with all applicable anti-corruption Laws.

(b)Without limiting the foregoing, neither the Company, the Subsidiaries, nor any of their respective Employees, distributors, resellers, contractors, consultants, agents, or other Persons acting at the direction of or on behalf of the Company or a Subsidiary has, in the course of its actions for, or on behalf of, the Company or a Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful offer, contributions, gifts, entertainment, or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful offer or payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; or (iii) made any other unlawful offer, bribe, rebate, payoff, influenced payment, kickback, or other material unlawful offer or payment to any foreign or domestic governmental official or employee or member of any political party or non-governmental organization.

(c)The Company and each of the Subsidiaries: (i) comply with all applicable anti-slavery and human trafficking law, statutes and regulations from time to time in force; and (ii) make reasonable enquiries to ensure that its officers, employees and subcontractors have not been convicted of slavery or human trafficking offences.

2.31Data Protection, Privacy Compliance and Security.

(a)Except as set forth on Schedule 2.31(a), the Company and the Subsidiaries are and have been in compliance in all material respects with, and have not received written notice that they or any of their respective customers or partners (including subcontractors, suppliers, subprocessors, vendors, resellers, referral partners, distributors and any other third parties) have failed to comply with or violated any:

(i)applicable Data Protection Requirements;

(ii)published, currently effective privacy policies and data and information security programs, policies and procedures of the Company and each of the Subsidiaries and of any other Person (only to the extent that the Company or any of the Subsidiaries is or has been contractually or otherwise bound by such privacy policies and data and information security programs, policies and procedures); or

(iii)terms of use, terms of service, and any applicable Contract of the Company and each of the Subsidiaries and of any other Person (to the extent that the Company or any of the Subsidiaries is contractually or otherwise bound by such terms of use or terms of service) governing the processing of Personal Data subject thereto.

(b)None of the published publicly-facing privacy and data security policies including FAQs of the Company or its Subsidiaries has been or is materially inaccurate, misleading, or deceptive.

(c) (i) To the Company’s Knowledge, the Transactions, including the execution, delivery, and performance of this Agreement and the other documents contemplated hereby will not result in the Company or any of the Subsidiaries Merger Sub, Buyer, or any Affiliate being in violation of any applicable Data Protection Requirements; and (ii)  the transfer of any Personal Data or customer, vendor or partner data to the Merger Sub, Buyer, or any Affiliate of Buyer, will not result in the Company or any of the Subsidiaries, Merger Sub, Buyer, or any Affiliate being in violation of any applicable Data Protection Requirements. The Company has conducted appropriate assessments and implemented necessary mechanisms (including but not limited to Standard Contractual Clauses, Binding Corporate Rules, or other lawful transfer mechanisms) to ensure that any cross-border transfers of Personal Data contemplated by the Transactions comply with all applicable Data Protection Requirements.

(d)Except as set forth on Schedule 2.31(d), the Company and each of the Subsidiaries have implemented reasonable technical, administrative, and physical safeguards as customary in companies of similar size offering similar services, designed to protect all Personal Data and customer and partner data maintained by or on behalf of the Company against loss, destruction, compromise to its integrity or damage and against unauthorized access, use, modification, disclosure, acquisition, or other misuse or unauthorized Processing (a “Security Incident”), and, to the Company’s Knowledge, except as set forth in Schedule 2.31(d), there has been no Security Incident involving Personal Data maintained by or on behalf of the Company. No circumstance has arisen in which Data Protection Requirements would require the Company or any of the Subsidiaries to notify a Governmental Entity or any other Person of a data security breach, Security Incident, or violation of any data security policy.

(e)The Company and each of the Subsidiaries are not currently involved in or the subject of, and have never been involved in or the subject of any Proceedings related to any Data Protection Requirements (with respect to investigation, examination, inquiry, claim, or audit that was not disclosed to the Company, this representation is provided solely to the Company’s Knowledge). Neither the Company nor any of the Subsidiaries has made any agreement with or commitment to any Governmental Entity with respect to any regulatory enforcement action (including any consent decree or settlement) regarding data protection, privacy, security, or the collection, use, disclosure, sale or licensing of Personal Data or Data Protection Requirements (with respect to investigation, examination, inquiry, claim, or audit this representation is provided solely to the Company’s Knowledge). Neither the Company nor any of the Subsidiaries is currently party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale, or licensing of Personal Data, or Data Protection Requirements.

(f)The Company does not intentionally collect Sensitive Personal Data and maintains processes designed to limit the collection of any such data and to remediate it (including where technically possible, deletion) if identified.

(g)To the Company’s Knowledge, except as set forth in Schedule 2.31(g), no breach, Security Incident or violation of any data security policy in relation to any Personal Data or customer or partner data held by the Company or any of the Subsidiaries has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Personal Data or customer or partner data held by the Company or any of the Subsidiaries. Except as set forth on Schedule 2.31(g), no circumstance has arisen in which Data Protection Requirements would require the Company or any of the Subsidiaries to notify a Governmental Entity or any other Person of a data security breach, Security Incident or violation of any data security policy.

(h)The Company and each of the Subsidiaries have complied with, are in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a violation of all applicable Payment Card Industry Rules and the Payment Card Industry Data Security Standards, as they may be amended from time to time, and with the individual compliance programs for each payment card that the Company or any of the Subsidiaries accepts, and with any other payment information-related security obligations to which the Company has contractually agreed, including with respect to transactions processed in any way (including any Processing of transaction data or Payment Card Data) by such Company on behalf of any third Person.

2.32Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules) and the Related Agreements

to which the Company or any Subsidiary is a party, neither the Company nor any of the Subsidiaries nor any other Person has made, makes or shall be deemed to make any other express or implied representation or warranty, either written or oral, with respect to or on behalf of the Company, including with respect to the Company, its business, operations, assets, liabilities, condition (financial or otherwise), prospects, or results of operations or with respect to the accuracy or completeness of any information, documents, projections, forecasts, or other material made available to Buyer or its Representatives in any data room, management presentation, due diligence materials, or otherwise.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each Company Stockholder hereby represents and warrants to the Company, as of the Agreement Date and as of the Closing, as follows:

3.1Organization and Good Standing. Such Company Stockholder (to the extent it is not an individual Person) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

3.2Authority and Enforceability. Such Company Stockholder (to the extent it is not an individual Person) has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery, and performance of this Agreement and the Related Agreements to which such Company Stockholder is a party and the consummation of the Transactions by such Company Stockholder have been duly authorized on the part of Such Company Stockholder.  This Agreement has been, and each of the Related Agreements to which such Company Stockholder is a party will be at the Closing, duly executed and delivered by such Company Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than such Company Stockholder), this Agreement constitutes, and in the case of such Related Agreements they will at Closing constitute, valid and binding obligations of such Company Stockholder, enforceable against such Company Stockholder in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to such Company Stockholder in connection with the execution, delivery and performance of this Agreement and the Related Agreements by such Company Stockholder or the consummation by such Company Stockholder of the Transactions except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws or would not individually or in the aggregate reasonably be expected to be material to such Company Stockholder’s ability to consummate the Merger or the other Transactions.

3.4No Conflict. The execution, delivery and performance by such Company Stockholder of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of such Company Stockholder (to the extent it is not an individual Person), or (b) any Law applicable to such Company Stockholder or any of its properties (whether tangible or intangible) or assets, except, in the case of clause (b), for such conflicts, violations or defaults or resulting rights or losses of benefits as would not individually or in the aggregate reasonably be expected to be material to such Company Stockholder’s ability to consummate the Merger, or the other Transactions.

3.5Proceedings. There is no Proceeding pending or, to the knowledge of such Company Stockholder, threatened, at law or in equity or before any Governmental Entity which would, individually or in the aggregate, reasonably be expected to be material to such Company Stockholder’s ability to consummate the Merger, or the other Transactions.

3.6Title. Such Company Stockholder legally and beneficially owns the Company Securities as set forth opposite such Company Stockholder’s name on Schedule 2.6(a), free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws).

3.7Tax Information. All information provided, or to be provided, to Buyer, the Paying Agent, the Israeli Sub Paying Agent or to any Governmental Entity, by or on behalf of such Company Stockholder for purposes of enabling Buyer, the Paying Agent, the Israeli Sub Paying Agent or any Governmental Entity to determine the amount of Israeli Taxes to be deducted and withheld, if any, from the consideration payable to such Company Stockholder pursuant to this Agreement, and for the ITA to issue a Qualified Withholding Certificate, is, and will be when provided, accurate and complete.

3.8Brokers and Finders. Such Company Stockholder has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger, or any other Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, hereby represent and warrant to the Company, as of the Agreement Date and as of the Closing, as follows:

4.1Organization and Good Standing. Buyer is a corporation, duly incorporated under the laws of its jurisdiction of formation.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Buyer and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

4.2Authority and Enforceability. Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer or Merger Sub is a party and the consummation of the Transactions by Buyer and Merger Sub have been duly authorized by all necessary company action on the part of Buyer and Merger Sub.  This Agreement has been, and each of the Related Agreements to which Buyer or Merger Sub is a party will be at the Closing, duly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Buyer and Merger Sub), this Agreement constitutes, and in the case of such Related Agreements they will at Closing constitute, valid and binding obligations of Buyer and Merger Sub, as applicable, enforceable against each of Buyer and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

4.3Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Merger Sub or the consummation by Buyer and Merger Sub of the Transactions except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, approvals, orders, authorizations, registrations, declarations, filings, and notices as may be required under applicable securities Laws, and (c) such other filings, authorizations, consents, and approvals that if not obtained or made would not reasonably be expected to have a Buyer Material Adverse Effect.

4.4No Conflict. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Related Agreements to which they are a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Buyer or Merger Sub, (b) any material Contract to which Buyer or Merger Sub is a party or to which either of them or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Buyer or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of clauses (b) or (c), for such conflicts, violations or defaults or resulting rights or losses of benefits as would not individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

4.5Proceedings. There is no Proceeding pending or, to the knowledge of Buyer, threatened, at law or in equity or before any Governmental Entity which challenges the validity of this Agreement or which would, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Merger Sub’s ability to consummate the Merger or the other Transactions.

4.6Buyer Shares. The Buyer Shares subject to delivery to the Company Stockholders pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens and restrictions on transfer imposed under applicable securities Laws and restrictions on transfer thereof as provided for herein or Liens imposed as a result of any action or inaction of the Company or any Company Stockholder), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Organizational Documents of Buyer or any agreement to which Buyer is a party or is otherwise bound. As of the Closing, Buyer will have reserved a sufficient number of authorized shares for issuance of the Buyer Shares pursuant to the terms hereof.  The issuance of the Buyer Shares will comply with all applicable federal and state securities Laws in all material respects.  If Buyer is subject to the reporting requirements of the Securities Exchange Act of 1934, Buyer is, and will be as of the Closing, not subject to any stop order or pending proceeding that would prevent the issuance, listing, or resale of the Buyer Shares.

4.7Foreign Ownership. No national or subnational government of a single foreign state (other than an excepted foreign state) has, directly or indirectly, a “substantial interest,” within the meaning of 31 C.F.R. § 800.244, in Buyer.

4.8Brokers and Finders. None of Buyer or Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger, or any other Transactions.

Article V

COVENANTS

5.1Access to Information. Between the Agreement Date and the earlier of the Closing Date or the termination of this Agreement, the Company shall, upon reasonable advance notice, provide the Representatives of Buyer reasonable access, during normal business hours, to (a) the properties, facilities, books, Contracts, commitments, records, customers and current Employees of the Company and the Subsidiaries, and (b) all other information relating to the business, finances, properties, products, services, ongoing disputes, litigation, technology and personnel of the Company and the Subsidiaries as Buyer may reasonably request; provided, that, the Company shall not be required to take any action that would unreasonably disrupt the normal operations of the Company and its Subsidiaries and provided further, that the Company shall not be obligated to provide such access or information if the Company reasonably determines that doing so would result in the disclosure of Trade Secrets or competitively sensitive information, would violate applicable Law, an applicable Order, a Contract or binding confidentiality obligation owing to a third-party, or would jeopardize the protection of an attorney-client privilege, attorney-client work product protection or other legal privilege. No information received by Buyer or any of its Representatives pursuant to this Section 5.1 shall affect any representation, warranty, covenant or obligation in this Agreement of any party hereto or any condition to the obligations of the parties to consummate the Merger, and the other Transactions.

5.2Conduct of Business. From the Agreement Date to the earlier of the Effective Time and the termination of this Agreement, except as (i) expressly contemplated, required or permitted by this Agreement, (ii) required by applicable Law, and (iii) consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), or (iv) set forth on Schedule 5.2, the Company agrees that:

(a)The Company will, and will cause each of the Subsidiaries to, carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with prior practice and policies to preserve intact its present business organization, keep available the services of its present officers and management and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

(b)The Company will not, and will cause each of the Subsidiaries not to:

(i)sell, assign, transfer, lease, or otherwise dispose of any material asset, or create any hypothec, security interest, charge or other encumbrance or Lien thereon except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with prior practice;

(ii)amend its Organizational Documents except as contemplated by Section 5.16;

(iii)(A) waive or release any right or claim involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding $[*] in any individual case or $[*] in the aggregate, or (B) change any cash management practices (including, without limitation, with respect to the treatment of accounts payable and accounts receivable), in each case outside of the ordinary course of business or inconsistent with prior practice;

(iv)issue, grant, deliver, transfer, or sell, or authorize, permit, or propose the issuance, grant, delivery, transfer, or sale of, or purchase or propose the purchase of, any Company Security, Subsidiary Security or Security Rights with respect to any of the foregoing;

(v)re-price or amend the terms of any Security Right or the terms of any Contract with respect to Company Securities or Subsidiary Securities, including accelerating or waiving the vesting thereof;

(vi)acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business consistent with prior practice any assets in any amount;

(vii)hire or engage any employees, officers, directors, consultants, contractors, or other service providers (other than ordinary course hires whose annual base compensation will be less than $[*]), terminate (other than for “cause”) any Employees, officers, directors, consultants, contractors, or other service providers from the Company or any of the Subsidiaries, or promote any Employees, officers, directors, consultants, contractors, or other service providers or change the employment status or titles of any such individuals, other than in the ordinary course of business for Employees, officers, directors, consultants, contractors, or other service providers whose annual base compensation is less than $[*] or required by applicable Law;

(viii)negotiate, amend, or modify the remuneration payable or other forms of benefits available to any Employees, consultants, contractors, or other service providers of the Company other than in connection with the Company’s or the Subsidiaries’ annual compensation and benefits review process in the ordinary course of business consistent with prior practice or as required by applicable Law;

(ix)fail to use commercially reasonable efforts to keep in full force all insurance policies described in Section 2.20;

(x)enter into any Contract that contains any provision relating to a “change of control” of the Company or any of the Subsidiaries except where violation, default, termination, cancellation, modification, acceleration, or loss of such Contract would not reasonably be expected to be material to the Company or any of the Subsidiaries or materially impair or delay the Company’s ability to consummate the Merger or the other Transactions;

(xi)change any accounting methods or practices (including any change in depreciation or amortization policies or rates) of the Company or any of the Subsidiaries, except as required by GAAP;

(xii)enter into any Disclosable Contract (or any Contract that would have been a Disclosable Contract as of the Agreement Date), or terminate, extend, amend or modify of the terms of any Disclosable Contract (or any Contract that would have been a Disclosable Contract as of the Agreement Date), or any waive, release, or assign any rights or claims thereunder, in each case except in the ordinary course of business and consistent with prior practice;

(xiii)commence, or provide notice or threat of commencement, of any Proceeding by the Company or any of the Subsidiaries, or settle any Proceeding (regardless of the party initiating the same);

(xiv)transfer, sell, or abandon any Company Owned Intellectual Property or enter into any license agreement (other than non-exclusive end-user license agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with prior practice), with respect to the Company Owned Intellectual Property with any Person;

(xv)enter into any Contract, or modify the material terms of any Contract, pursuant to which any Person was granted marketing, distribution, reseller, development, manufacturing, exclusive license or similar rights of any type or scope with respect to any products, services, technology or Company Intellectual Property of the Company or any of the Subsidiaries;

(xvi)incur any Indebtedness, draw down, or borrow any amounts under any existing Contracts with respect to Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities of the Company or any of the Subsidiaries or purchase or guarantee any debt securities of others, except for advances to Employees for travel and business expenses or in the ordinary course of business and consistent with prior practice;

(xvii)incur any capital expenditures or acquire any assets, other than in the ordinary course of business consistent with past practice or as contemplated in a budget or operating plan approved by the Company Board prior to the Agreement Date;

(xviii)fail to pay any account payable or trade payable, Indebtedness, or other liabilities on a current basis except in the ordinary course of business consistent with prior practice;

(xix) change or revoke any material Tax election, adopt or change any material Tax accounting method, or settle or compromise any material audit, examination or other Tax proceeding with respect to Taxes, amend any material Tax Return, enter into any closing agreement with respect to material Taxes, or waive any statute of limitation with respect to material Taxes (other than to the extent arising as a result of any extension of time to file Tax Returns or pay Taxes automatically granted);

(xx)make any Distribution, or otherwise use the Company’s cash in any manner other than in respect of the payment of outstanding Indebtedness or current liabilities in the ordinary course of business; or

(xxi)take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(b)(i) through (xix) above.

(c)Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Closing.  Prior to the Closing the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.3Confidentiality. Buyer and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

5.4Consents. At the Company’s expense, the Company shall promptly apply for or otherwise promptly seek and use its commercially reasonable efforts to promptly obtain the consents, waivers and approvals set forth on Schedule 5.4.

5.5Reserved.

5.6Alternative Transactions. From the Agreement Date to the Exclusivity Termination Date, the Company shall not, and shall not authorize or permit any of the Subsidiaries, its Affiliates, or any of its or their Representatives to, directly or indirectly, (a) solicit, approach, enter into, or continue negotiations with any third parties with respect to any transaction (other than the Transactions) involving a merger, consolidation, business combination, sale, transfer, exchange, purchase, exclusive license, or other disposition of the Company, any assets of the Company outside of the ordinary course of business, consistent with prior practices, of the Company and the Subsidiaries, any Company Securities, Subsidiary Securities, or other ownership interests of the Company (an “Alternative Transaction”), or (b) respond in any way to an unsolicited proposal for an Alternative Transaction (other than to respond that the Company is under an exclusivity obligation and not able to respond substantively). The Company shall promptly advise Buyer in writing of any approach, inquiry, or proposal received by the Company, any of its Affiliates, or any of its or their Representatives from a third party regarding an Alternative Transaction.

5.7Publicity. Following the execution of this Agreement, Buyer may issue a press release announcing the Transactions and the execution of this Agreement after consulting in good faith with the Company.  Prior to the publication of such initial press release or other communication, no party to this Agreement or Affiliate or representative of such party shall make any public announcement relating to this Agreement or the Transactions, other than as required by Law (including the rules and regulations promulgated by the SEC and any interpretations thereof by its staff) or the rules of any stock exchange to which such party is subject or pursuant to a demand of any Governmental Entity. Thereafter, Buyer may issue such press releases, and make such other public statements regarding this Agreement and the Transactions as it reasonably determines are required under applicable Law (including the rules and regulations promulgated by the SEC and any interpretations thereof by its staff), the rules of any stock exchange to which Buyer is subject or pursuant to a demand of any Governmental Entity or as otherwise in the best interest of Buyer, but the Stockholders’ Representative and the Company Stockholders shall not, and shall cause their respective Affiliates and representatives not to, issue any press release or make any public statement regarding this Agreement and the Transactions without first consulting with Buyer (including by providing such party the opportunity to review and comment thereon) and obtaining Buyer’s agreement to such press release or public statement, except as such party reasonably determines is required by applicable Law (in which case such party shall use commercially reasonable efforts to notify Buyer a reasonable time in advance of any such press release or public statement). Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the transaction contemplated herein, the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

5.8Data Room. Within [*] Business Days of the Agreement Date, the Company shall deliver to Buyer an electronic copy (in the form of a USB drive, ZIP file or other digitally retrievable media) of all the documents in the Data Room as of 11:59 p.m. Eastern Standard Time on the calendar day immediately prior to the Agreement Date and not removed prior to the execution of this Agreement.

5.9Indemnification; Tail Policy.

(a)Buyer agrees that all rights to indemnification, exculpation, and advancement of expenses now existing in favor of each Person who is or prior to the Closing becomes, or has been at any time prior to the date of the Agreement, a director or officer of the Company (each, a “Company Indemnified Party”), as provided in the Company’s Organizational Documents and in effect as of the date hereof with respect to any matters occurring on or prior to the Closing Date (including in respect of any matters arising in connection with this Agreement and the Related Agreements), shall survive the Transaction and shall continue in full force and effect until the date that is [*] years following the Effective Time.

(b)Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability, fiduciary liability, tech errors and commissions and cyber liability insurance coverages in a form acceptable to Buyer that shall provide each Company Indemnified Party with coverage for [*] years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “Tail Policy”). Buyer and the Company shall each bear one-half of the cost of the Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses.

(c)For [*] years following the Closing, Buyer shall not, and, shall cause the Company not to, terminate, or take any action that would have the effect of reducing the aggregate amount of insurance coverage available under Tail Policy (other than as a result of claims made for the benefit of a Company Indemnified Party in accordance with this Section 5.9). If Buyer, the Company (following the Closing) or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in a single or a series of related transactions to any individual, corporation or other entity, then in each such case, Buyer shall use commercially reasonable efforts to ensure that proper provisions are made so that the successors or assigns of Buyer or the Company shall assume all of the obligations set forth in this Section 5.9.

(d)The Company Indemnified Parties entitled to indemnification, liability limitation, exculpation, and insurance set forth in this Section 5.9 are intended to be third-party beneficiaries of this Section 5.9. This Section 5.9 shall survive the consummation of the Transaction and shall be binding on all successors and assigns of Buyer and is in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.10Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Company Stockholders for certain Tax matters:

(a)Tax Returns.

(i)The Stockholders’ Representative shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for the Company and the Subsidiaries relating to any Pre-Closing Tax Period other than a Straddle Period that are required to be filed after the Closing Date (taking into account applicable extensions) (a “Pre-Closing Tax Return”) on a basis consistent with those prepared for prior taxable periods in all material respects except as otherwise required by this Agreement or applicable Law. In connection with any Pre-Closing Tax Returns to be prepared by the Stockholders’ Representative, Buyer and the Surviving Corporation shall use commercially reasonable efforts to facilitate the Stockholders’ Representative’s utilization of the Surviving Corporation’s existing tax return preparation firm(s) (the “Accounting Firm”), including (i) providing reasonable access to the Surviving Corporation’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Accounting Firm to take direction from the Stockholders’ Representative. At least [*] days prior to the due date thereof (taking into account applicable extensions), the Stockholders’ Representative shall provide to Buyer a draft of any Pre-Closing Tax Return, together with appropriate supporting information and schedules.  The Stockholders’ Representative shall consider in good faith any reasonable comments provided by Buyer within [*] days of the receipt by Buyer of any draft Pre-Closing Tax Return. To the extent the Stockholders’ Representative disagrees with any comments to a Pre-Closing Tax Return so provided, Buyer and Stockholders’ Representative shall work together in good faith to resolve any such disagreements, and, if the parties cannot resolve such disagreement within [*] days, it shall be submitted to the Accountant to be resolved in accordance with the procedures set forth in Section 1.14 (mutatis mutandis). Any Pre-Closing Tax Return due prior to the final resolution pursuant to such procedures shall be filed in accordance with the Buyer’s position and amended as necessary following final resolution of such matters.

(ii)Buyer shall prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any valid extension of a required filing date) all Tax Returns for the Company and the Subsidiaries relating to any Straddle Period (a “Straddle Tax Return”). At least [*] days prior to the due date thereof (taking into account applicable extensions) Buyer shall provide to the Stockholders’ Representative a draft of any Straddle Tax Return, together with appropriate supporting information and schedules.  Buyer shall consider in good faith any reasonable comments provided by Stockholders’ Representative within [*] days of the receipt by Stockholders’ Representative of any Straddle Tax Return.  To the extent Buyer disagrees with any comments to a Straddle Tax Return so provided, Buyer and Stockholders’ Representative shall work together in good faith to resolve any such disagreements, and, if the parties cannot resolve such disagreement within [*] days, it shall be submitted to the Accountant to be resolved in accordance with the procedures set forth in Section 1.14 (mutatis mutandis). Any Straddle Tax Return due prior to the final resolution pursuant to such procedures shall be filed in accordance with the Buyer’s position and amended as necessary following final resolution of such matters.

(b)Tax Contests. Buyer shall promptly provide or cause to be provided to Stockholders’ Representative written notice of any of any pending or threatened U.S. federal, state, local or non-U.S. Tax audits, investigations, claims or assessments that relate to the Company or any of its Subsidiaries for a Pre-Closing Tax Period (a “Pre-Closing Tax Contest”), along with any written correspondence received from the relevant Tax Authority with respect thereto, within [*] days of receiving a notice of such Pre-Closing Tax Contest from the applicable Tax Authority; provided, however, that the failure to give such notice shall not relieve Company Stockholders’ obligation to indemnify Buyer under Article IX except to the extent that the Stockholders’ Representative has been prejudiced thereby. Buyer shall control the contest of any Pre-Closing Tax Contest and shall provide the Stockholders’ Representative with copies of all correspondence from the relevant Tax Authority in a timely manner, permit the Stockholders’ Representative (or agents thereof) to attend meetings regarding such Pre-Closing Tax Contest, and consider in good faith any reasonable comments provided by the Stockholders’ Representative with respect to any submission related to such Pre-Closing Tax Contest. Buyer shall keep the Stockholders’ Representative informed of all developments on a timely basis and shall consult with Stockholders’ Representative and consider in good faith any comments provided by Stockholders’ Representative and shall not settle any Pre-Closing Tax Contest without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that if such consent is unreasonably withheld, conditioned, or delayed, the Buyer may nevertheless proceed to settle. To the extent this Section 5.10(b) conflicts with Section 9.4, this Section 5.10(b) shall govern with respect to any Pre-Closing Tax Contest.

(c)Certain Taxes. All Transfer Taxes incurred in connection with the Merger shall be paid [*] percent by the Company Stockholders and [*] percent by Buyer. The persons required by applicable Law to file a Tax Return with respect to Transfer Taxes shall timely prepare and file (with the other party’s cooperation) such Tax Return.  Buyer and the Company Stockholders each agree to timely sign and deliver (or cause their Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from or reduction in Transfer Taxes payable hereunder.

(d)Straddle Period. In the case of any taxable period that begins on or before and ends after the Closing Date (“Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i)in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the relevant Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)in the case of Taxes not described in Section 5.10(d)(i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the taxable period of such partnership or other “flowthrough” entity ended as of the end of the Closing Date).

(iii)The parties hereto agree that, to the extent supportable at a “more likely than not” or higher level of comfort, all losses, deductions, credits, and other Tax benefits arising from or attributable to the payment or incurrence of Transaction Tax Deductions shall be reported in Pre-Closing Tax Periods.

(iv)Notwithstanding anything herein to the contrary, all Specified Tax Accrual Amounts shall be allocated to Pre-Closing Tax Periods, and all Tax items resulting from any transaction entered into by the Company and any Subsidiary on the Closing Date after the Closing outside of the ordinary course of business and not contemplated by this Agreement shall be allocated to the portion of the Straddle Period starting the day after the Closing Date.

(e)Cooperation. The Stockholders’ Representative, the Company, each of the Subsidiaries, Buyer, and the Surviving Corporation shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes, audits, litigation or other proceeding with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary (in their possession or under their control) in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such disputes and audits. The Company and its Subsidiaries and the Stockholders’ Representative, agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Stockholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records. Buyer further agrees, upon request, to use its commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to legally mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)Refunds.  Without duplication of any amounts taken into account in the Final Purchase Price (including any amount or item taken into account in determining the Tax Liability Amount), if a refund of Taxes (each, a “Refund”) in respect of any Pre-Closing Tax Period is received or utilized by the Company or any Subsidiary to offset cash Taxes owed, Buyer shall, or shall cause the relevant Person as applicable, to promptly pay the amount of such Refund, net of any reasonable expenses (including Taxes) of Buyer or its Affiliates (including the Company or any Subsidiary) attributable to obtaining such Refund to the Company Stockholders’ no later than [*] days following receipt or credit of such Refund. For purposes of this Section 5.10(f), “Refund” shall include actual receipt of a refund or interest, as well as a credit or offset of or against any other actual cash Tax liability or any interest or penalties on such Tax liability (in the case of a credit or offset, such amounts shall only be considered a “Refund” at the time when Buyer utilizes such credit or offset against cash taxes owed). Buyer will, and will cause the Company and its Subsidiaries to, use commercially reasonable efforts to (x) file for and obtain any Refund to which the Company Stockholders’ may be entitled hereunder (including, for the avoidance of doubt, by not waiving any carryback of any net operating loss arising from any Transaction Tax Deduction to the extent such carryback is permitted under applicable Law) as promptly as possible following the Closing, and (y) obtain a refund in lieu of any credit or future application against income Tax liability. Buyer will, and will cause the Company and its Subsidiaries to, cooperate in good faith with any reasonable request by the Stockholders’ Representative to obtain any Refund.  In the event that any Refund paid to the Company Stockholders’ pursuant to this Section 5.10(f) is subsequently disallowed or required to be returned or paid to any Tax Authority, whether in whole or in part, the Company Stockholders’ shall promptly (and in any event within [*] days after a request from Buyer) refund and pay to Buyer the amount so disallowed or required to be returned or paid (together with any interest payable to the relevant Tax Authority in respect thereof).

(g)Post-Closing Tax Actions.  Following the Closing, Buyer shall not, and shall not permit any of its Affiliates (including the Company and its Subsidiaries), to (A) amend, file (except as provided in Section 5.10(a)) or re-file any Tax Return of the Company or any Subsidiary for any Pre-Closing Tax Period, (B) surrender any right to claim a refund of Taxes relating to the Company or any Subsidiary for any Pre-Closing Tax Period, (C) enter into any closing agreement relating to any Tax or Tax Return of the Company or any Subsidiary for any Pre-Closing Tax Period, (D) make a voluntary disclosure to a Governmental Entity with respect to any Tax or Tax Returns of the Company or any Subsidiary for any Pre-Closing Tax Period, (E) make any election or deemed election under Section 338 of the Code or any comparable provision under applicable Law with respect to the transactions contemplated hereunder, (F) make, change, or revoke any Tax election or change any method of Tax accounting with respect to the Company or any Subsidiary that would be effective on or before the Closing Date, including an election under Treasury Regulations Section 301.7701-3, or (G) agree to waive or extend (or cause to be waived or extended) the statute of limitation or any other period for the assessment of any Tax or deficiency related to Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period,  in each case, without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned, or delayed), or (H) engage in any transaction outside the ordinary course of business on the Closing Date after the Closing in each case, except (i) otherwise required by law (ii) consistent with Section 5.10(b) or (iii) as would reasonably be expected to not result in a reduction of the amounts to be received under this Agreement or increase in Tax liability (or indemnification obligation hereunder) for any Company Stockholder.

(h)Israeli 102 Rulings. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel, in coordination with Buyer and its Israeli counsel, to prepare and file with the ITA applications (and Buyer shall have an opportunity to review, comment on and approve any such applications or other documents prior to their being filed with the ITA, which shall not be unreasonably withheld, conditioned or delayed), in a form and substance acceptable to Buyer and its Israeli counsel, for the following rulings:

(i)A ruling in relation to the Section 102 Securities and Section 3(i) Options, that confirms, among other things, that: (a) that the deposit with the Section 102 Trustee of any cash consideration payable to holders of Section 102 Securities subject to the statutory holding period (the “102 Holding Period”) and other requirements under Section 102 of the Ordinance will not constitute a violation of the requirements of Section 102 of the Ordinance; and (b) Buyer and anyone acting on its behalf, including the Paying Agent and Israeli Sub Paying Agent, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the Section 102 Trustee in relation to Section 102 Securities and Section 3(i) Options, which ruling may be subject to customary conditions regularly associated with such a ruling (the “102 Tax Ruling”). In any event, the final text of the 102 Tax Ruling shall in all circumstances be subject to the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; and

(ii)If the 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Buyer and anyone acting on its behalf (including the Paying Agent and Israeli Sub Paying Agent) shall be exempt from Israeli withholding tax in relation to any payments made to the Section 102 Trustee with respect to any Section 102 Securities and Section 3(i) Options (the “102 Interim Ruling” and collectively with 102 Tax Ruling, the “Israeli Tax Rulings”).

(iii)Each of the Company and Buyer shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. The Company shall use its best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to obtain the Israeli Tax Rulings, provided, however, that if none of such rulings is obtained for any reason whatsoever by the date the Closing would otherwise be required to occur under this Agreement, the Closing shall not be delayed or postponed. The Company and its representatives and advisors shall not make any written application with respect to any matter relating to the Israeli Tax Rulings without prior coordination and consultation with Buyer or its Israeli advisors.  The Company shall cause its Representatives to provide an update to Buyer of the meeting or discussions held within [*] Business Days of such meeting or discussions.  For the avoidance of doubt, the language and provisions of the 102 Tax Ruling and, if applicable, the 102 Interim Ruling shall be subject to the prior written approval of the Buyer or its Israeli advisors, which approval shall not be unreasonably withheld, conditioned, or delayed.

(iv)Notwithstanding anything in this Agreement to the contrary, but subject to the terms of the 102 Tax Ruling and the 102 Interim Ruling, if obtained: any cash or non-cash consideration payable or otherwise deliverable to holders of Section 102 Securities and Section 3(i) Options shall be transferred to the Section 102 Trustee to be held in trust on behalf of the holders of Section 102 Securities and Section 3(i) Options, all pursuant to the requirements of the Ordinance, the 102 Tax Ruling and the 102 Interim Ruling, if obtained, and the Paying Agent and Israeli Sub Paying Agent, as applicable, shall deliver any cash or non-cash consideration received by it payable to a holder of Section 102 Securities and Section 3(i) Options to the Section 102 Trustee.

(i)The parties to this Agreement acknowledge and agree that the distribution by the Company of the Distributable Cash pursuant to Section 1.7(a) is intended to be treated, for U.S. federal, state, and local Tax purposes, as part of an integrated plan, together with the other transactions contemplated hereunder, and as a redemption treated as a distribution in part or full payment in exchange for stock pursuant to Section 302(a) of the Code. The parties to this Agreement agree to report, and to cause their respective Affiliates and agents to report, the distribution of the Distributable Cash in a manner consistent with such treatment unless otherwise required by applicable Law or a “determination” within the meaning of Section 1313(a) of the Code.

5.11Termination of Certain Contracts; Notices. The Company shall take all such steps as may be necessary to (a) terminate the Company Option Plan and each of the Investor Agreements as of or prior to the Closing, and (b) timely and properly deliver all required notifications of the Merger, and the other Transactions to the holders of Company Securities or Subsidiary Securities and any Security Rights with respect thereto.

5.12Reserved.

5.13Certain Employment Matters.

(a)For a period of [*] months following the Closing, Buyer shall provide or shall cause the Company to provide, to each individual who is an employee of the Company or a Subsidiary as of immediately prior to the Closing (each, a “Continuing Employee”) with compensation at least as favorable in the aggregate to those in effect immediately prior to the Closing and employee benefits that are at least as favorable in the aggregate to those in effect for such employee immediately prior to the Closing. Following the Closing, each Continuing Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company prior to the Closing.  Buyer shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer employee benefit plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Plan as of the Closing Date and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable Buyer employee benefit plan in the year of initial participation.

(b)At the written request of Buyer, no later than [*] Business Days prior to the Closing, the Company shall take all actions necessary to fully and finally terminate the Company Employee Plans set forth on Schedule 5.13(b) effective as of the Closing or such other date as shall be specified by Buyer, and the Company shall bear all costs and expenses incurred or to be incurred in connection with such termination.

(c)Nothing contained herein, whether express or implied, shall be (i) construed to require Buyer, the Surviving Corporation, any of their Affiliates or the Company to continue, on or after the Closing, to offer any specific employee benefit, to offer any specific employee benefit plans, or to continue the employment of any specific employee or shall limit the right of Buyer, the Surviving Corporation, or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement following the Closing, or (ii) deemed to establish or amend any employee benefit or compensation plan, program, agreement or arrangement for any purpose. Nothing in this Section 5.13, express or implied, is intended to confer upon any Person, including any union or any Employee or former Employee of the Company any rights or remedies of any nature whatsoever, including any rights of employment for any specified period.

5.14R&W Insurance Policy. Buyer shall use commercially reasonable efforts to obtain a “buyer’s” representations and warranties insurance policy (the “R&W Insurance Policy”), insuring Buyer and the Surviving Corporation for Losses due to breaches of representations and warranties of the Company under Article II and the Company Stockholders under Article III. The R&W Insurance Policy shall provide that the insurer may not seek to or enforce any subrogation rights it might have against the Company Stockholders, or any of them, as a result of any alleged breach of any representation or warranty (except in the case of breaches involving Fraud). The total premium and fees for the R&W Insurance Policy shall be borne by the Company as a Transaction Expense.

5.15Section 280G Matters. The Company shall obtain and deliver to the Buyer, at least [*] Business Days before the Closing Date, an excess parachute payment waiver, from each Person who the Company (after consultation with the Buyer) reasonably believes is, with respect to the Company, the Subsidiary and their Affiliates, a “disqualified individual” (within the meaning of Section 280G of the

Code) with respect to the transactions contemplated hereby and who has received or otherwise has the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from the Company, the Subsidiary and their Affiliates, or from the Buyer or its Affiliates or any of their respective Affiliates, pursuant to Section 280G of the Code as a result of the consummation of the transactions contemplated hereby (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the transaction). By the execution of such excess parachute payment waiver, the Person executing the waiver shall agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless the stockholders of the Company (or relevant Affiliate of the Company) approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code. Prior to the Closing Date, the Company, the Subsidiary and their Affiliates shall submit the payments which are waived pursuant to the excess parachute payment waivers described herein to their stockholders and the holders of the voting power of any such stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “280G Shareholder Vote”). Prior to soliciting the 280G Shareholder Vote, the Company, the Subsidiary and their Affiliates shall provide, or cause to be provided, to the Buyer a draft of all solicitation and related documents (including any calculations of the parachute payments) contemplated herein, including any disclosure documents.  The Company, the Subsidiary and their Affiliates shall incorporate any reasonable comments into such documents that are made timely by the Buyer.

5.16Company Charter Amendment. Prior to Closing, the Company shall amend its existing certificate of incorporation in substantially the form attached hereto as Exhibit H (the “Company Charter Amendment”).

5.17Certain Waivers. Effective immediately and automatically upon receipt by each such Company Stockholder of such Company Stockholder’s portion of the Merger Consideration in accordance with the terms of this Agreement, each of the Company Stockholders, on their own behalf and on behalf of any of their respective current, former, or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, representatives, successors, or assignees (collectively, the “Releasing Parties”), hereby irrevocably waives, releases and discharges the Buyer, the Company and its Subsidiaries, and all of their respective Affiliates or any of their respective current, former or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, representatives, successors, or assignees (collectively, the “Released Parties”) from any and all liabilities to such Releasing Parties of any kind or nature whatsoever, in their capacity as direct or indirect equityholder, as a member, director, manager, officer, or employee of the Company or any of its Subsidiaries, whether arising under any agreement or understanding (other than this Agreement and the Related Agreements) or otherwise at law or in equity, and each Company Stockholder agrees on behalf of itself and the other Releasing Parties that no Releasing Party shall seek to recover any amounts in connection therewith or thereunder from any of the Released Parties; provided, that the foregoing shall not (a) apply to claims arising under, or obligations of Buyer or the Company set forth in, this Agreement or the Related Agreements, (b) affect any right to indemnification, exculpation or advancement of expenses to which such Company Stockholder may be entitled as a result of service as a director, manager, officer, employee, consultant or other representative of the Company pursuant to its Organizational Documents or applicable directors’ or officers’ liability insurance policies (except for any claims for indemnification under any of the Organizational Documents of the Company or applicable directors’ or officers’ liability insurance policies arising out of or relating to this Agreement or the transactions contemplated hereby), (c) affect any rights such Company Stockholder may have with respect to salary, accrued vacation and reimbursement of business expenses in the ordinary course of business by virtue of such Company Stockholder’s employment with the Company or a Subsidiary (to the extent such salary, accrued vacation and reimbursement rights are consistent with Company policy), and (d) affect any claim that cannot be released as a matter of applicable Law. Each Releasing Party, on behalf of itself and the other Releasing Parties, further acknowledges and agrees that this release and discharge provided pursuant to this Section 5.17 will be governed by and enforced and interpreted in accordance with the applicable Laws of the State of Delaware, and that if any portion of this release is held invalid by the final judgment of any Governmental Entity, the remaining provisions of this release will remain in full force and effect as if such invalid provision had not been included in this release.

5.18Business Covenants.

(a)Each Company Stockholder acknowledges that (i) such Company Stockholder is selling to Buyer all of its interests in the Company (including any interest such Company Stockholder may have in the Company’s goodwill) in connection with the transactions contemplated by this Agreement, (ii) the covenants and agreements set forth in this Section 5.18 are reasonable in terms of duration, scope and territory restrictions and are necessary to protect the goodwill of the business of the Company or its Subsidiaries, the Trade Secrets included in the Company Intellectual Property and Confidential Information, and the substantial investment in the Company made by Buyer hereunder, (iii) the covenants and agreements set forth in this Section 5.18 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that Buyer and its direct and indirect equityholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Company Stockholder breached the provisions of this Section 5.18, (iv) that the covenants and agreements set forth in this Section 5.18 are being made by such Company Stockholder in connection with the sale by such Company Stockholder of shares of Company Capital Stock and all other equity interests Company Stockholder is selling to Buyer pursuant to this Agreement and not directly or indirectly in connection with such Company Stockholder’s employment or other relationship with the Company and (v) such Company Stockholder has had the opportunity to consult with legal counsel regarding the covenants and agreements set forth in this Section 5.18 and agrees that such restrictions are enforceable and reasonable. Therefore, each Company Stockholder agrees (solely with respect to such Company Stockholder and not with respect to any other Company Stockholder), in further consideration of the amounts to be paid hereunder as Merger Consideration to such Company Stockholder: From the Closing until the [*] anniversary of the Closing (the “Restricted Period”), each Company Stockholder shall not directly or indirectly (A) induce or attempt to induce any of the individuals set forth on Schedule 5.18 (the “Restricted Individuals”) to leave the employ of, or cease providing services to, the Surviving Corporation or its Affiliates (or in any way interfere with the relationship between the Surviving Corporation or its Affiliates and any such employee, service provider or independent contractor) except as part of a general solicitation, search or advertisement for employees or consultants through public advertisements not targeted at such employees; provided that if the employment of any such Restricted Individual by the Surviving Corporation or its Affiliates is terminated by the Surviving Corporation or its Affiliates, the provisions of this Section 5.18  shall not apply on or after the date that is [*] months following the termination of such Person’s employment or engagement with the Surviving Corporation or its Affiliates. During the Restricted Period such Company Stockholder shall (A) not disclose or use at any time (and shall direct each of their respective Affiliates not to use or disclose at any time) any Confidential Information (provided that such Company Stockholder shall not be in violation or breach of the foregoing by virtue of any authorized use or disclosure by such Company Stockholder in furtherance of such Company Stockholder’s duties as a director, manager, officer or employee of Buyer or the Company) and (B) take commercially reasonably steps (and direct each of its Affiliates to take all reasonably appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft; provided, that, in the event that such Company Stockholder or any of its Affiliates are required by Law to disclose any Confidential Information, such Company Stockholder may make such disclosures to the extent (but only to the extent) required by Law, so long as such Company Stockholder promptly notifies Buyer in writing prior to any such required disclosure (to the extent practicable and legally permissible to do so), and such Company Stockholder and its Affiliates reasonably cooperate with Buyer and the Surviving Corporation (at Buyer’s expense) to preserve the confidentiality of such information consistent with applicable Law. For the purposes of this Section 5.18 “Confidential Information” shall not include information, if any, that (A) is or becomes generally available to the public in a manner other than as a result of an act or omission by such Company Stockholder in violation of this Section 5.18(a); (B) is or becomes generally known in the Companies’ industry in a manner other than as a result of a breach of obligations of confidentiality owed by such Company Stockholder pursuant to this Section 5.18; (C) becomes available to such Company Stockholder on a non-confidential basis from a source other than the Company or the Subsidiaries; or (D) was independently developed by such Company Stockholder without reference to the Confidential Information. Notwithstanding the foregoing, each Company Stockholder and its Affiliates shall be entitled (1) to use and disclose Confidential Information in connection with their or their Affiliates’ normal fund raising, marketing, investing, reporting or operational activities in the ordinary course of business (including, without limitation, to any limited partners or potential limited partners), (2) to disclose Confidential Information in connection with any routine examinations, investigations, sweeps or inquiries by regulatory agencies, self-regulatory organizations, governmental agencies or examiners, (3) to use and disclose Confidential Information to the extent the disclosure is reasonably necessary to enforce or defend any claim under this Agreement or any other agreement entered into in connection with the Transactions and (4) to disclose the terms of the Transactions to such party’s attorneys, accountants and other professional advisors, or any applicable governmental authority (such as the IRS and the applicable state department of revenue); provided, in each case, that (other than with respect to any applicable governmental authority) the Person to whom such Confidential Information is disclosed is bound by customary confidentiality obligations (contractual or otherwise) to the Company Stockholder or an Affiliate thereof with respect to such Confidential Information.  If, at the time of enforcement of the covenants contained in this Section 5.18 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

(b)If a Company Stockholder or any of its Affiliates, as applicable, breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer, the Surviving Corporation and their respective Affiliates shall, without limiting any other rights and remedies available to Buyer, the Surviving Corporation or any of their respective Affiliates at Law or in equity, have the right to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by way of injunction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to Buyer and the Surviving Corporation and that money damages may not provide an adequate remedy to Buyer or the Surviving Corporation. The parties hereto acknowledge and agree that the Surviving Corporation is an express third-party beneficiary of this Section 5.18.

(c)The Restrictive Covenants and other obligations contained in this Section 5.18 are independent of, supplemental to, and do not modify, supersede, or restrict (and shall not be modified, superseded by, or restricted by) any non-competition, non-solicitation, non-hire, non-disparagement, confidentiality, or other similar covenants in any other current or future agreement to which any Company Stockholder or other party referenced in this Section 5.18 is a party unless express written reference is made to the specific provisions hereof which are intended to be superseded.

5.19No Transfers(a). From the Agreement Date to the earlier of the Effective Time and the termination of this Agreement, each Company Stockholder covenants and agrees not to transfer (or agree to transfer) any of the shares of Company Capital Stock that it holds as of the Agreement Date without the prior written consent of Buyer, other than, in the case of a Company Preferred Stockholder, to any Affiliate(s) of such Company Preferred Stockholder. For purposes hereof, “transfer” means directly or indirectly, transferring, selling, pledging, or hypothecating, distributing, or otherwise disposing of (whether by operation of law or otherwise).

5.20Post-Closing Grants.  Buyer shall, within [*] days following the Closing, grant restricted stock units (RSUs) under the Buyer Incentive Plan to the individuals set forth on Schedule 5.20, provided that such individuals remain employed with the Company as of such date (the “New Awards”). The aggregate value of New Awards issued to all such employees shall be equal to approximately $[*], subject in all respect to approval by Buyer’s Board of Directors. The New Awards shall be allocated to such employees as determined by, and subject to the approval of, Buyer’s Board of Directors.  The New Awards will be subject to the terms and conditions of the Buyer Incentive Plan, a restricted stock unit agreement to be entered into between Buyer and each respective recipient of such New Awards, and applicable law, rules, regulations and the Buyer’s internal policies in all respects. The New Awards shall vest under the following schedule: [*] percent ([*]%) of each New Award shall vest on the [*] anniversary of the vesting commencement date determined by Buyer’s Board of Directors (or a committee thereof), and [*] percent ([*]%) of each New Award shall vest on each quarterly vesting date thereafter over the course of the following [*] years; provided that such grantee remains continuously employed or engaged with Buyer, the Company or their Affiliates throughout such vesting dates. The parties hereto acknowledge and agree that the terms set forth in this Section 5.20 shall not create any right in any employee of the Company, its Subsidiaries or any other Person, to any continued employment with the Company, its Subsidiaries or Buyer or any of their Affiliates or compensation or benefits of any nature or kind whatsoever. This Section 5.20 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto. Nothing contained in this Section  5.20 shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of Buyer, Company or the Subsidiaries to amend, modify or terminate any employee benefit plan, program, arrangement, contract, practice or other program, including their respective travel or other policies.

Article VI

CONDITIONS TO OBLIGATIONS OF BUYER AND MERGER SUB

The obligations of Buyer and Merger Sub to consummate the Merger and the other Transactions, and to take the other actions to be taken by Buyer and Merger Sub, are subject to the fulfillment, satisfaction, or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

6.1Representations and Warranties. (a) The Fundamental Representations contained in this Agreement shall have been true and correct in all respects (except, only for de minimis inaccuracies that, individually or in the aggregate do not materially detract from the accuracy of such representations) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date (except, only for de minimis inaccuracies that, individually or in the aggregate do not materially detract from the accuracy of such representations and except, in each instance, for representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct in all respects as of such specified date) with the same force and effect as if made on and as of the Closing Date and (b) all other representations and warranties of the Company contained in this Agreement shall have been true and correct on and as of the Agreement Date and shall be so true and correct in all material respects on and as of the Closing Date (except, in each instance, for representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct as of such specified date) with the same force and effect as if made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect.

6.2Covenants. The Company and each Company Stockholder shall have performed or complied in all material respects with all agreements, covenants, and obligations required to be performed or complied with by it under this Agreement, and any Related Agreement to which it is a party, on or prior to the Closing Date.

6.3Company Stockholder Approval. The Company Stockholder Approval shall remain in full force and effect.

6.4IP Assignments. Acknowledgments of Assignment of Intellectual Property Rights, duly executed by each of [*], [*] and [*].

6.5No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins, or otherwise prohibits the consummation of the Transactions (each, a “Governmental Prohibition”).

6.6Legal Action. There shall not be any action, proceeding or other application threatened in writing or pending before any court or Governmental Entity brought by any Person or Governmental Entity: (a) challenging or seeking to restrain or prohibit the consummation of the Merger, or the other Transactions, or seeking to obtain any damages from Buyer, Merger Sub, the Company or any of the Subsidiaries as a result of the Merger, or such other Transactions, or (b) seeking to prohibit or impose any limitations on Buyer’s or any of its Affiliates’ ownership or operation of all or any portion of the Company’s or any of the Subsidiaries’ business or assets, or to compel Buyer or any of its Affiliates to dispose of or hold separate all or any portion of its or the Company’s or any of the Subsidiaries’ business or assets as a result of the Transactions.

6.7Material Adverse Effect. No event, occurrence, change, effect, or condition of any character shall have occurred that, individually or in the aggregate, has had a Company Material Adverse Effect.

6.8Closing Certificate. The Company shall have delivered to Buyer a certificate of the Company duly executed by the Chief Executive Officer of the Company and dated as of the Closing Date, reasonably satisfactory to Buyer, certifying that the conditions with respect to obligations of Buyer and Merger Sub under this Agreement set forth in Sections 6.1, 6.2, and 6.7 have been satisfied.

6.9Secretary’s Certificate. The Company shall have delivered to Buyer a certificate of the Company executed by the Secretary (or another duly authorized officer) of the Company, reasonably satisfactory to the Buyer and dated as of the Closing Date, certifying: (a) the Company Board Approval and the Company Stockholder Approval, and (b) the Organizational Documents of the Company and each of the Subsidiaries.

6.10Standing. The Company shall have delivered to Buyer a good standing certificate for the Company and, to the extent applicable, each of the Subsidiaries issued by the Secretary of State, commercial register or other competent authority of the applicable jurisdiction of incorporation or formation, dated no earlier than [*] Business Days prior to the Closing Date.

6.11Certification of Non-U.S. Real Property Holding Corporation Status and Seller Status. The Company shall have delivered to Buyer, in a customary form, a certificate and accompanying notice to the Internal Revenue Service, in each case duly executed by an executive officer of the Company and meeting the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that all interests in the Company, including the Company Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code. In addition, each Company Stockholder shall provide a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, with respect to such Company Stockholder.

6.12Escrow Agreement. The Stockholders’ Representative and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

6.13Paying Agent Agreements. The Buyer, Paying Agent and Stockholders’ Representative shall have executed and delivered to the Buyer the Paying Agent Agreement attached as Exhibit I, and the Buyer, Israeli Sub Paying Agent and Stockholders’ Representative shall have executed and delivered to the Buyer the Israeli Sub Paying Agent Agreement attached as Exhibit J.

6.14Third-Party Consents. Buyer shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 6.14 in form and substance reasonably satisfactory to Buyer.

6.15Terminations; Notices. Buyer shall have been furnished evidence reasonably satisfactory to it that (a) each of the Investor Agreements and (b) all required notifications of the Merger, and the other Transactions to the holders of Company Securities or Subsidiary Securities and any Security Rights with respect thereto, have been properly and timely delivered or waived in writing.

6.16Resignations. Buyer shall have received resignation letters executed and delivered by each of the officers and directors of the Company and the Subsidiaries as requested by Buyer prior to Closing, in each case effective as of the Effective Time and in form and substance reasonably satisfactory to Buyer.

6.17Option Cancellation Acknowledgements. Buyer shall have received an Option Cancellation Acknowledgement executed and delivered by the Company and each holder of Cash-out Options prior to Closing.

6.18Option Conversion Documents. Buyer shall have received Option Conversion Documents, or Option Conversion Documents (IL), as applicable, executed and delivered by the Company and each holder of Assumed Company Options prior to Closing.

6.19Earnout Participation Notices. Buyer shall have received Earnout Participation Notices executed and delivered by the Company and each Earnout Participant that holds neither Company Common Stock nor Company Options.

6.20Payoff Letters. Buyer shall have received duly executed payoff letters, in form and substance reasonably satisfactory to Buyer, with respect to all Estimated Closing Indebtedness indicating that upon payoff of the outstanding Indebtedness of the Company and the Subsidiaries all Liens under or in connection with such loans shall be released or Buyer shall be authorized to immediately file appropriate documentation to release such Liens. All other Liens, including all Tax Liens, on the Company’s or any of the Subsidiaries’ assets or properties shall have been released in form and substance reasonably satisfactory to Buyer.

Article VII

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Merger, and the other Transactions, and to take the other actions to be taken by the Company, are subject to the fulfillment, satisfaction, or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in this Agreement shall have been true and correct in all material respects on and as of the Agreement Date and shall be so true and correct in all material respects on and as of the Closing Date (except, in each instance, for representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date) with the same force and effect as if made on and as of the Closing Date.

7.2Covenants. Buyer and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required to be performed or complied with by them under this Agreement on or prior to the Closing Date.

7.3Approval. The requisite approval of Buyer and Merger Sub, pursuant to applicable Law and their respective Organizational Documents, shall have been received with respect to this Agreement, the Merger, and the other Transactions.

7.4No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Governmental Prohibition.

7.5R&W Insurance.  The R&W Insurance Policy shall have been obtained and bound (or will be obtained and bound subject only to the occurrence of the Closing).

Article VIII

TERMINATION

8.1Termination by Mutual Consent. This Agreement may be terminated and the Merger, and the other Transactions may be abandoned at any time prior to the Closing Date, notwithstanding prior approval of the Agreement and the Merger, by mutual written consent of Buyer and the Company.

8.2Termination by Either the Company or Buyer. This Agreement may be terminated by either the Company or Buyer at any time prior to the Closing, if:

(a)the Closing shall not have occurred on or before May 1, 2026, or such other date as may have been agreed upon in writing by Buyer and the Company (such applicable date, the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of a representation, warranty, covenant or agreement made under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such Outside Date; or

(b)any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any final and non-appealable Governmental Prohibition or taken any other final and non-appealable action that has the effect of making the consummation of the Merger illegal or otherwise enjoining, preventing, or prohibiting the consummation of the Merger.

8.3Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if a breach of any representation, warranty, agreement, or covenant of Buyer or Merger Sub set forth in this Agreement shall have occurred, which breach (a) would give rise to the failure of a condition set forth in Article VII and (b) is incapable of being cured or, if capable of being cured, is not cured by Buyer or Merger Sub within [*] calendar days following receipt of written notice of such breach from the Company (or, if the Outside Date is less than [*] calendar days from the date of receipt of such notice, by the Outside Date) (which notice shall specify in reasonable detail the nature of such breach) stating the Company’s intention to terminate this Agreement pursuant to Section 8.3; provided, that the

Company shall not have the right to terminate this Agreement pursuant to this Section 8.3 if the Company is then in breach of any of its representations, warranties, agreements or covenants hereunder and such breach would give rise to the failure of a condition set forth in Article VI.

8.4Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Closing, notwithstanding prior approval of the Agreement and the Merger by the Company Stockholders, if:

(a)a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Article VI and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within [*] calendar days following receipt of written notice of such breach from Buyer (or, if the Outside Date is less than [*] calendar days following receipt of written notice of such breach, by the Outside Date) (which notice shall specify in reasonable detail the nature of such breach) stating Buyer’s intention to terminate this Agreement pursuant to Section 8.4(a); provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Buyer is then in breach of any representations, warranties, agreements, or covenants of Buyer hereunder and such breach would give rise to the failure of a condition set forth in Article VII; or

(b)a Company Material Adverse Effect has occurred and is continuing as of the date of termination.

8.5Effect of Termination. The party terminating this Agreement pursuant to Section 8.2, Section 8.3 or Section 8.4, as the case may be, shall give written notice of such termination to Buyer (if the Company elects to terminate this Agreement) or the Company (if Buyer elects to terminate this Agreement). In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall become null and void, and there shall be no liability or obligation under this Agreement on the part of any party hereto (or any Representative of such party); provided, that (a) the terms of Section 5.3, Section 5.7, this Article VIII and Article X shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any Fraud or Willful Breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

Article IX

INDEMNIFICATION

9.1Survival.

(a)Subject to the limitations and other provisions of this Article IX, the representations and warranties (i) of the Company contained in Article II, and (ii) the Company Stockholders contained in Article III shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Buyer or Merger Sub, and the Effective Time for a period of [*] months after the Closing Date, after which time such representations and warranties shall terminate and no further claims can be made; provided, however, that (x) the Fundamental Representations shall survive until the [*] anniversary of the Closing Date, and (y) the representations and warranties of the Company set forth in Section 2.25 (Tax Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus [*] days. Notwithstanding the foregoing, any representation or warranty (and the indemnification obligations of the Company Stockholders with respect thereto) that would otherwise terminate in accordance with this Section 9.1(a) will continue to survive if notice for indemnification shall have been given in accordance with this Article IX on or prior to such termination date, until such indemnification claim has been satisfied or otherwise resolved as provided herein. None of the representations or warranties of Buyer and Merger Sub contained in Article IV of this Agreement or in any certificate, document or instrument delivered by or on behalf of Buyer and Merger Sub pursuant to or in connection with this Agreement shall survive the Closing and all such provisions shall terminate as of the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof.

(b)The covenants and agreements of the Company and the Subsidiaries, the Company Stockholders and the Stockholders’ Representative contained in this Agreement shall survive the Closing in accordance with their terms.

(c)The limitations on survival set forth in this Section 9.1 shall not apply to claims based on or arising from any Fraud or Willful Breach, which shall survive for the full period of all applicable statutes of limitations (after giving effect to any waiver, mitigation or extension thereof) plus [*] days.

(d)Nothing in this Section 9.1 is intended to, and shall not, limit the survival periods, any recovery or other terms or rights of Buyer or its Affiliates contained in the R&W Insurance Policy. In no event shall any right of Buyer or its Affiliates to recovery under the R&W Insurance Policy be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance by any Person with, any representation, warranty, covenant, or agreement set forth in this Agreement, any of the other documents, instruments, or certificates delivered pursuant to this Agreement.

9.2Indemnification by Company Stockholders. Subject to the provisions of this Article IX, each Company Stockholder (each, an “Indemnifying Party”), severally and not jointly, in accordance with its Pro Rata Portion, shall indemnify, save and hold harmless Buyer, its successors, permitted assigns, and Affiliates (including, after the Closing Date, the Surviving Corporation) and each of the foregoing’s respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against, without duplication, any and all Losses incurred or suffered by such Buyer Indemnified Parties (“Indemnifiable Losses”) arising out of or resulting from:

(a)any breach or inaccuracy of any of the representations and warranties of the Company or any Company Stockholder set forth in this Agreement (including, and as qualified by, the Company Disclosure Schedules), disregarding for purposes of this Section 9.2(a) any “material,” “in all material respects,” “Company Material Adverse Effect” or similar qualification contained therein or with respect thereto both for purposes of determining whether a representation or warranty is true and correct and for purposes of calculating Losses;

(b)any failure by the Company, any of its Subsidiaries, any of the Company Stockholders or the Stockholders’ Representative to fully perform, fulfill or comply with any covenant or agreement set forth herein;

(c)any claims by any current or former Company Stockholder or alleged current or former holder of any interest or security of the Company relating to or arising out of this Agreement or the transactions contemplated hereby, including with respect to the calculations and allocations set forth on the Closing Statement;

(d)any claims based on or arising from any Fraud; and

(e)without duplication, any Indemnified Taxes.

9.3Indemnification by Company Common Stockholders(a). Subject to the provisions of this Article IX, each Company Common Stockholder, severally and not jointly, in accordance with its Pro Rata Common Portion, shall indemnify, save and hold harmless the Buyer Indemnified Parties from and against, without duplication, [*]% of any Indemnifiable Losses arising out of or resulting from the matters set forth on Schedule 9.3 (such Indemnifiable Losses, the “Special Indemnity Losses”). The indemnification obligations of the Company Common Stockholders under this Section 9.3 shall survive the Closing and terminate on the date that is [*] years following the Closing Date; provided, that (a) such indemnification obligations of the Company Common Stockholders will continue to survive if notice for indemnification shall have been given in accordance with this Article IX on or prior to such termination date, until such indemnification claim has been satisfied or otherwise resolved as provided herein, and (b) the limitations on survival set forth in this Section 9.3 shall not apply to claims based on or arising from any Fraud or Willful Breach, which shall survive for the full period of all applicable statutes of limitations (after giving effect to any waiver, mitigation or extension thereof) plus [*] days.

9.4Certain Limitations. The rights of the Buyer Indemnified Parties to indemnification pursuant to the provisions of this Article IX shall be subject to the following limitations:

(a)No claim may be made by a Buyer Indemnified Party for indemnification pursuant to Section 9.2(a) regarding a breach of representations and warranties which are not Fundamental Representations, and no Company Stockholder shall be liable for indemnification thereunder, unless and until (i) the amount of Losses suffered by Buyer Indemnified Parties under any individual claim (or series of related claims) exceeds $[*] (the “De Minimis Amount”), and (ii) the aggregate amount of Losses arising from claims that individually exceed the De Minimis Amount for which the Buyer Indemnified Parties seek to be indemnified pursuant to Section 9.2(a) exceed $[*], and then only to a maximum aggregate amount equal to the Indemnity Recourse Amount.  No claim may be made by a Buyer Indemnified Party for indemnification pursuant to Section 9.3, and no Company Common Stockholder shall be liable for indemnification thereunder, unless and until the amount of Special Indemnity Losses suffered by Buyer Indemnified Parties under any individual claim (or series of related claims) exceeds $[*].

(b)The maximum aggregate amount of Indemnifiable Losses that may be recoverable by the Buyer with respect to claims for indemnification pursuant to (i) Section 9.2(a) regarding breaches of representations and warranties which are Fundamental Representations, (ii) Section 9.2(b), and (iii) Section 9.2(c) shall not exceed an aggregate amount equal to the portion of the Final Purchase Price received by the Company Stockholders pursuant to this Agreement (including deemed receipt in full of the Escrow Amount, the Holdback Amount and the Expense Fund) less any amounts Buyer has actually recovered from the R&W Insurance Policy (the “Fundamental Representations Amount”). The maximum aggregate amount of Indemnifiable Losses that may be recoverable by the Buyer with respect to claims for indemnification pursuant to Section 9.2(e) regarding Indemnified Taxes, shall not exceed an aggregate amount equal to [*] percent ([*]%) of the Final Purchase Price received by the Company Stockholders pursuant to this Agreement (including deemed receipt in full of the Escrow Amount, the Holdback Amount and the Expense Fund); provided, that such limitation described in this sentence shall not apply to any Indemnified Taxes for withholding Taxes in respect of consideration payable under this Agreement, which such amounts shall instead be subject to the limitation described in the immediately preceding sentence; further provided, that, no Indemnifying Party shall be liable for another Indemnifying Party’s withholding Taxes. The maximum aggregate amount of Special Indemnity Losses that may be recoverable by the Buyer with respect to claims for indemnification pursuant to Section 9.3 shall not exceed an aggregate amount equal to the Holdback Amount (except in the case of Fraud where the provisions of Section 9.4(e) shall apply mutatis mutandis).

(c)Indemnifiable Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.2(a) regarding breaches of representations and warranties which are not Fundamental Representations, shall be recoverable, exclusively, (i) with respect to any amount of Loss up to the retention amount under the R&W Insurance Policy, from the Indemnity Recourse Amount, and (ii) with respect to any amount of Loss exceeding the retention amount under the R&W Insurance Policy, solely from the R&W Insurance Policy (to the extent coverage is available in respect of such Loss).

(d)Indemnifiable Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.2(a) regarding breaches of representations and warranties which are Fundamental Representations or pursuant to Section 9.2(b) through Section 9.2(e) shall be recoverable, (i) first, with respect to any amount of Loss up to the retention amount under the R&W Insurance Policy, to the extent any amounts remain of the Indemnity Recourse Amount, from the Indemnity Recourse Amount, or, if the Indemnity Recourse Amount is depleted, from the Company Stockholders in accordance with their Pro Rata Portions, (ii) second, with respect to any amount of Loss exceeding the retention amount under the R&W Insurance Policy from the R&W Insurance Policy (to the extent coverage is available in respect of such Loss), and (iii) third, after such time as the Indemnity Recourse Amount has been exhausted and the R&W Insurance Policy coverage limit has been exceeded or to the extent coverage is not available under the R&W Insurance Policy in respect of such Loss, from the Company Stockholders in accordance with their Pro Rata Portions, up to an amount equal, with respect to each Company Stockholder, to such Company Stockholder’s Pro Rata Portion of the Fundamental Representations Amount. Indemnifiable Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.3 shall be recoverable from the Company Common Stockholders in accordance with their Pro Rata Common Portions up to an amount equal, with respect to each Company Stockholder, to such Company Stockholder’s Pro Rata Common Portion of the Holdback Amount. Any Indemnifiable Losses payable pursuant to this Section 9.4(d) (x) by former holders of Preferred Stock shall be paid in cash, and (y) by former holders of Common Stock may be payable, at Buyer’s discretion, either (A) in cash, (B) by set-off and reduction of the Holdback Amount payable to such former holder of Common Stock pursuant to the Holdback Payment Agreement, or (C) by set-off and reduction of the Earnout Amount payable to such former holder of Common Stock in accordance with Section 1.17.

(e)Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds set forth in this Section 9.4 shall not apply with respect to claims based on Fraud, and in such case the liability of the Company Stockholders shall apply in the following manner: (i) with respect to any claim in regard to Fraud committed by or on behalf of the Company with respect to one or more of the representations or warranties set forth in Article II, a Buyer Indemnified Party may seek indemnification from the Company Stockholders, provided, that, no Company Stockholder who is not a Person who either actually committed, actually perpetuated or had actual knowledge of such Fraud shall be liable for Indemnification in excess of the Pro Rata Portion of Merger Consideration actually received by such Company Stockholder, and (ii) with respect to any claim in regard to Fraud committed by a Company Stockholder with respect to one or more of the representations or warranties set forth in Article III, a Buyer Indemnified Party may seek indemnification solely from the Company Stockholder who committed the Fraud and no other Company Stockholder (other than the Company Stockholder who committed such Fraud) shall be liable or have any indemnification obligation with respect to such Fraud.

(f)The representations, warranties, covenants and obligations of the Company, the Company Stockholders and the Stockholders’ Representative, and the rights and remedies that may be exercised by the Buyer Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer or any Representative of Buyer with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or any Representative of Buyer at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation; provided, however, that nothing in the foregoing shall relieve the Buyer or any Buyer Indemnified Party from any duty they may have otherwise have had to take reasonable action to mitigate any Loss after becoming aware of an event or circumstance giving rise to such Loss.

(g)Except in the case of Fraud or in the case of specific performance as set forth in Section 10.4, the indemnification provisions set forth in this Article IX shall be the sole and exclusive remedies of the parties for any and all claims arising out of or relating to this Agreement or the transactions contemplated hereby, including for any breach of any representation, warranty, covenant or agreement contained herein.

9.5Procedures.

(a)If any Buyer Indemnified Party seeking indemnification under this Article IX desires to bring a claim for indemnification against an Indemnifying Party, such Buyer Indemnified Party shall first deliver to the Stockholders’ Representative a certificate (a “Claim Certificate”) that: (i) states that the Buyer Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Buyer Indemnified Party may be entitled to indemnification pursuant to this Agreement; and (ii) specifies in reasonable detail, to the extent practicable and available, the Losses included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Buyer Indemnified Party claims to be entitled hereunder.

(b)If the Stockholders’ Representative objects to the indemnification claim of a Buyer Indemnified Party specified in any Claim Certificate, the Stockholders’ Representative shall deliver a written notice specifying in reasonable detail the basis for such objection and the amount in dispute to the Buyer Indemnified Party within [*] days after receipt by the Stockholders’ Representative of such Claim Certificate. Thereafter, the Stockholders’ Representative and the Buyer Indemnified Party shall cooperate and attempt in good faith to agree upon the rights of the respective parties for a period of not less than [*] days after receipt by the Buyer Indemnified Party of such written objection with respect to each of such claims to which the Stockholders’ Representative has objected. If the Buyer Indemnified Party and the Stockholders’ Representative agree with respect to any of such claims, the Buyer Indemnified Party and the Stockholders’ Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, a joint written instruction to the Escrow Agent to release all or a portion of the Indemnity Escrow Amount in satisfaction of such claim. Should the Buyer Indemnified Party and the Stockholders’ Representative fail to agree as to any particular item or items or amount or amounts, then after the [*] day period referred to above each party shall be entitled to pursue its available remedies for resolving the claim for indemnification.

(c)The Buyer Indemnified Party shall have the right in its sole discretion to conduct the defense of any claim brought by any third party; provided, however, that the Buyer Indemnified Party shall not settle any such third party claim without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed, and if such consent is unreasonably withheld, conditioned, or delayed, then such consent shall not be required. If any such action or claim is so settled, or if there be a final judgment for the plaintiff in any such action, the Buyer Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

9.6Adjustment to Consideration. The parties hereto agree to treat each indemnification payment pursuant to this Article IX as an adjustment to the Merger Consideration to the extent permitted by applicable Law.

Article X

MISCELLANEOUS

10.1Further Assurances. Each party hereto shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions.

10.2Notices. All notices, requests, instructions, claims, demands, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered (or, if delivery is refused, upon presentment) by hand or by internationally recognized courier service, or upon receipt by email transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Buyer, Merger Sub or, following the Closing, the Surviving Corporation:

Nebius Group N.V.

Schiphol Boulevard 165

BG Schiphol

The Netherlands

Email: [*]

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

Condor House

5-10 St. Paul’s Churchyard

London, EC4M 8AL

United Kingdom

Attn: Timothy J. Corbett; Benjamin R. Wills;

Email: [*]; [*]

If to the Stockholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400
Denver, Colorado 80202

Email: [*]

Attention: Managing Director

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
125 High Street, Suite 2010
Boston, MA 02110
Email: [*]

Attention: Zohar Nevo

If, on or prior to the Closing, to the Company or the Company Stockholders:

AlphaAI Technologies, Inc. (d/b/a Tavily)

1350 Broadway, 24th Floor,

New York, NY 10018, USA

Email: [*]

Attention: Rotem Ben Weiss, CEO

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
125 High Street, Suite 2010
Boston, MA 02110
Email: [*]

Attention: Zohar Nevo

And with a copy (which shall not constitute notice) to:

Goldfarb Gross Seligman & Co., Law Offices

1 Azrieli Center 6701101, Israel

Attention: Sharon Kadosh, Adv., Shay Fahima, Adv.

Email: [*]; [*]

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

10.3Entire Agreement. This Agreement and the Related Agreements, including the exhibits and schedules attached hereto and thereto, and any agreement, certificate, instrument, or other document executed and delivered in connection herewith or therewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersede all other prior understandings and agreements, both oral and written, by or among any party hereto or by any shareholder, member, partner, director, officer, manager, employee, agent, Affiliate or Representative of any party hereto, including the Confidentiality Agreement.

10.4Specific Performance.

(a)The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Buyer or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Buyer or Merger Sub, on the other hand, shall each be entitled to seek specific performance of the terms hereof (including the obligation of the parties to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity, to the fullest extent permissible pursuant to the terms thereof and to thereafter consummate the Transactions.

(b)Each party (i) waives any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

10.5Expenses. Except as otherwise expressly provided in this Agreement (including as provided with respect to Transaction Expenses), whether or not the Transactions are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the Transactions, including the fees and expenses of its own counsel, accountants and other experts.

10.6Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed by Buyer and the Stockholders’ Representative.

10.7Assignments; No Third Party Rights.

(a)Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either the Company or Buyer (prior to the Effective Time) without the prior written consent of the other party.  Any assignment in violation of the preceding sentence will be void.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(b)Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein and except that (i) the Company Stockholders are intended third-party beneficiaries of Article I (THE TRANSACTIONS), Article VIII (TERMINATION), and this Article X (MISCELLANEOUS), (ii) the Company Indemnified Parties, the Company Board and the Company’s officers are intended third-party beneficiaries of Section 5.9, and (iii) the Buyer Indemnified Parties are intended third-party beneficiaries of Article IX (INDEMNIFICATION) Except as and to the extent expressly set forth herein, this Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

10.8Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach.  No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given.  No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein.  Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as expressly set forth herein, including in Section 9.4(g) above, the rights and remedies of the parties hereto are cumulative and not alternative.

10.9Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable or the economic or legal substance of the Transactions is affected in a manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.10Governing Law; Jurisdiction; Venue; No Trial by Jury.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.  Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any U.S. federal court located in the State of Delaware or any Delaware state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 10.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any proceedings against it arising out of or based on this Agreement or the Transactions.

(b)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

10.11Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.  The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

10.12Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto.  Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

10.13Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

10.14Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

10.15Counterparts. This Agreement may be executed (including by facsimile transmission or by email of a .pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree and acknowledge that delivery by a signatory of a signature by facsimile or electronic transmission shall constitute execution by such signatory.

10.16Stockholders’ Representative.

(a)By executing this Agreement, by adopting this Agreement, and by receiving the benefits thereof, including any consideration payable hereunder, each Company Stockholder shall have irrevocably authorized and appointed the Stockholders’ Representative as such Person’s true and lawful representative, agent, and attorney-in-fact, as of the Closing for all purposes in connection with this Agreement and any related agreements, including full power of substitution to (A) act in such Person’s name, place and stead with respect to this Agreement and the Escrow Agreement, (B) take any and all actions and make any decisions required or permitted to be taken by Stockholders’ Representative pursuant to this Agreement or the Escrow Agreement, (C) act on such Person’s behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement, and (D) do or refrain from doing all such further acts and things, and execute all such agreements, certificates, instruments or other documents, as the Stockholders’ Representative shall deem necessary or appropriate in connection with the Transactions and the transactions contemplated by the Escrow Agreement, including the power:

(i)to give and receive notices and communications;

(ii)authorize delivery to Buyer of cash from the Escrow Amount in satisfaction of any amounts owed to Buyer pursuant to Section 1.14;

(iii)to execute and deliver all ancillary agreements, certificates, instruments, and other documents, and to make representations and warranties therein, that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the Transactions and the transactions contemplated by the Escrow Agreement;

(iv)to do or refrain from doing any further act or deed that the Stockholders’ Representative deems necessary or appropriate in the sole discretion of the Stockholders’ Representative relating to the subject matter of this Agreement;

(v)to negotiate and compromise claims and disputes arising under, or relating to, this Agreement, the Related Agreements and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith or therewith (including, for clarity, any claim or dispute relating to indemnification obligations), and to sign any releases or other documents in respect of any such claim or dispute;

(vi)to exercise or refrain from exercising any remedy available to the Company Stockholders under this Agreement, the Related Agreements, and the other agreements, instruments and documents executed in connection herewith or therewith;

(vii)to retain such counsel, accountants, and other professional advisors as the Stockholders’ Representative deems necessary to assist it in its performance of its duties hereunder and to pay all fees and expenses of such counsel and advisors from the Expense Fund; and

(viii)to exercise all rights and remedies granted to the Stockholders’ Representative in this Agreement.

(b)The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and is hereby irrevocable, and Buyer may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative on behalf of the Company Stockholders in all matters referred to herein.  The Stockholders’ Representative may resign at any time.  All actions, decisions and instructions of the Stockholders’ Representative taken, made or given pursuant to the authority granted to the Stockholders’ Representative pursuant to this Section 10.16 shall be conclusive and binding upon each Company Stockholder, and no Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same.

(c)The provisions of this Section 10.16 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Company Stockholders to the Stockholders’ Representative, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Company Stockholder.

(d)The Stockholders’ Representative shall not be liable to the Company Stockholders for actions taken pursuant to this Agreement, the Escrow Agreement, or any Related Agreements, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or fraud, willful misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholders’ Representative shall be conclusive evidence of good faith).

(e)The Company Stockholders shall, severally and not jointly, in accordance with their respective Pro Rata Portion, indemnify and hold harmless Stockholders’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and out of pocket expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholders’ Representative under this Agreement and the Escrow Agreement (the “Agent Losses”), in each case, as such Agent Loss is suffered or incurred; provided, that in the event it is finally adjudicated that an Agent Loss or any portion thereof was primarily caused by the gross negligence, fraud, willful misconduct, or bad faith of the Stockholders’ Representative, the Stockholders’ Representative shall reimburse the Company Stockholders the amount of such indemnified Agent Loss attributable to such gross negligence, fraud, willful misconduct, or bad faith. Agent Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Company Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Agent Losses as they are suffered or incurred. The Stockholders’ Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to an Agent Loss (as determined in good faith by the Stockholders’ Representative), withhold from any distribution of the Expense Fund an amount as may be reasonably expected to cover such Agent Loss until such matter is resolved. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise.  Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(f)Upon the Closing, the Company will wire (or cause to be wired) $[*] (the “Expense Fund”) to the Stockholders’ Representative, which will be used exclusively for any expenses incurred by the Stockholders’ Representative.  The Company Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Company Stockholders.  For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing.

10.17Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) the words “furnished” or “made available” mean, with respect to any information, document, or other material, that such information, document, or material was (i) uploaded to and accessible in the Data Room no later than 11:59 p.m. Eastern Standard Time on the date that is [*] Business Days prior to the date of this Agreement, (ii) provided to the Buyer or its Representatives in writing (including by email), or (iii) included in the schedules to this Agreement, (f) each reference in this Agreement to a particular Article, Section, Exhibit, or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (g) any definition of or reference to any statute or regulation herein shall be construed as referring to such statute or regulation as it may from time to time be amended, supplemented or otherwise modified, (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (i) all references to “$” or “Dollars” shall mean United States Dollars, and (j) all references to payments in cash or in immediately available funds shall mean payments in United States Dollars.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:

NEBIUS GROUP N.V.

By:	/s/ Boaz Tal
	Name:	Boaz Tal
	Title:	General Counsel

MERGER SUB:

SIMBA ACQUISITION CORP.

By:	/s/ Roman Chernin
	Name:	Roman Chernin
	Title:	President

COMPANY:

ALPHAAI TECHNOLOGIES, INC.

By:	/s/ Rotem Ben Weiss
Name: Rotem Ben Weiss
Title: Chief Executive Officer

COMPANY STOCKHOLDER:

/s/ Rotem Ben Weiss
Rotem Ben Weiss

COMPANY STOCKHOLDER:

/s/ Assaf Elovic
Assaf Elovic

COMPANY STOCKHOLDER:

/s/ Kyle Doppelt
Kyle Doppelt

COMPANY STOCKHOLDER:

Grace Software Holdings IV, L.P.
By:	Grace Software Holdings IV GP, LLC
By:	Insight Associates XIII. L.P., its manager
By:	Insight Associates XIII, Ltd., its general partner

By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Signatory

COMPANY STOCKHOLDER:

SPRINGHILL ACCESS I, L.P.
By:	SpringHill Access I GP, Limited Partnership, its general partner
By:	SpringHill Access I General Partner Ltd, its general partner

By:	/s/ Amit Kurz
	Name:	Amit Kurz
	Title:	Director

COMPANY STOCKHOLDERS:

Alpha Wave Ventures II, L.P.
By:	Alpha Wave Ventures GP, LTD, its general partner

By:	/s/ Cathy West
	Name:	Cathy West
	Title:	Authorized Signatory

Alpha Wave Incubation LP
By:	Alpha Wave Special Opportunities, GP, LP, its general partner

By:	/s/ Cathy West
	Name:	Cathy West
	Title:	Authorized Signatory

STOCKHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

Exhibit A

DEFINITIONS

“102 Holding Period” has the meaning ascribed to it in Section 5.10(h)(i).

“102 Interim Ruling” has the meaning ascribed to it in Section 5.10(h)(ii).

“102 Plan” has the meaning ascribed to it in Section 2.25(x)(i).

“102 Substitute Award” has the meaning ascribed to it in Section 1.8(b)(i).

“102 Tax Ruling” has the meaning ascribed to it in Section 5.10(h)(i).

“280G Shareholder Vote” has the meaning ascribed to it in Section 5.15.

“Abu-Dhabi Subsidiary” means AlphaAI Technologies L.L.C – S.P.C, a wholly owned Subsidiary of the Company.

“Accountant” has the meaning ascribed to it in Section 1.14(c).

“Accounting Firm” has the meaning ascribed to it in Section 5.10(a)(i).

“Adjustment Escrow Amount” means $[*].

“Adjustment Holdback Amount” means $[*].

“Adjustment Recourse Amount” means the sum of (a) the Adjustment Escrow Amount, plus (b) the Adjustment Holdback Amount.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person.  For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner, managing member or non-member manager of a Person shall always be considered to control such Person; provided that with respect to any Company Stockholder that is a venture capital fund, private equity fund, or similar investment vehicle, the term “Affiliate” shall not include any portfolio company in which such fund or its Affiliates holds a minority interest and does not control the management of such portfolio company.

“Agent Losses” has the meaning ascribed to it in Section 10.16(e).

“Agreement” has the meaning ascribed to it in the preamble.

“Aggregate Exercise Price” means an amount equal to the aggregate exercise price of the Assumed Company Options and the Cash-out Options.

“Agreement Date” has the meaning ascribed to it in the preamble.

“AI Commitments” means the Company’s and each Subsidiary’s obligations under (a) applicable Contracts relating to AI Technology to which the Company or any Subsidiary is a party, (b) applicable Law relating to AI Technology, and (c) then-current representations made by the Company or any Subsidiary published in the written documentation for the Company Products delivered with the Company Products or published on the website of the Company or any Subsidiary.

“AI Technology” means deep learning, machine learning, self-improving, generative artificial intelligence or other artificial intelligence Technologies, including, but not limited to, those that use or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.

“Alternative Transaction” has the meaning ascribed to it in Section 5.6.

“Applicable Accounting Principles” has the meaning ascribed to it in Section 1.10(b).

“Assumed Company Options” means all Company Options outstanding as of immediately prior to the Effective Time, other than the Cash-out Options.

“Award Schedule” has the meaning ascribed to it in Section 2.6(b).

“Balance Sheet Date” has the meaning ascribed to it in Section 2.7(a).

“Base Merger Consideration” means $[*].

“Business” means the Company’s and its Subsidiaries’ business of search application programming interfaces (API) for large language models (LLMs), as conducted as of the date hereof, or as contemplated to be conducted in calendar year 2026 (as evidenced by the Company’s books and records and the Growth Plan as of the date hereof).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York, NY, USA, or Amsterdam, NLD, or Tel Aviv, Israel, generally are authorized or required by applicable Law to close.

“Buyer” has the meaning ascribed to it in the preamble.

“Buyer Incentive Plan” means the Amended and Restated Equity Incentive Plan of Nebius Group N.V., effective as of August 15, 2024.

“Buyer Indemnified Parties” has the meaning ascribed to it in Section 9.2.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer or Merger Sub to perform its respective obligations pursuant to this Agreement and the Related Agreements, and to consummate the Merger and the other Transactions.

“Buyer Share Price” means the value weighted average price (VWAP) of a Buyer Share, measured over the [*] trading days prior to the Agreement Date.

“Buyer Shares” means the Class A ordinary shares of Buyer.

“Buyer-Prepared Pre-Closing Tax Return” has the meaning ascribed to it in Section 5.10(a)(ii).

“Cash” means all cash currency on hand, currency in bank or other accounts, checks, money orders, readily marketable securities, short term instruments, and other cash equivalents held by the Company and its Subsidiaries (for the avoidance of doubt, including the balance of the Company’s Stripe clearing account), less any and all (a) Restricted Cash, (b) any cash necessary to cover outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company but have not cleared its bank or other accounts, and (c) any other costs or expenses associated with the repatriation of cash or cash equivalents held outside the United States (unless, with respect to the foregoing (a), (b) or (c), any such amount has been reflected as a liability in the calculation of Indebtedness, Transaction Expenses or Net Working Capital, in which it will not be so deducted from the calculation of “Cash”), all as determined in accordance with the Applicable Accounting Principles.

“Cash Advances” means (a) the aggregate amount of customer prepayments, customer advances and similar liabilities of the Company and the Subsidiaries plus (b) the Deferred Revenue Gross Profit Factor multiplied by the value of the total deferred revenue liability for prepayment of annual contracts net of the total accounts receivable relating to such annual contracts plus (c) the Deferred Revenue Gross Profit Factor multiplied by [*] percent of the total value deferred revenue liability for prepayment of monthly subscriptions, all as determined in accordance with the Applicable Accounting Principles.

“Cash-out Options” means (a) the Section 3(i) Options and (b) the Company Options held by Rasmus Wissmann.

“Catch-up Amount” has the meaning set forth in Section 1.17(c)(iv).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Certificate of Merger” has the meaning ascribed to it in Section 1.3.

“Claim Certificate” has the meaning ascribed to it in Section 9.5(a).

“Closing” has the meaning ascribed to it in Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“Closing Indebtedness” means the Indebtedness of the Company as of the Closing.

“Closing Indebtedness Schedule” has the meaning ascribed to it in Section 1.10(a)(iii).

“Closing Merger Consideration” means the Merger Consideration payable to Company Securityholders in cash at Closing pursuant to Section 1.7(a) and Section 1.7(b); provided that for the avoidance of doubt, the portion of the Final Purchase Price attributable to Distributable Cash shall be distributed by the Company to the Company Preferred Stockholders.

“Closing Net Cash” means the Net Cash as of the Closing.

“Closing Net Working Capital” means the Net Working Capital of the Company as of 12:01 a.m. Eastern Time on the Closing Date.  For the avoidance of doubt, Closing Net Working Capital shall be calculated without duplication of any amounts included in Closing Indebtedness, Transaction Expenses or Net Cash.

“Closing Purchase Price” means an amount equal to (a) the Base Merger Consideration, plus (b) the Distributable Cash, minus (c) Estimated Closing Indebtedness, minus (d) Estimated Transaction Expenses, plus (e) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (f) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, minus (g) the amount, if any, of the Estimated Net Cash Shortfall Amount, plus (g) the amount, if any, of the Estimated Net Cash Excess Amount, plus (h) the Aggregate Exercise Price.

“Closing Statement” has the meaning ascribed to it in Section 1.10(a).

“Closing Transaction Expenses” means the Transaction Expenses of the Company as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Common Closing Payment Amount” means an amount equal to (a) the product of (i) the Deemed Common Closing Per Share Amount multiplied by (ii) the number of Common Outstanding Shares, less (b) the Holdback Amount, less (c) the product of (x) the Expense Fund multiplied by (y) [*]%.

“Common Closing Per Share Amount” means an amount equal to the Common Closing Payment Amount divided by the total number of Common Outstanding Shares.

“Common Outstanding Shares” means the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

“Common Per Share Amount” means an amount equal to (i)(A) the Final Purchase Price less the Distributable Cash multiplied by (B) [*]%, divided by (ii) the total number of Deemed Common Shares.

“Company” has the meaning ascribed to it in preamble.

“Company AI Products” means all Company Products that constitute, utilize, employ, deploy, or incorporate AI Technology.

“Company Authorizations” has the meaning ascribed to it in Section 2.29.

“Company Balance Sheet” has the meaning ascribed to it in Section 2.7(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” has the meaning ascribed to it in preamble.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter Amendment” has the meaning ascribed to it in Section 5.16.

“Company Common Stock” means shares of common stock of the Company, par value $[*] per share.

“Company Common Stockholders” means the holders of the Company Common Stock as of immediately prior to the Effective Time.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Company to Buyer as of the Agreement Date.

“Company Employee Plan” means any scheme, plan, program, policy, practice, Contract or other arrangement, including with respect to a single individual, and in each case whether or not written, funded, tax-qualified, subject to ERISA or legally enforceable, providing for deferred compensation, profit sharing, bonus, commission or other incentive, employment (including offer letter), consulting, executive compensation, severance, salary continuation, termination pay, time in lieu of pay, performance awards, stock option, stock grant, phantom equity or other equity or equity-based awards, change in control, transaction, retention, fringe benefits, group or individual health, dental, vision, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, cafeteria, flexible spending account, health spending account, health reimbursement arrangement, paid time off, tuition reimbursement or scholarship, loan, gross-up, workers’ compensation, retirement pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, (a) which is or has been established, maintained, sponsored, contributed to, or required to be contributed to, by the Company or any of the Subsidiaries or ERISA Affiliates, (b) which provides for benefits, compensation or terms or conditions of employment or service with respect to any Employee or independent contractor of the Company or any of the Subsidiaries or any of their beneficiaries, or (c) pursuant to which the Company or any of the Subsidiaries or ERISA Affiliates has or may have any liability, contingent or otherwise.

“Company Equityholder” means all Company Stockholders and Company Optionholders.

“Company Financial Statements” has the meaning ascribed to it in Section 2.7(a).

“Company Indemnified Party” has the meaning ascribed to it in Section 5.9(a).

“Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company or any of its Subsidiaries as previously conducted or as currently conducted.

“Company IT Systems” has the meaning ascribed to it in Section 2.14(k).

“Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or other), operations or results of operations of the Company and the Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the other Transactions in a timely manner; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or otherwise taken with the express written consent of Buyer; (vi) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disasters or acts of God, (viii) the public announcement of the transactions contemplated by this Agreement and any losses of employees, customers, suppliers or distributors having relationships with the Company, in each case resulting solely from such public announcement; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions; provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded; provided further that, in the case of the foregoing clauses (i), (ii), (iii), (iv), (vi), (vii), and (ix), in the event that the Company and the Subsidiaries, taken as a whole, are disproportionately adversely affected by such effect relative to other participants in the business and industries in which the Company and the Subsidiaries operate, such disproportionate adverse effect shall be taken into account in determining whether a Material Advise Effect has occurred.

“Company Option” means an options to purchase Company Capital Stock granted pursuant to the Company Option Plan and the option agreement(s) thereunder or otherwise that are outstanding as of immediately prior to the Closing.

“Company Option Plan” means, collectively, the Company’s 2025 Stock Incentive Plan, as amended from time to time and the Company’s 2025 Sub-Plan for Grantees in Israel, as amended from time to time.

“Company Optionholder” means any holder of Company Option(s).

“Company Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” means, collectively, the Company’s (a) Series A-1 Preferred Stock, par value $[*] per share, (b) Series A-2 Preferred Stock, par value $[*] per share, and (c) Series A-3 Preferred Stock, par value $[*] per share.

“Company Preferred Stockholders” means the holders of the Company Preferred Stock as of immediately prior to the Effective Time.

“Company Products” has the meaning ascribed to it in Section 2.15.

“Company Real Property” has the meaning ascribed to it in Section 2.12(a).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, under any obligation of assignment to, or filed in the name of the Company or any of the Subsidiaries.

“Company Security” means all outstanding shares of Company Capital Stock and all outstanding Company Options.

“Company Securityholder” means all Company Stockholders and holders of Company Options.

“Company Software” has the meaning ascribed to it in Section 2.14(j).

“Company Stock Certificate” means a certificate representing shares of Company Capital Stock.

“Company Stockholder Approval” has the meaning ascribed to it the recitals.

“Company Stockholders” has the meaning ascribed to it in the preamble.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of any member of the Company and its Subsidiaries or their suppliers, distributors, customers, independent contractors, or other business relations or the Transactions contemplated by this Agreement.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of October 20, 2025, by and between Buyer and the Company.

“Continuing Employee” has the meaning ascribed to it in Section 5.13(a).

“Contract” means any written, oral, implied or other legally binding agreement, commitment, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, including any terms of use, terms of service or privacy policy for any website, platform, operating system or application and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.

“Data Protection Requirements” means any and all applicable Laws, applicable industry standards of any industry organization of or in which the Company or any of the Subsidiaries is a member or otherwise participates, and any and all applicable contractual and other obligations legally binding upon the Company or any of the Subsidiaries, or that apply to the Company Products, Services or Employees, in each case concerning the security and Processing of Personal Data.

“Data Room” means the electronic data site established on Ideals on behalf of the Company and to which Buyer and certain of its Representatives have been given access in connection with the Transactions.

“De Minimis Amount” has the meaning ascribed to it in Section 9.4(a).

“Deemed Common Closing Payment Amount” means an amount equal to the product of the Closing Purchase Price multiplied by [*]%.

“Deemed Common Closing Per Share Amount” means an amount equal to the Deemed Common Closing Payment Amount divided by the total number of Deemed Common Shares.

“Deemed Common Shares” means the sum of (a) the Common Outstanding Shares, and (b) [*], reflecting the aggregate number of shares of Company Common Stock subject to all outstanding and promised Company Options, as of immediately prior to the Effective Time.

“Deferred Revenue Gross Profit Factor” means [*] percent ([*]%).

“DGCL” has the meaning ascribed to it in the recitals.

“Disclosable Contract” means each Contract set forth (including by cross-reference) or required to be set forth on Schedule 2.8, Schedule 2.12(b), Schedule 2.16 and Schedule 2.17 of the Company Disclosure Schedules.

“Distributable Cash” means Cash in an amount of $[*].

“Distribution” means a declaration, setting aside or payment by the Company or any of the Subsidiaries of any dividend or interim dividend or other distribution (whether in cash, equity or property) or other transfer of value on or with respect to, or redemption, purchase or other acquisition by the Company or any of the Subsidiaries of, any Company Security, any Subsidiary Security, or any Security Right with respect thereto.

“Earnout Participant” has the meaning set forth in Section 1.17.

“Earnout Participation Notice” means a notice in substantially the form attached hereto as Exhibit K.

“Earnout Payment Agreement” has the meaning set forth in Section 1.17(d)(i).

“Earnout Price Per Share” means the value weighted average price (VWAP) of a Buyer Share, measured over the [*] trading days prior to the date of the finalization of the First Earnout Statement or the Second Earnout Statement, as applicable.

“Earnout Statement” has the meaning set forth in Section 1.17(a)(ii).

“EC Law” means the Israeli Economic Competition Law, 5748-1988, as amended, and the regulations, rules, decrees, and guidelines promulgated thereunder.

“Effective Time” has the meaning ascribed to it in Section 1.3.

“Eligible Contract” means a legally binding, written contract between the Company (or one of its Affiliates as designated by Buyer) and a customer for the sale of Business products that is in effect as of a given date and has a committed term of at least [*] months and a remaining duration as of such date of at least [*] further calendar months. Notwithstanding the foregoing or anything else to the contrary, in no event shall any of the following be considered an “Eligible Contract”: (1) memoranda of understanding, letters of intent, or agreements that do not include a legally enforceable, binding obligation of the customer to pay to the Company (or its designated Affiliate, as applicable) the applicable subscription and other fees thereunder; (2) pilot programs, test, trial engagements, or other Contracts with an initial non-cancelable term shorter than [*] months; (3) agreements for the provision of professional services or one-off consulting or similar arrangements; and (4) agreements which do not comply with applicable law or Company policies as provided in Section 1.17(e) above.

“Employee” means any current, former or retired employee, officer, manager, or director of the Company or any of the Subsidiaries or of any Person deemed to be a co-employer with the Company or any of the Subsidiaries, or any other Person employed by the Company or any of the Subsidiaries under a Contract of employment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder.

“ERISA Affiliate” means any Person that, together with the Company or any of the Subsidiaries, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” has the meaning ascribed to it in Section 1.11(b)(ii).

“Escrow Amount” means (a) the Adjustment Escrow Amount, and (b) the Indemnity Escrow Amount.

“Estimated Closing Net Cash” means the Company’s good faith estimate of the Closing Net Cash as of the Closing as set forth in the Closing Statement delivered pursuant to Section 1.10(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 1.10(c).

“Estimated Closing Date Balance Sheet” has the meaning ascribed to it in Section 1.10(a)(i).

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the Closing Indebtedness as of the Closing as set forth in the Closing Statement delivered pursuant to Section 1.10(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 1.10(c).

“Estimated Closing Net Working Capital” means the Company’s good faith estimate of the Net Working Capital as of the Closing as set forth in the Closing Statement delivered pursuant to Section 1.10(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 1.10(c). For the avoidance of doubt, Estimated Closing Net Working Capital shall be calculated without duplication of any amounts included in Estimated Closing Indebtedness or Estimated Transaction Expenses.

“Estimated Net Cash” means the Company’s good faith estimate of the Net Cash as of the Closing as set forth in the Closing Statement delivered pursuant to Section 1.10(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 1.10(c).

“Estimated Net Cash Excess Amount” means (a) if the Estimated Net Cash is less than or equal to the Minimum Net Cash, $[*] and (b) if the Estimated Net Cash is greater than the Minimum Net Cash, an amount equal to (i) the Estimated Net Cash minus (ii) the  Minimum Net Cash; provided that in no event shall the Estimated Net Cash Excess Amount exceed the sum of (i) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, plus (b) the amount of Estimated Transaction Expenses.

“Estimated Net Cash Shortfall Amount” means (a) if the Estimated Net Cash is equal to or greater than the Minimum Net Cash, $[*] and (b) if the Estimated Net Cash is less than the Minimum Net Cash, an amount equal to (i) Minimum Net Cash minus (ii) the Estimated Net Cash.

“Estimated Transaction Expenses” means the Company’s good faith estimate of the Transaction Expenses as set forth in the Closing Statement delivered pursuant to Section 1.10(c), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 1.10(c).

“EU AI Act” means the EU Artificial Intelligence Act (Regulation (EU) 2024/1689 of the European Parliament and of the Council.

“Exclusivity Termination Date” means the earliest to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Article VIII.

“Expense Fund” has the meaning ascribed to it in Section 10.16(f).

“Final Closing Statement” has the meaning ascribed to it in Section 1.14(a).

“Final Purchase Price” means an amount equal to (a) Base Merger Consideration, plus (b) the Distributable Cash, minus (c) Closing Indebtedness, minus (d) Closing Transaction Expenses, plus (e) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (f) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, each as finally determined pursuant to Section 1.14, minus (g) the amount, if any, of the Net Cash Shortfall Amount plus (h) the amount, if any, of the Net Cash Excess Amount, plus (h) the Aggregate Exercise Price.

“First Earnout Statement” has the meaning set forth in Section 1.17(a)(i).

“First Measurement Period” means the full calendar month of December, 2026.

“First Measurement Period Qualifying Customers” means Live Customers as of the final day of the First Measurement Period.

“First MRR” means the amount of Revenue (expressed in dollars) generated from First Measurement Period Qualifying Customers pursuant to Eligible Contracts as of the final day of the First Measurement Period, during the First Measurement Period.

“Foreign Plan” has the meaning ascribed to it in Section 2.23(o).

“Founder” means [*].

“Fraud” means, with respect to a Person, intentional common law fraud under Delaware law by such Person, in the making of one or more of the representations or warranties set forth in Article II, Article III or Article IV, as applicable.

“Fundamental Representations” means (a) the representations and warranties of the Company set forth in Section 2.1 (Organization and Standing), Section 2.2 (Authorization and Enforceability), Section 2.5 (Subsidiaries), Section 2.6 (Capitalization), and Section 2.22 (Brokers and Finders), and (b) the representations and warranties of the Company Stockholders set forth in Article III).

“Fundamental Representations Amount” has the meaning ascribed to it in Section 9.4(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Contract” means any Contract between, on the one hand, the Company or any of the Subsidiaries and, on the other hand: (a) the United States government or any other Governmental Entity; (b) any prime contractor to the United States government or any other Governmental Entity; or (c) any subcontractor with respect to any Contract described in clauses (a) or (b).

“Governmental Entity” means any: (a) U.S. federal, state, local, non-U.S. or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (b) public primary, secondary or higher educational institution; (c) labor or social security bodies; or (d) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Governmental Prohibition” has the meaning ascribed to it in Section 6.5.

“Grant Date” has the meaning ascribed to it in Section 2.6(c).

“Growth Plan” means the Tavily Financial Model, dated as of [*] (file name “Financial Planning.xlsx”), made available to the Buyer on or about such date.

“Health Care Law” has the meaning ascribed to it in Section 2.23(i).

“Holdback Amount” means $[*].

“Holdback Payment Agreements” has the meaning ascribed to it in Section 1.7(b).

“Holdback Recourse Portion” means a portion of the Holdback Amount equal to the sum of (a) the Adjustment Holdback Amount, plus (b) the Indemnity Holdback Amount.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Igud Mekarkein” has the meaning ascribed to it in Section 2.25(x)(v).

“IIA” has the meaning ascribed to it in Section 2.14(y).

“Indebtedness” means, with respect to any Person as of the date of determination thereof, without duplication, (a) all obligations for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) the outstanding and unreimbursed portion of amounts drawn under bankers’ acceptances, letters of credit or other similar financial guaranties to the extent such amounts constitute a current payment obligation, (d) obligations for the deferred purchase price of property (excluding trade payables and accrued expenses incurred in the ordinary course of business (e) obligations under swap or hedge agreements only to the extent payable as of the Closing, (f) all obligations as lessee in respect of sale-leaseback transactions, (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or other contractual charges in respect of, any of the items described in the foregoing clauses (a) through (f), and (h) all guaranties and other contingent obligations in respect of the liabilities or obligations of any other Person for any of the items described in the foregoing clauses (a) through (g), (i) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation or arrangement, and (j) any accrued or earned but unpaid compensation (excluding commissions, and excluding any portion of salary or wages earned but unpaid which will be funded from payroll in the Company’s next payroll date in the ordinary course of business consistent with past practice) with respect to any individual who is an Employee or current or former independent contractor or other service provider of the Company for any period prior to the Closing Date, whether or not such obligations accrue or are payable on or after the Closing Date, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith. For the avoidance of doubt, Indebtedness shall be calculated without duplication of any amounts included as current liabilities in the calculation of Net Working Capital or any amounts included as Transaction Expenses, Cash Advances or Other Net Cash Adjustments.

“Indemnifiable Losses” has the meaning ascribed to it in Section 9.2(a).

“Indemnified Taxes” means (a) any Taxes of the Company or the Subsidiaries attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, any Specified Tax Accrual Amounts), (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, including any liability for Taxes of any Person imposed pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this definition as a result of being a transferee of or successor to any Person by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, and (d) without duplication, (i) any Israeli Taxes (including, for the avoidance of doubt, withholding Taxes in respect of consideration payable under this Agreement; provided however that no Indemnifying Party shall be liable for another Indemnifying Party’s Israeli withholding Taxes) attributable to the Merger or to the other transactions contemplated by this Agreement (except for the Transfer Taxes allocated to Buyer under Section 5.10(c)), and (ii) any Taxes required to be deducted or withheld under applicable U.S. Tax Laws from any (A) consideration payable or otherwise deliverable to Company Common Stockholders in respect of Company Common Stock pursuant to this Agreement or (B) Distribution; provided however that, in each case, no

Indemnifying Party shall be liable for another Indemnifying Party’s withholding Taxes. Indemnified Taxes shall include (x) any Israeli Taxes imposed on the Company or any Subsidiary in connection with: (i)  any actual, deemed, or alleged transfer and/or sale and/or disposition of any assets, function, risks, rights, activities, business (including workforce) of the Company or any Subsidiary, prior to the Closing, (ii) any claim made by the ITA after the Closing asserting that the Company Intellectual Property was owned in whole or in part by the Israeli Subsidiary, and (iii) any breach of or inaccuracy in the representations and warranties in Section 2.25(x).

“Indemnifying Party” has the meaning ascribed to it in Section 9.2.

“Indemnity Escrow Amount” means $[*].

“Indemnity Holdback Amount” means $[*].

“Indemnity Recourse Amount” means the sum of (a) the Indemnity Escrow Amount, plus (b) the Indemnity Holdback Amount.

“Intellectual Property” means any or all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including:  (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) all inventions (whether or not patentable), invention disclosures, discoveries, improvements, trade secrets, confidential information, proprietary information, know how, source code, mask works, integrated circuits, architecture, schematics, hardware description language, test vectors and hardware development tools, technology, technical data and information, techniques, formulations, business methods, customer lists, and all documentation relating to any of the foregoing; (c) all copyrights and copyrightable works (including all Software, website content, documentation, pictorial and graphic works, advertising copy, and marketing materials), and copyrights registrations and applications therefor, and all neighboring and sui generis rights and subject matter thereof, and all other rights corresponding thereto throughout the world; (d) all Trade Secrets; (e) industrial designs and any registrations and applications therefor throughout the world; (f) all trademarks, service marks, certification marks, trade names, brand names, trade dress, slogans, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all registrations and applications therefor throughout the world; (g) all Web addresses, sites and domain names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; (h) all databases and data collections and all rights therein throughout the world; (i) all moral and economic rights of authors and inventors, however denominated, throughout the world, and rights of publicity and privacy; and (j) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Investor Agreements” means, collectively, the following: (i) that certain Investors’ Rights Agreement, dated [*], by and among the Company, Grace Software Holdings IV, L.P., Alpha Wave Ventures II, L.P., Alpha Wave Incubation, LP, SpringHill Access I, LP, the Founder and [*]; (ii) that certain Right of First Refusal and Co-Sale Agreement, dated as of [*], by and among the Company, Grace Software Holdings IV, L.P., Alpha Wave Ventures II, L.P., Alpha Wave Incubation, LP, SpringHill Access I, LP, the Founder and [*]; (iii) that certain Voting Rights Agreement, dated as of [*], by and among the Company, Grace Software Holdings IV, L.P., Alpha Wave Ventures II, L.P., Alpha Wave Incubation, LP, SpringHill Access I, LP, the Founder and [*]; (iv) that certain Management Rights Letter Agreement, dated as of [*], by and among the Company, Alpha Wave Ventures II, LP and Alpha Wave Incubation LP; and (v) that certain Management Rights Letter Agreement, dated as of [*], by and among the Company, Alpha Wave Ventures II, LP, Alpha Wave Incubation LP Insight Partners XIII, L.P., Insight Partners (Cayman) XIII,

L.P., Insight Partners XIII (Co-Investors), L.P., Insight Partners XIII (Co-Investors) (B), L.P., Insight Partners (Delaware) XIII, L.P., Insight Partners (EU) XIII, S.C.Sp., Grace Software Holdings IV, L.P., and, solely for the purposes of Section 8 thereof, Insight Venture Management, LLC.

“IRS” means the United States Internal Revenue Service.

“Israeli Employee” has the meaning ascribed to it in Section 2.24(t).

“Israeli Related Payee” has the meaning ascribed to it in Section 1.11(b)(i).

“Israeli Sub Paying Agent” means I.B.I. Trust Management, an Israeli company, company number 51-502042-8.

“Israeli Subsidiary” means AlphaAI Technologies Ltd., an Israeli company, company number 517097358.

“Israeli Tax Rulings” has the meaning ascribed to it in Section 5.10(h)(ii).

“ITA” means the Israeli Tax Authority.

“Knowledge” means, with respect to the Company, the actual knowledge of each of [*] and [*], after reasonable inquiry.

“Law” means, collectively, all national, federal, transnational, provincial, state, municipal and local laws, statutes, rules, rulings, charges, orders, decrees, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, contractual requirements, authorizations and permits of, and agreements with, any Governmental Entity.

“Leases” has the meaning ascribed to it in Section 2.12(b).

“Letter of Transmittal” has the meaning ascribed to it in Section 1.11(d)(i).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, right of first refusal, easement, reservation, servitude, proxy, voting trust or Contract, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security, transfer restriction under any shareholder or similar Contract, or encumbrance of any nature whatsoever (including any spousal community property rights, decree of divorce or separate maintenance, property settlement, separation agreement or other Contract with a spouse).

“Live Customers” means live customers of the Business as of a given date (it being understood and agreed that, to be considered a “live customer” as of such date, such customer must not have provided a written termination notice to the Company prior to such date that has not been retracted).

“Losses” means all claims, losses, royalties, liabilities, damages, deficiencies, Taxes, interest and penalties, costs and expenses, including reasonable attorneys’ fee and expenses, and expenses of investigation and defense.

“Material Customers” has the meaning ascribed to it in Section 2.26.

“Material Vendors” has the meaning ascribed to it in Section 2.27.

“Maximum Earnout Payable Amount” means $[*].

“Merger” has the meaning ascribed to it in the recitals.

“Merger Consideration” means the consideration payable to the Company Equityholders in respect of shares of Company Capital Stock and Company Options hereunder, as may be adjusted pursuant to Section 1.14, and the Earnout Amount (if any).

“Merger Sub” has the meaning ascribed to it in the preamble.

“Minimum Net Cash” means [*] dollars ($[*]).

“MRR Maximum” has the meaning set forth in Section 1.17(c)(ii).

“MRR Minimum” has the meaning set forth in Section 1.17(c)(i).

“Net Cash” means (a) Cash minus (b) Cash Advances (to the extent such amounts of Cash Advances have not already been deducted from “Cash” as Restricted Cash) plus (c) Other Net Cash Adjustments, minus (d) the Distributable Cash, as determined in accordance with the Applicable Accounting Principles.

“Net Cash Excess Amount” means (a) if the Closing Net Cash is less than or equal to the Minimum Net Cash, $[*] and (b) if the Closing Net Cash is greater than the Minimum Net Cash, an amount equal to (i) the Closing Net Cash minus (ii) the  Minimum Net Cash; provided that in no event shall the Net Cash Excess Amount exceed the sum of (i) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, plus (b) the amount of Closing Transaction Expenses.

“Net Cash Shortfall Amount” means (a) if the Estimated Net Cash is equal to or greater than the Minimum Net Cash, $[*] and (b) if the Net Cash is less than the Minimum Net Cash, an amount equal to (i) Minimum Net Cash minus (ii) the Net Cash.

“Net Working Capital” means (a) the current assets of the Company (excluding Cash , receivables from Alpha Wave incubator, security deposits and income Tax assets) minus (b) the current liabilities of the Company (excluding income Tax liabilities, customer advances, deferred revenues, capitalized lease liabilities, Transaction Expenses), in each case, as determined in accordance with the Applicable Accounting Principles. For the avoidance of doubt, Net Working Capital shall be calculated without duplication of any amounts included in Closing Indebtedness, Transaction Expenses or Net Cash.

“Option Conversion Notice” has the meaning set forth in Section 1.8(a).

“Option Exchange Ratio” means the quotient of (a) the Deemed Common Closing Per Share Amount divided by (b) the Buyer Share Price.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, or arbitration award.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time, including any publications and clarifications issued by the ITA.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements, statutory books and registers, resolutions and similar documents, instruments or Contracts relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Other Net Cash Adjustments” means (a) the current balance of receivables due to the Company and the Subsidiaries from Alpha Wave incubator minus (b) the current income Tax liabilities of the Company and the Subsidiaries as determined in accordance with the Applicable Accounting Principles (provided that such amounts will be calculated without duplication of any amount deemed a Tax Liability Amount and counted as part of the Transaction Expenses).

“Outside Date” has the meaning ascribed to it in Section 8.2(a).

“Outstanding Company Common Shares” has the meaning ascribed to it in Section 2.6(a).

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator.

“Payment Card Data” means all data and other information that is subject to the Payment Card Industry Rules.

“Payment Card Industry Rules” means the security standards that apply to organizations that accept payment cards and handle or process Payment Card Data, including, but not limited to, the Payment Card Industry Data Security Standard and any applicable Laws addressing accepting, handling and processing of Payment Card Data.

“Payor” has the meaning ascribed to it in Section 1.13(a).

“Permitted Lien” means (i) (a) liens for Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like immaterial liens arising or incurred in the ordinary course of business if the underlying obligations are not past due and are immaterial and (ii) with respect to Company Real Property, such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, joint stock company, estate, trust, association, organization, government (or any agency or political subdivision thereof) or other entity of any kind or nature.

“Personal Data” means (i) any information or data that alone or together with any other data or information relates to an identified or identifiable natural person; and (ii) any other information or data considered to be personally identifiable information or data under applicable Data Protection Requirements.

“Post-Closing Adjustment Excess Amount” has the meaning ascribed to it in Section 1.14(d)(ii).

“Post-Closing Adjustment Shortfall Amount” has the meaning ascribed to it in Section 1.14(d)(i).

“Pre-Closing Tax Contest” has the meaning ascribed to it in Section 5.10(b).

“Pre-Closing Tax Period” means, any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion thereof that ends on and includes the Closing Date.

“Pre-Closing Tax Return” has the meaning ascribed to it in Section 5.10(a)(i).

“Preferred Outstanding Shares” means the issued and outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time.

“Preferred Per Share Amount” means an amount equal to (i) (A) the Final Purchase Price less the Distributable Cash, multiplied by (B) [*]%, divided by (ii) the total number of Preferred Outstanding Shares.

“Pro Rata Common Portion” means, with respect to a Company Common Stockholder, a percentage equal to (a) the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, divided by (b) the total number of shares of Company Common Stock held by all Company Common Stockholders immediately prior to the Effective Time.

“Pro Rata Earnout Portion” means, with respect to an Earnout Participant, the percentage set forth next to such Earnout Participant’s name on Schedule 1.17.

“Pro Rata Portion” means, for each holder of Company Capital Stock, a percentage representing a fraction, the numerator of which is the value (represented in dollars) of the portion of the Merger Consideration payable to such holder of Company Capital Stock as of the Closing in accordance with Section 1.7, and the denominator of which is the aggregate value of the Merger Consideration payable to all holders of Company Capital Stock.

“Pro Rata Preferred Portion” means, with respect to a Company Preferred Stockholder, a percentage equal to (a) the number of shares of Company Preferred Stock held by such holder immediately prior to the Effective Time, divided by (b) the total number of shares of Company Preferred Stock held by all Company Preferred Stockholders immediately prior to the Effective Time.

“Proceeding” means any action, suit, claim, demand, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, application, audit, examination, investigation or enquiry, whether formal or informal, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Process” or “Processing” means, with respect to data, the use (including re-use), access, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination, and retention and disposal of such data.

“Publicly Available Software” means each of (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., released under GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (b) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (i)

be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be redistributed, hosted or otherwise made available at no or minimal charge; or (iv) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Qualified Withholding Certificate” has the meaning ascribed to it in Section 1.13(b).

“R&W Insurance Policy” has the meaning ascribed to it in Section 5.14.

“Refund” has the meaning ascribed to it in Section 5.10(f).

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights, neighboring or sui generis rights, and applications for copyright, neighboring or sui generis rights registration; (d) domain name registrations and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Related Agreements” has the meaning ascribed to it in Section 2.2(a).

“Release Date” means the [*] month anniversary of the Closing Date.

“Released Parties” has the meaning ascribed to it in Section 5.17.

“Releasing Parties” has the meaning ascribed to it in Section 5.17.

“Representatives” mean, with respect to any Person, such Person’s directors, officers, general partners, managers, employees, agents, attorneys, accountants, and other advisers.

“Restricted Cash” means restricted cash of the Company and its Subsidiaries as determined in accordance with Applicable Accounting Principles; provided, that, any amount taken into account and deducted as part of the calculation of Net Cash or taken into account as a liability in the calculation of Indebtedness, Transaction Expenses or Net Working Capital, will not be double counted and will not be deemed Restricted Cash.

“Restricted Individuals” has the meaning ascribed to it in Section 5.18(a).

“Restricted Period” has the meaning ascribed to it in Section 5.18(a).

“Restrictive Covenants” has the meaning ascribed to it in Section 5.18(a).

“Revenue” means revenue of the Business (excluding implementation fees, professional services fees, and other one-off revenues), calculated in accordance with the Growth Plan and the Applicable Accounting Principles.

“SEC” means the United States Security and Exchange Commission.

“Second Earnout Statement” has the meaning set forth in Section 1.17(a)(ii).

“Second Measurement Period” means the full calendar month of March 2027.

“Second Measurement Period Contracted Customers” means Live Customers as of the final day of the Second Measurement Period (i) that were First Measurement Period Qualifying Customers and (ii) from which the Business generated more Revenue in the Second Measurement Period than the First Measurement Period.

“Second Measurement Period PAYG Customers” means Live Customers as of the final day of the Second Measurement Period (i) that utilize Business products under a pay-as-you-go or other usage-based billing structure (such as monthly subscriptions), (ii) that were Live Customers as of either the final day of (x) the First Measurement Period or (y) the calendar month immediately preceding the First Measurement Period and (iii) from which the Business generated more Revenue in the Second Measurement Period than the First Measurement Period.

“Second MRR” means the amount of Revenue (expressed in dollars) generated from (i) Second Measurement Period Contracted Customers pursuant to Eligible Contracts as of the final day of the Second Measurement Period and (ii) Second Measurement Period PAYG Customers (without duplication), in each case during the Second Measurement Period.

“Section 102” means Section 102 of the Ordinance and the regulations and rules promulgated thereunder.

“Section 102 Option” means a Company Option granted under Section 102(b)(2) of the Ordinance.

“Section 102 Securities” means Section 102 Options and Section 102 Shares.

“Section 102 Shares” means the shares of Company Capital Stock delivered pursuant to the exercise of Section 102 Options.

“Section 102 Trustee” means, ESOP Management & Trust Services Ltd., an Israeli company, company number 513699538, the trustee appointed by the Company in accordance with the provisions of Section 102(b) of the Ordinance and the rules and regulations promulgated in connection therewith, as amended.

“Section 14 Arrangement” has the meaning ascribed to it in Section 2.24(a).

“Section 3(i) Option” means a Company Option granted under Section 3(i) of the Ordinance.

“Security Incident” has the meaning ascribed to it in Section 2.31(d).

“Security Right” means, with respect to any Company Security or any Subsidiary Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, Contract, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security. “Security Rights” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration, or voting, and includes rights conferred by any Law, the Company’s or any of the Subsidiaries’ Organizational Documents or by Contract.

“Seller-Prepared Pre-Closing Tax Return” has the meaning ascribed to it in Section 5.10(a)(i).

“Sensitive Personal Data” means any Personal Data that is defined, designated, or regulated as sensitive personal data or sensitive personal information under applicable Data Protection Requirements, and including “data of special sensitivity” (as such term is defined in the Israeli Privacy Protection Law, 5741-1981, as amended).

“Services” has the meaning ascribed to it in Section 2.15(b).

“Software” means any and all computer programs (whether in source code, object code, binary code, human readable form or other form), algorithms, user interfaces, firmware, microcode, development tools, templates and menus, libraries, routines, subroutines or other code, whether embodied in hardware, firmware or otherwise, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Special Indemnity Losses” has the meaning ascribed to it in Section 9.3.

“Specified Holder” has the meaning ascribed to it in Section 1.13(b).

“Specified Tax Accrual Amounts” has the meaning ascribed to it in Section 2.25(j).

“Stock Certificate Cancellation” has the meaning ascribed to it in Section 1.11(c).

“Stockholders’ Representative” has the meaning ascribed to it in the preamble.

“Straddle Period” has the meaning ascribed to it in Section 5.10(d).

“Straddle Tax Return” has the meaning ascribed to it in Section 5.10(a)(ii).

“Subsidiary” has the meaning ascribed to it in Section 2.5(a).

“Subsidiary Securities” has the meaning ascribed to it in Section 2.5(b).

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Tail Policy” has the meaning ascribed to it in Section 5.9.

“Target Net Working Capital” means $([*]), which, for the removal of doubt, is a negative number.

“Tax Attribute” has the meaning ascribed to it in Section 2.25.

“Tax Authority” means any Governmental Entity (domestic or foreign) or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Incentive” has the meaning ascribed to it in Section 2.25(x)(vi).

“Tax Liability Amount” means, without duplication, (a) any unpaid income Taxes of the Company or any of its Subsidiaries with respect to the taxable period (or portion thereof for any Straddle Period) ending on or prior to the Closing Date (with accruals calculated for any Straddle Period, in accordance with the allocation methodology set forth in Section 5.10(d)) and (b) any Specified Tax Accrual Amounts, in each case, to the extent the income Tax Returns in respect of such amounts are first due (including extensions) after the Closing, which Taxes shall be calculated (i) in accordance with past practices to the extent in accordance with applicable Law, (ii) by taking into account any estimated payments to the extent such amounts may be utilized to reduce such Taxes, (iii) with offset or reduction for any Tax refunds or overpayments of Tax (for the avoidance of doubt, without duplication of any Refunds paid pursuant to Section 5.10(f)), (iv) shall not be an amount less than zero with respect to any jurisdiction or any type of Tax, (v) by taking into account all income Tax assets, existing net operating losses, Tax credits, or other Tax carry forwards attributable to Pre-Closing Tax Periods to the extent such items are available to offset unpaid Pre-Closing income Taxes, (vi) by excluding any liabilities for accruals or reserves established or required to be established for contingent income Taxes or with respect to uncertain Tax positions, (vii) by taking into account all Transaction Tax Deductions that are deductible at a “more likely than not” (or higher) level of comfort in a Pre-Closing Tax Period, (viii) by excluding any deferred Tax assets and liabilities, (ix) by excluding any Taxes included in Net Working Capital, and (x) by excluding any transaction engaged in by the Company and any Subsidiary after the Closing (including any financing arrangements entered into at the direction of Buyer or any of its Affiliates in connection with the Transactions or the consequences of any election under Section 338 of the Code).

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents filed or required to be filed relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Taxes” means any U.S. federal, national, state, local or non-U.S. net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property (including real property and personal property), environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with all interest, penalties, additions to tax, and additional amounts with respect thereto, whether disputed or not.

“Technology” shall mean all tangible and intangible forms and embodiments of Intellectual Property, including know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to mask sets, wafers, products, development tools, algorithms, models, APIs, databases, data collections, Internet web sites, web content and links, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including source code, executable code, firmware, hardware configuration data, Verilog files, RTL code, Gerber files and GDSII files), concepts, techniques, test methods, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), annotations, comments, files, records, designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, layout designs, topographies, blocks, libraries, circuit designs, test vectors, IP cores, net lists, emulation and simulation tools and reports, lab notebooks, invention disclosures, discoveries, improvements, prototypes, samples, studies, process flow, process module data, yield data, reliability data, engineering data, test results, and all other forms of technical information and technology.

“Third-Party Software” means any Software (including commercial, open-source and freeware software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (a) not solely owned by the Company and (b) incorporated in, distributed with, accessed by, or required, necessary or depended upon for the development, use or commercialization of, any Company Product or otherwise used by the Company in the course of business. Third-Party Software includes any and all of the following, to the extent not solely owned by the Company:  (i) Software that is provided to the Company’s or any of the Subsidiaries’ end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in, accessed by or bundled with any Company Product or on a standalone basis, (ii) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes and version control, and (iii) Software that is used to generate code or other software that is described in clauses (i) or (ii).

“Trade Secrets” means any confidential information, including without limitation technical, business, financial, commercial, operational, or strategic information, that is not generally known or readily ascertainable by proper means by the public or by other Persons who can obtain economic value from its disclosure or use, and that has actual or potential independent economic value by virtue of its secrecy.

“Training Dataset” means training data, validation data, test data, scraped or harvested datasets, or databases, in each case, used to train, finetune, enhance, or improve AI Technology that the Company or any Subsidiary uses in the development, training, operation or improvement of any Company Product.

“Transaction Expenses” means the aggregate amount, without duplication, of (a) all fees and expenses accrued, incurred or paid by or on behalf of the Company or any of the Subsidiaries in connection with the Merger and the other Transactions, including all legal, accounting, investment banking, Tax and financial advisory and all other fees and expenses of third parties (including the Stockholders’ Representative) accrued, incurred or paid in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions that are unpaid and outstanding as of immediately prior to the Closing, (b) any payment, severance, retention, “stay-around,” sale, change of control or transaction bonus or other compensatory payment which become payable by the Company as a result of or conditioned upon the consummation of the Transactions (including the employer portion of any payroll, social security, unemployment or similar Taxes payable thereon), (c) one-half of the costs and expenses related to the Tail Policy pursuant to Section 5.9, (d) the premium and fees for the R&W Insurance Policy, and (e) any Tax Liability Amount. Transaction Expenses shall not include any amounts included as current liabilities in the calculation of Net Working Capital or in the calculation of Closing Indebtedness.

“Transaction Expenses Schedule” has the meaning ascribed to it in Section 1.10(a)(ii).

“Transaction Tax Deductions” means, without duplication, regardless of when and by whom paid, any Tax deductions related to (a) the Transaction Expenses and Indebtedness, (b) all deductible success-based fees of professionals (including investment bankers and other consultants and advisors) paid by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (assuming the election under Revenue Procedure 2011-29, 2011-18 IRB is made to treat 70% of any success-based fees as deductible), (c) any capitalized financing costs and expenses and any prepayment premium or fee, in each case, to the extent deductible for income Tax purposes as a result of the payoff or satisfaction of any debt of the Company or any Subsidiary in connection with the Closing, (d) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable to current or former employees, managers, directors or consultants of the Company or any Subsidiary contingent upon the Closing and any payments for, or vesting of, any stock options, restricted stock, or stock appreciation rights, or any other compensatory payments, management, advisory or consulting fees and other similar items, and (e) the employer’s share of any payroll Taxes imposed with respect to clause (d), in each case to the extent economically borne by the Company Stockholders.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, value added, real property transfer, goods and services, gross receipts, excise and conveyance Taxes and other similar Taxes, duties fees or charges (including any penalties and interest).

“Treasury Regulations” means the regulations prescribed under the Code.

“U.S. Substitute Award” has the meaning ascribed to it in Section 1.8(a).

“WARN Act Laws” has the meaning ascribed to it in Section 2.24(m).

“Willful Breach” means a material breach of this Agreement that is a consequence of a party’s deliberate act or a deliberate failure to act which, taken with the actual knowledge that such act or failure to act will cause or is in and of itself a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, of this Agreement by such party.

“Withholding Drop Date” has the meaning ascribed to it in Section 1.13(b).

“Workforce Agreement” means each management, employment, severance, retention, consulting, independent contractor or similar Contract between the Company, any of the Subsidiaries or any Affiliate and any Employee, consultant, contractor or advisor.

Exhibit B-1

FORM OF OPTION CONVERSION NOTICE & GRANT AGREEMENT (US)

Exhibit B-2

FORM OF OPTION CONVERSION NOTICE & GRANT AGREEMENT (IL)

Exhibit c

FORM OF OPTION CANCELLATION ACKNOWLEDGEMENT

Exhibit D

FORM OF DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

Exhibit E

FORM OF TAX DECLARATION OF NON-ISRAELI HOLDER OF VESTED COMPANY OPTIONS

Exhibit F

FORM OF ESCROW AGREEMENT

Exhibit G

FORM OF LETTER OF TRANSMITTAL

Exhibit H

FORM COMPANY CHARTER AMENDMENT

Exhibit I

FORM OF PAYING AGENT AGREEMENT

Exhibit J

FORM OF ISRAELI SUB PAYING AGENT AGREEMENT

Exhibit K

FORM OF EARNOUT PARTICIPATION NOTICE

SCHEDULE 1.10(B)

Illustrative Net Working Capital and Indebtedness Calculations

SCHEDULE 1.11(b)(i)(A)

Company Stockholders to be paid through Israeli Sub Paying Agent

SCHEDULE 1.11(b)(i)(B)

Company Stockholders who may sign a Declaration of Status for Israeli Income Tax Purposes

SCHEDULE 1.17

Earnout Participants

SCHEDULE 1.17(c)(ii)

SCHEDULE 5.2

Conduct of Business of the Company

SCHEDULE 5.4

Interim Period Consents

SCHEDULE 5.13(b)

Termination of Company Employee Plans

SCHEDULE 5.18

Restricted Individuals

SCHEDULE 5.20

Post-Closing Grants

SCHEDULE 6.15

Required Closing Consents

SCHEDULE 9.3

Indemnification by Company Common Stockholders